Certain identified information has been excluded from the exhibit because it is both not material and is the type that the registrant treats as private and confidential.	Exhibit 4.16

AMENDED AND RESTATED CREDIT AGREEMENT

VIDÉOTRON LTÉE, as Borrower

-and-

RBC CAPITAL MARKETS, as Co-Lead Arranger and Joint Bookrunner

NATIONAL BANK OF CANADA, as Co-Lead Arranger and Joint Bookrunner

TD SECURITIES, as Co-Lead Arranger and Joint Bookrunner

THE BANK OF NOVA SCOTIA, as Co-Lead Arranger and Joint Bookrunner

-and-

BANK OF AMERICA, N.A., CANADA BRANCH

BMO CAPITAL MARKETS

CANADIAN IMPERIAL BANK OF COMMERCE

FÉDÉRATION DES CAISSES DESJARDINS DU QUÉBEC

as Co-Arrangers

-and-

NATIONAL BANK OF CANADA

TD SECURITIES

as Syndication Agent

-and-

THE BANK OF NOVA SCOTIA

as Documentation Agent

-and-

THE FINANCIAL INSTITUTIONS NAMED

ON THE SIGNATURE PAGES HERETO

as Lenders

ROYAL BANK OF CANADA, as Administrative Agent

February 26, 2025

TABLE OF CONTENTS

1.	INTERPRETATION		2
	1.1	Definitions	2
	1.2	Interpretation	44
	1.3	Currency	44
	1.4	Generally Accepted Accounting Principles	44
	1.5	Division and Titles	45
	1.6	Rates	45
2.	THE CREDIT		46
	2.1	Credit Facilities	46
	2.2	The Revolving Facility	46
	2.3	The Term Facility	47
	2.4	Incremental Commitments and Facilities	47
	2.5	Extension of Term - Revolving Facility Tranche A	49
	2.6	Extension of Term - Revolving Facility Tranche B	50
3.	PURPOSE		51
	3.1	Purpose of the Advances	51
4.	ADVANCES, CONVERSIONS AND OPERATION OF ACCOUNTS		51
	4.1	Notice of Borrowing - Direct Advances	51
	4.2	Letters of Credit	52
	4.3	Swing Line Advances	56
	4.4	Operation of Accounts	58
	4.5	Apportionment of Advances	58
	4.6	Limitations on Advances	58
	4.7	Notices Irrevocable	58
	4.8	Limits on CORRA Advances, Term SOFR Advances and Letters of Credit	58
	4.9	Excess Resulting From Exchange Rate Change – Revolving Facility	59
	4.10	Exchange Rate Fluctuations – Term Facility	59
	4.11	Term SOFR Advances	61
	4.12	CORRA Advances	62
	4.13	Conversions and Rollovers Generally	62

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – PAGE 2.

5.	INTEREST AND FEES		63
	5.1	Interest on the Prime Rate Basis and the US Base Rate Basis	63
	5.2	Payment of Interest on the Prime Rate Basis and the US Base Rate Basis	63
	5.3	Interest on the Term SOFR Basis	63
	5.4	Payment of Interest on the Term SOFR Basis	63
	5.5	Fixing of Term SOFR	64
	5.6	Interest on the Term CORRA Basis or Daily Compounded CORRA Basis	64
	5.7	Payment of Interest on the Term CORRA Basis or Daily Compounded CORRA Basis	64
	5.8	Derivative Obligations	65
	5.9	Interest on the Loan Obligations	65
	5.10	Arrears of Interest	65
	5.11	Maximum Interest Rate	65
	5.12	Fees	66
	5.13	Interest Act	66
	5.14	Conforming Changes	67
	5.15	Inability to Determine Rates (Term SOFR)	67
	5.16	Canadian Benchmark Replacement Setting	70
	5.17	Inability to Determine CORRA Rates	72
6.	Reserved		74
7.	ILLEGALITY, INCREASED COSTS, INDEMNIFICATION AND MARKET DISRUPTIONS		74
	7.1	Illegality	74
	7.2	Increased Costs	74
	7.3	Taxes	76
	7.4	Breakage Costs, Failure to Borrow or Repay After Notice	78
	7.5	Mitigation Obligations: Replacement of Lenders	79
	7.6	Market Disruption	80
8.	PAYMENT, REPAYMENT AND PREPAYMENT		81
	8.1	Repayment of the Loan Obligations	81
	8.2	Voluntary Repayment and Prepayment of the Loan Obligations or Cancellation of the Credit	81
	8.3	Mandatory Repayment and Prepayment of the Loan Obligations under the Term Facility	82

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – PAGE 3.

	8.4	Payment of Losses Resulting From a Prepayment	83
	8.5	Currency of Payments	83
	8.6	Payments by the Borrower to the Agent	83
	8.7	Payment on a Business Day	84
	8.8	Payments by the Lenders to the Agent	84
	8.9	Payments by the Agent to the Borrower	84
	8.10	Netting	84
	8.11	Application of Payments	84
	8.12	No Set-Off or Counterclaim by Borrower	85
	8.13	Debit Authorization	85
9.	GUARANTEE		85
	9.1	Guarantee by the Guarantors	85
	9.2	Guarantors – Exception	85
10.	CONDITIONS PRECEDENT		86
	10.1	Conditions Precedent to the Amendment and Restatement	86
	10.2	Conditions Precedent to any Advance	87
	10.3	Waiver of Conditions Precedent	88
11.	REPRESENTATIONS AND WARRANTIES		88
	11.1	Incorporation	88
	11.2	Authorization	88
	11.3	Compliance with Applicable Law and Contracts	88
	11.4	Core Business	89
	11.5	Financial Statements	89
	11.6	Contingent Liabilities and Indebtedness	89
	11.7	Title to Assets	89
	11.8	Litigation	90
	11.9	Taxes	90
	11.10	Insurance	90
	11.11	No Adverse Change	90
	11.12	Regulatory Approvals	90
	11.13	Compliance with Applicable Law and Licences	90
	11.14	Pension and Employment Liabilities	90
	11.15	Complete and Accurate Information	91

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – PAGE 4.

	11.16	Absence of Default	91
	11.17	Agreements with Third Parties	91
	11.18	Anti-Terrorism, Money Laundering Laws and Sanctions	91
	11.19	Environment	92
	11.20	Survival of Representations and Warranties	93
12.	COVENANTS		93
	12.1	Preservation of Juridical Personality	93
	12.2	Preservation of Licences	93
	12.3	Compliance with Applicable Laws	94
	12.4	Maintenance of Assets	94
	12.5	Business	94
	12.6	Insurance	94
	12.7	Payment of Taxes and Duties	94
	12.8	Access and Inspection	94
	12.9	Maintenance of Account	95
	12.10	Performance of Obligations	95
	12.11	Maintenance of Ratios	95
	12.12	Ownership by the Borrower and Guarantors	95
	12.13	Payment of Legal Fees and Other Expenses	96
	12.14	Financial Reporting	96
	12.15	Notice of Certain Events	99
	12.16	Accuracy of Reports	99
13.	NEGATIVE COVENANTS		99
	13.1	Liquidation and Amalgamation	99
	13.2	Charges	100
	13.3	Asset Dispositions	100
	13.4	Distributions	100
	13.5	Restrictions on Subsidiaries	100
	13.6	Acquisitions	100
	13.7	Limitation on Debt	100
	13.8	Financial Assistance by the VL Group	101
	13.9	QMI Subordinated Debt	101
	13.10	Members of the VL Group, Related Party Transactions	101

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – PAGE 5.

	13.11	Derivative Instruments	101
	13.12	Anti-Terrorism Laws	102
14.	EVENTS OF DEFAULT AND REALIZATION		102
	14.1	Event of Default	102
	14.2	Remedies	104
	14.3	Bankruptcy and Insolvency	105
	14.4	Notice	105
	14.5	Costs	105
	14.6	Relations with the Borrower	105
15.	JUDGMENT CURRENCY		105
	15.1	Rules of Conversion	105
	15.2	Determination of an Equivalent Currency	106
16.	ASSIGNMENT		106
	16.1	Assignment by the Borrower	106
	16.2	Assignments and Transfers by the Lenders	107
	16.3	Register	109
	16.4	Electronic Execution of Assignments	109
	16.5	Participations	109
	16.6	Limitations Upon Participant Rights	110
	16.7	Certain Pledges and Special Provisions	110
17.	MISCELLANEOUS		110
	17.1	Notices	110
	17.2	Amendment and Waiver	111
	17.3	Determinations Final	111
	17.4	Entire Agreement	111
	17.5	Indemnification and Compensation	111
	17.6	Benefit of Agreement	112
	17.7	Counterparts	112
	17.8	Applicable Law	112
	17.9	Severability	112
	17.10	Further Assurances	112
	17.11	Good Faith and Fair Consideration	112
	17.12	Responsibility of the Lenders	113

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – PAGE 6.

	17.13	Indemnity	113
	17.14	Language	113
	17.15	Anti-Terrorism Legislation	114
	17.16	Electronic Signatures.	114
	17.17	Acknowledgement Regarding Any Supported QFCs	114
	17.18	Re-Establishment of Rateable Shares	115
18.	THE AGENT AND THE LENDERS		116
	18.1	Authorization of Agent	116
	18.2	Agent’s Responsibility	116
	18.3	Rights of Agent as Lender	117
	18.4	Indemnity	118
	18.5	Notice by Agent to Lenders	118
	18.6	Protection of Agent	118
	18.7	Notice by Lenders to Agent	119
	18.8	Sharing Among the Lenders	119
	18.9	Derivative Obligations	120
	18.10	Procedure with respect to Advances	121
	18.11	Accounts kept by each Lender	122
	18.12	Binding Determinations	122
	18.13	Amendment of Article 18	123
	18.14	Decisions, Amendments and Waivers of the Lenders	123
	18.15	Authorized Waivers, Variations and Omissions	123
	18.16	Defaulting Lenders	125
	18.17	Provisions for the Benefit of Lenders Only	126
	18.18	Resignation of Agent	126
	18.19	No Novation	126
	18.20	Erroneous Payments	127

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – PAGE 7.

Schedule “A” LIST OF LENDERS AND COMMITMENTS	1
Schedule “B” NOTICE OF BORROWING AND CERTIFICATE	1
Schedule “B-1” NOTICE OF REPAYMENT	1
Schedule “C” ASSIGNMENT AND ASSUMPTION	1
Schedule “C-1” LOAN MARKET DATA TEMPLATE	6
Schedule “D” FORM OF GUARANTEE	1
Schedule “E” OFFICER’S COMPLIANCE CERTIFICATE	1
Schedule “F” GUARANTORS AND MEMBERS OF THE VL GROUP AS AT THE CLOSING DATE	6
Schedule “G” FORM OF SUBORDINATION AGREEMENT FOR BACK-TO-BACK SECURITIES	1
Schedule “H” JOINDER AGREEMENT	1
Schedule “I” NOTICE OF CONVERSION OR ROLLOVER	1

AMENDED AND RESTATED CREDIT AGREEMENT dated as of February 26, 2025.

AMONG:

VIDÉOTRON LTÉE, a company constituted in accordance with the laws of Quebec, having its registered office at 612 St- Jacques Street, 18th floor, in the City of Montreal, Province of Quebec (hereinafter called the “Borrower”)

AND:	THE FINANCIAL INSTITUTIONS NAMED ON THE SIGNATURE PAGE HEREOF OR FROM TIME TO TIME PARTIES HERETO (hereinafter called the “Lenders”)

AND:

ROYAL BANK OF CANADA, AS ADMINISTRATIVE

AGENT FOR THE LENDERS, a Canadian bank, having a place of business at 20 King Street West, 4th Floor, Toronto, Province of Ontario, M5H 1C4 (hereinafter called the “Agent”)

WHEREAS the parties hereto are parties to a credit agreement originally dated as of November 28, 2000, as amended and restated as of July 20, 2011, as amended by a First Amending Agreement dated as of June 14, 2013, a Second Amending Agreement dated as of January 28, 2015, a Third Amending Agreement creating an Amended and Restated Credit Agreement dated as of June 16, 2015, a First Amending Agreement dated as of June 24, 2016, a Second Amending Agreement dated as of January 3, 2018, a Third Amending Agreement dated as of November 26, 2018, a Fourth Amending Agreement dated as of May 20, 2022, a Fifth Amending Agreement dated as of July 15, 2022, a Sixth Amending Agreement dated as of January 13, 2023, a Seventh Amending Agreement dated as of April 3, 2023, an Eighth Amending Agreement dated as of May 25, 2023 and a Ninth Amending Agreement dated as of June 13, 2024 (the “Existing Credit Agreement”);

WHEREAS the parties hereto wish to amend certain provisions of the Existing Credit Agreement and restate the Existing Credit Agreement in its entirety, but without novation, the whole as herein provided;

NOW THEREFORE in consideration of the premises, the mutual covenants contained herein and for other consideration, the receipt and sufficiency of which are acknowledged, the parties hereto have agreed that the Existing Credit Agreement is hereby amended and restated in its entirety, but without novation, as follows:

NOW THEREFORE, THE PARTIES HERETO HAVE AGREED AS FOLLOWS:

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – PAGE 2.

1.	INTERPRETATION
1.1	Definitions

The following words and expressions, when used in this Agreement or in any agreement supplementary hereto, unless the contrary is stipulated, have the following meaning:

1.1.1“Acquisition” means, with respect to any Person, any transaction or series of related transactions whereby such Person acquires, directly or indirectly, (a) a business, division, or all or a substantial portion of the assets of any other Person; (b) any Investment; or (c) by way of reorganization, consolidation, amalgamation, winding-up, merger, transfer, sale, lease or other combination, the assets or shares of any other Person; and “Acquire” and “Acquired” have meanings correlative thereto.

1.1.2“Adjusted Consolidated” means produced by commencing with the consolidated financial statements or accounts of the Borrower and subtracting the assets, Debt, EBITDA and other results of any Subsidiary of the Borrower that is not a member of the VL Group, all as otherwise determined in accordance with GAAP.

1.1.3“Adjusted Daily Compounded CORRA” means, for purposes of any calculation, the rate per annum equal to (a) Daily Compounded CORRA for such calculation plus (b) the Daily Compounded CORRA Adjustment; provided that if Adjusted Daily Compounded CORRA as so determined shall be less than the Floor, then Adjusted Daily Compounded CORRA shall be deemed to be the Floor.

1.1.4“Adjusted Term CORRA” means, for purposes of any calculation, the rate per annum equal to (a) Term CORRA for such calculation plus (b) the Term CORRA Adjustment; provided that (i) if the applicable Interest Period is not one month or three months (but is shorter than three months) and is acceptable to the Lenders and the Agent (a “Term CORRA Non-Standard Interest Period”), then the Adjusted Term CORRA shall be equal to the Term CORRA Interpolated Rate and (ii) if Adjusted Term CORRA as so determined shall ever be less than the Floor, then Adjusted Term CORRA shall be deemed to be the Floor.

1.1.5“Administrative Questionnaire” means an administrative questionnaire in the form provided by the Agent from time to time.

1.1.6“Advance” means any advance by a Lender under this Agreement, including, with respect to (a) the Revolving Facility, direct Advances by way of Prime Rate Advances, CORRA Advances, Swing Line Advances, US Base Rate Advances and Term SOFR Advances, and indirect Advances by way of the issuance of Letters of Credit (but in the case of Letters of Credit, only under the Revolving Facility Tranche A), and (b) the Term Facility, direct Advances

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – PAGE 3.

(including FX Fluctuation Adjustments thereto) by way of Prime Rate Advances, CORRA Advances, US Base Rate Advances and Term SOFR Advances.

1.1.7“Affected Lender” has the meaning ascribed to it in Section 18.15.

1.1.8“Affiliate” has the meaning ascribed thereto in the Canada Business Corporations Act.

1.1.9“Agency Branch” means the branch of the Agent located at 155 Wellington Street West, 8th Floor, in the City of Toronto, Province of Ontario, M5V 3K7, or such other address in Canada of which the Agent may notify the Borrower from time to time.

1.1.10“Agent” means Royal Bank of Canada in its capacity as agent for all of the Lenders under the Revolving Facility and the Term Facility.

1.1.11“Aggregate CAD Equivalent of Outstanding Term Facility Advances” has the meaning ascribed to it in subsection 4.10.1;

1.1.12“Agreement”, “Credit Agreement”, “these presents”, “herein”, “hereby”, “hereunder” and other similar expressions refer collectively to this Amended and Restated Credit Agreement and the Schedules and appendices hereto as same may be amended or amended and restated from time to time, and include any deed or document which is supplementary or accessory or which is made in order to complete this Agreement, as all of same may subsequently be amended, amended and restated, modified, supplemented or replaced from time to time.

1.1.13“Annual Business Plan” means, for any financial year, (a) detailed projected balance sheets, income statements, statements of cash flows and capital expenditures budgets of the Borrower, prepared on a consolidated basis, in respect of such financial year and each financial quarter therein and in respect of, and as at the last day of, each of the next two following financial years, in each case supported by appropriate explanations, notes and information and commentary, and (b) a detailed narrative of the businesses of the Borrower for the financial year then ended and for the following financial year which shall include a management discussion and analysis, in sufficient detail, all as approved by the board of directors of the Borrower.

1.1.14“Applicable Law” or “Applicable Laws” means (a) any domestic or foreign statute, law (including common and civil law), treaty, code, ordinance, rule, regulation, restriction or by-law (zoning or otherwise); (b) any judgment, order, writ, injunction, decision, ruling, decree or award; (c) any regulatory policy, practice, guideline or directive; or (d) any franchise, licence, qualification, authorization, consent, exemption, waiver, right, permit or other approval of any Governmental Authority, binding on or affecting the Person referred to in the

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – PAGE 4.

context in which the term is used or binding on or affecting the property of such Person.

1.1.15“Approved Fund” means any Person (other than a natural Person) that (a) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business, and (b) is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender.

1.1.16“Asset Disposition” means the sale, lease, transfer, assignment or other disposition or alienation of any of the property (including Equity Interests) of any member of the Relevant Group.

1.1.17“Assignment” means an assignment of all or a portion of a Revolving Facility Lender’s or a Term Facility Lender’s rights and obligations under this Agreement in accordance with Section 16.2, and “Assignee” means an Eligible Assignee who has entered into an Assignment and Assumption Agreement.

1.1.18“Assignment and Assumption Agreement” means an agreement substantially in the form annexed hereto as Schedule “C”.

1.1.19“Associate” has the meaning ascribed thereto in the Canada Business Corporations Act.

1.1.20“Back-to-Back Debt” means any loans made or debt instruments issued as part of a Back-to-Back Transaction and in which each party to such Back-to-Back Transaction, other than the Borrower or a Guarantor, executes a subordination agreement in favour of the Agent in substantially the form attached hereto as Schedule “G”.

1.1.21“Back-to-Back Preferred Shares” means preferred shares issued:

(a)to a member of the Relevant Group by an Affiliate of the Borrower in circumstances where, immediately prior to the issuance of such preferred shares, an Affiliate of such member of the Relevant Group has loaned on an unsecured basis to such member of the Relevant Group, or an Affiliate of such member of the Relevant Group has subscribed for preferred shares of such member of the Relevant Group in an amount equal to, the requisite subscription price for such preferred shares;

(b)by a member of the Relevant Group to one of its Affiliates in circumstances where, immediately prior to or immediately after, as the case may be, the issuance of such preferred shares, such member of the Relevant Group has loaned an amount equal to the proceeds of such issuance to an Affiliate on an unsecured basis; or

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – PAGE 5.

(c)by a member of the Relevant Group to one of its Affiliates in circumstances where, immediately after the issuance of such preferred shares, such member of the Relevant Group has used all of the proceeds of such issuance to subscribe for preferred shares issued by an Affiliate;

in each case on terms whereby:

(i)the aggregate redemption amount applicable to the preferred shares issued to or by such member of the Relevant Group is identical:

(A)in the case of (a) above, to the principal amount of the loan made or the aggregate redemption amount of the preferred shares subscribed for by such Affiliate prior to the issuance thereof;

(B)in the case of (b) above, to the principal amount of the loan made to such Affiliate with the proceeds of the issuance thereof; or

(C)in the case of (c) above, to the aggregate redemption amount of the preferred shares issued by such Affiliate with the proceeds of the issuance thereof;

(ii)the dividend payment date applicable to the preferred shares issued to or by such member of the Relevant Group will:

(A)in the case of (a) above, be immediately prior to the interest payment date relevant to the loan made or the dividend payment date on the preferred shares subscribed for by such Affiliate immediately prior to the issuance thereof;

(B)in the case of (b) above, be immediately after the interest payment date relevant to the loan made to such Affiliate with the proceeds of the issuance thereof; or

(C)in the case of (c) above, be immediately after the dividend payment date on the preferred shares issued by such Affiliate with the proceeds of the issuance thereof;

(iii)the amount of dividends provided for on any payment date in the share conditions attaching to the preferred shares issued:

(A)to a member of the Relevant Group in the case of (a) above, will be equal to or in excess of the amount of interest payable in respect of the loan made or the amount of dividends provided for in respect of the preferred shares subscribed for by such Affiliate prior to the issuance thereof;

(B)by a member of the Relevant Group in the case of (b) above, will be equal to or less than the amount of interest payable in respect of the loan made to such Affiliate with the proceeds of the issuance thereof; or

(C)by a member of the Relevant Group in the case of (c) above, will be equal to the amount of dividends in respect of the

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – PAGE 6.

preferred shares issued by such Affiliate with the proceeds of the issuance thereof.

Provided, for greater certainty, that in all cases, (I) the redemption of any preferred shares by a member of the Relevant Group, (II) the repayment of any Back-to-Back Debt by a member of the Relevant Group, (III) the payment of any dividends by a member of the Relevant Group in respect of its preferred shares, and (IV) the payment of any interest on Back-to-Back Debt of a member of the Relevant Group, may, in each case, be made by a member of the Relevant Group solely by delivering the relevant Back-to-Back Securities to the Affiliate in question, or by paying to the Affiliate an amount in cash not in excess of the amount already received in cash from such Affiliate. Notwithstanding the foregoing, the requirement set out above with respect to the timing and order of events or to the effect that certain amounts stipulated in (ii) and (iii) above must be equal to or not in excess of or not less than certain other amounts stipulated thereunder shall not apply to Back-to-Back Transactions between members of the Relevant Group provided the exchange of payments relating to such transactions are completed on the same day absent administrative, technical or technological constraints.

1.1.22“Back-to-Back Securities” means the Back-to-Back Preferred Shares or the Back-to-Back Debt or both, as the context requires.

1.1.23“Back-to-Back Transactions” means any of the transactions described under the definition of Back-to-Back Preferred Shares.

1.1.24“Banking Day” means any day which is at the same time a Business Day and a day on which banking institutions are not authorized by law or by local proclamation to close for business in New York (USA).

1.1.25“Branch” means the branch of Royal Bank of Canada located at 1 Place Ville Marie, or any other branch designated by the Agent from time to time by notice to the Borrower.

1.1.26“Business Day” means any day, except Saturdays, Sundays and other days which in Montreal or Toronto (Canada) are holidays or a day upon which banking institutions are not authorized or required by law or by local proclamation to close, provided that where such term is used in the context of a Term SOFR Advance, such day must also be a US Government Securities Business Day.

1.1.27“Canadian Available Tenor” means, as of any date of determination and with respect to the then-current Canadian Benchmark, as applicable, (x) if such Canadian Benchmark is a term rate, any tenor for such Canadian Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Canadian Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – PAGE 7.

calculated with reference to such Canadian Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Canadian Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 5.16.4.

1.1.28“Canadian Benchmark” means, initially, the Term CORRA Reference Rate or the Daily Compounded CORRA, as the case may be; provided that if a Canadian Benchmark Transition Event has occurred with respect to the Term CORRA Reference Rate, Daily Compounded CORRA, or the then-current Canadian Benchmark, then “Canadian Benchmark” means the applicable Canadian Benchmark Replacement to the extent that such Canadian Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 5.16.

1.1.29“Canadian Benchmark Replacement” means, with respect to any Canadian Benchmark Transition Event:

(a)where a Canadian Benchmark Transition Event has occurred with respect to the Term CORRA Reference Rate, Daily Compounded CORRA; and

(b)where a Canadian Benchmark Transition Event has occurred with respect to a Canadian Benchmark other than the Term CORRA Reference Rate, the sum of: (i) the alternate benchmark rate that has been selected by the Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Canadian Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Canadian Benchmark for syndicated credit facilities denominated in Canadian dollars and (ii) the related Canadian Benchmark Replacement Adjustment;

provided that if any such Canadian Benchmark Replacement as so determined pursuant to clause (a) and (b) above would be less than the Floor, such Canadian Benchmark Replacement shall be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

1.1.30“Canadian Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Canadian Benchmark with an Unadjusted Canadian Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Canadian Benchmark with the applicable Unadjusted Canadian Benchmark Replacement by the Relevant Canadian Governmental Body

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – PAGE 8.

or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Canadian Benchmark with the applicable Unadjusted Canadian Benchmark Replacement for syndicated credit facilities denominated in Canadian dollars at such time.

1.1.31“Canadian Benchmark Replacement Date” means a date and time determined by the Agent, which date will be no later than the earliest to occur of the following events with respect to the then-current Canadian Benchmark:

(a)in the case of clause (a) or (b) of the definition of “Canadian Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Canadian Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Canadian Available Tenors of such Canadian Benchmark (or such component thereof); or

(b)in the case of clause (c) of the definition of “Canadian Benchmark Transition Event,” the first date on which such Canadian Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Canadian Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Canadian Available Tenor of such Canadian Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Canadian Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) above with respect to any Canadian Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Canadian Available Tenors of such Canadian Benchmark (or the published component used in the calculation thereof).

1.1.32“Canadian Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Canadian Benchmark:

(a)a public statement or publication of information by or on behalf of the administrator of such Canadian Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Canadian Available Tenors of such Canadian Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – PAGE 9.

provide any Canadian Available Tenor of such Canadian Benchmark (or such component thereof);

(b)a public statement or publication of information by the regulatory supervisor for the administrator of such Canadian Benchmark (or the published component used in the calculation thereof), the Bank of Canada, an insolvency official with jurisdiction over the administrator for such Canadian Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Canadian Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Canadian Benchmark (or such component), which states that the administrator of such Canadian Benchmark (or such component) has ceased or will cease to provide all Canadian Available Tenors of such Canadian Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Canadian Available Tenor of such Canadian Benchmark (or such component thereof); or

(c)a public statement or publication of information by the regulatory supervisor for the administrator of such Canadian Benchmark (or the published component used in the calculation thereof) announcing that all Canadian Available Tenors of such Canadian Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Canadian Benchmark Transition Event” will be deemed to have occurred with respect to any Canadian Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Canadian Available Tenor of such Canadian Benchmark (or the published component used in the calculation thereof).

1.1.33“Canadian Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Canadian Benchmark Replacement Date has occurred if, at such time, no Canadian Benchmark Replacement has replaced the then-current Canadian Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 5.16, and (b) ending at the time that a Canadian Benchmark Replacement has replaced the then-current Canadian Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 5.16.

1.1.34“Canadian Dollars”, “Cdn. $” or “$” means the lawful currency of Canada.

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – PAGE 10.

1.1.35“Capital Lease” means any lease which is required to be capitalized on a balance sheet of the lessee in accordance with GAAP.

1.1.36“Cash Equivalents” means, as of the date of any determination thereof, instruments of the following types:

1.1.36.1

obligations of or unconditionally guaranteed by the governments of Canada or the United States of America (“USA”), or any agency of any of them backed by the full faith and credit of the governments of Canada or the USA, respectively, maturing within 364 days of acquisition;

1.1.36.2

marketable direct obligations of the governments of one of the provinces of Canada, one of the states of the USA, or any agency thereof, or of any county, department, municipality or other political subdivision of Canada or the USA, the payment or guarantee of which constitutes a full faith and credit obligation of such province, state, municipality or other political subdivision, which matures within 364 days of acquisition and which is currently accorded a short-term credit rating of at least A-1 by Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. (“S & P”) or at least Prime-1 by Moody’s Investors Service, Inc. (“Moody’s”) or the equivalent thereof from Dominion Bond Rating Service Inc. (“DBRS”);

1.1.36.3

commercial paper, bonds, notes and debentures issued by a Person residing in Canada or the USA and not referred to in subsections 1.1.36.1, 1.1.36.2 or 1.1.36.4, and maturing within 364 days from the date of issuance which, at the time of acquisition, is accorded a short-term credit rating of at least A-1 by S & P or at least Prime-1 by Moody’s or the equivalent thereof from DBRS;

1.1.36.4

(a) certificates of deposit maturing within 364 days from the date of issuance thereof, issued by a bank or trust company organized under the laws of the USA, any state thereof, or Canada or any province thereof, or (b) US Dollar certificates of deposit maturing within 364 days of acquisition and issued by a bank in western Europe or the United Kingdom, in all cases having capital, surplus and undivided profits aggregating at least US $500,000,000 (or its equivalent in Canadian Dollars) and whose short-term credit rating is, at the time of acquisition thereof, rated A-1 or better by S & P or Prime-1 or better by Moody’s (or the equivalent thereof from DBRS).

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – PAGE 11.

1.1.37“Change in Control” means (a) the acquisition by any Person or group of Persons acting in concert (other than Quebecor Inc. or any of its subsidiaries or the Péladeau Group) of a majority of the votes attached to the outstanding Equity Interests of the Borrower or any other member of the VL Group (unless, in the case of a member of the VL Group, resulting from a permitted Asset Disposition), or (b) any event which results in more than a majority of the votes attached to the outstanding Equity Interests of Quebecor Media Inc. being held by a Person other than Quebecor Inc. or any of its subsidiaries or the Péladeau Group.

1.1.38“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Applicable Law, including without limitation the Dodd-Frank Wall Street Reform and Consumer Protection Act, (b) any change in any Applicable Law or in the administration, interpretation or application thereof by any Governmental Authority, including any such change resulting from any quashing by a Governmental Authority of an interpretation of any Applicable Law, (c) the making or issuance of any Applicable Law by any Governmental Authority, or (d) the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar entity).

1.1.39“Charge” means, in respect of any Person, any mortgage, debenture, pledge, hypothec, lien, prior claim, charge, assignment by way of security, hypothecation, or security interest granted or permitted by such Person or arising by operation of law, in respect of any of such Person’s property (including any servitude, usufruct or other real right encumbering such property), or any consignment of property by such Person as consignee or lessee or any other security agreement, trust or arrangement having the effect of security for the payment of any debt, liability or obligation. Solely for the purposes of determining whether a Charge exists for the purposes of this Agreement, a Person shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, Capital Lease or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes and such retention or vesting shall constitute a Charge.

1.1.40“Closing Date” has the meaning ascribed to it in Section 10.1.

1.1.41“CME” means CME Group Benchmark Administration Limited.

1.1.42“Co-Lead Arrangers” refers collectively to RBC Capital Markets, National Bank of Canada, TD Securities and The Bank of Nova Scotia.

1.1.43“Commitment” means the portion of the Credit for which a Lender is responsible, as set out in Schedule “A” hereof (as same may be increased or cancelled from time to time pursuant to terms of this Agreement, including under Sections 2.4, 8.2 or 8.3).

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – PAGE 12.

1.1.44“Compliance Certificate” has the meaning ascribed to it in subsection 12.14.1.

1.1.45“Conforming Changes (CAD)” means, with respect to either the use or administration of a Canadian Benchmark or the use, administration, adoption or implementation of any Canadian Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Prime Rate”, the definition of “Business Day”, the definition of “Interest Period” or any similar or analogous definition, Section 4.12, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion, rollover or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

1.1.46“Conforming Changes (USD)” means, with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate (USD) or Term SOFR, as applicable, any conforming changes to the definitions of “SOFR”, “Term SOFR” and “Interest Period”, Section 4.11, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “US Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

1.1.47“Consolidated Net Tangible Assets” means, with respect to the Borrower and its Subsidiaries on a consolidated basis, the total assets of the Borrower and its Subsidiaries, after deducting therefrom (a) current liabilities excluding Debt, (b) goodwill, (c) intangible assets, except separately acquired stand-alone intangible assets (such as, without limitation, mobile communication licences) and internally developed intangible assets (such as, without limitation,

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – PAGE 13.

software), all as set forth on the most recent consolidated statement of financial position (balance sheet) of the Borrower and computed in accordance with GAAP.

1.1.48“Contingent Obligation” of any Person means all contingent liabilities required to be included in the financial statements of such Person in accordance with GAAP, excluding any notes thereto.

1.1.49“Conversion Date” means, with respect to any conversion of a type of Advance into another type of Advance pursuant to Section 4.13, the day on which such conversion takes place.

1.1.50“Core Business” means the business described in Section 11.4.

1.1.51“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).

1.1.52“CORRA Advances” refers collectively to the Daily Compounded CORRA Advances and the Term CORRA Advances, and “CORRA Advance” refers to any one thereof, as the context requires.

1.1.53“Credit” means the aggregate amount available to the Borrower under all of the Facilities, or under any particular Facility, depending on the context.

1.1.54“Credit Documents” refers collectively to this Agreement, the Guarantee Agreement and any other agreement or document executed in connection herewith, including any fee letter entered into among the Borrower, the Lenders and the Agent, but excluding any Derivative Instruments entered into with one or more Revolving Facility Lenders, Term Facility Lenders or Lenders under New Facilities (in each case, or any of their respective Affiliates).

1.1.55“CRTC” means the Canadian Radio-television and Telecommunications Commission, or a successor regulatory body, commission or agency.

1.1.56“Daily Compounded CORRA” means, for any day in an Interest Period, CORRA with interest accruing on a compounded daily basis, with the methodology and conventions for this rate (which will include compounding in arrears with a five (5) Business Day lookback, provided that, from time to time, the Borrower and the Agent will be entitled to reduce temporarily or permanently the lookback period to two (2) Business Days) being established by the Agent in accordance with the methodology and conventions for this rate selected or recommended by the Relevant Canadian Governmental Body for determining compounded CORRA for business loans; provided that if the Agent decides that any such convention is not administratively feasible for the Agent, then the Agent may establish another convention in its reasonable discretion; and provided that if

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – PAGE 14.

the administrator has not provided or published CORRA and a Canadian Benchmark Replacement Date with respect to CORRA has not occurred, then, in respect of any day for which CORRA is required, references to CORRA will be deemed to be references to the last provided or published CORRA. For the purpose of this definition only, “Business Day” shall mean any day, except Saturdays, Sundays and other days which in Toronto, Ontario are holidays or a day upon which banking institutions are not authorized or required by law or by local proclamation to close.

1.1.57“Daily Compounded CORRA Adjustment” means, with respect to Daily Compounded CORRA, (i) 0.29547% (29.547 basis points) for a CORRA Interest Period of one-month’s duration and (ii) 0.32138% (32.138 basis points) for a CORRA Interest Period of three-months’ duration.

1.1.58“Daily Compounded CORRA Advance” means, at any time, the part of the Advances with respect to which the Borrower has chosen to pay interest on the Daily Compounded CORRA Basis.

1.1.59“Daily Compounded CORRA Basis” means the basis of calculation of interest on Daily Compounded CORRA Advances, or any part thereof, made in accordance with the provisions of Sections 5.6.2 and 5.7.

1.1.60“Daily Simple SOFR” with respect to any applicable determination date means SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source).

1.1.61“Debt” includes, for any Person or with respect to the Relevant Group,

1.1.61.1	obligations in respect of borrowed money, whether or not evidenced by notes, bonds, debentures or similar evidences of indebtedness of such Person;
1.1.61.2

obligations in respect of borrowed money and the Hedging Exposure, but without duplication of any underlying Debt that may be hedged by same, and, in particular, without taking into account the currency hedging in respect of the US$ denominated Debt referred to in the final paragraph of this definition;

1.1.61.3

obligations representing the deferred purchase price of goods and services, other than such obligations incurred in the ordinary course of business of the Relevant Group and payable within a period not exceeding 150 days from the date of their incurrence;

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – PAGE 15.

1.1.61.4	the obligations, whether or not assumed, which are secured by Charges on the property belonging to such Person or payable out of the proceeds flowing therefrom;
1.1.61.5	Contingent Obligations;
1.1.61.6	obligations under Capital Leases; and
1.1.61.7	obligations under letters of credit, letters of guarantee or Guarantees;

but shall not include Debt under the Back-to-Back Securities (except for the purposes of Section 14.1.5). In addition, any Debt denominated in US$ which is validly and effectively hedged through the use of one or more Derivative Instruments will be calculated at the exchange rate applicable to such US$ Debt under the applicable Derivative Instrument. Finally, for the purpose of calculating the Leverage Ratio only, the amount of cash and Cash Equivalents of the Relevant Group on the date of determination shall be deducted from the amount of any Debt (for greater certainty, other than Debt under the Revolving Facility, the Term Facility or any other revolving facility not resulting in a permanent reduction of such Debt) required to be repaid following the issuance of an irrevocable repayment notice, if and only to the extent that such Debt would have been included in the computation of the Leverage Ratio.

1.1.62“Default” means an event or circumstances, the occurrence or non-occurrence of which would, with the giving of a notice, lapse of time or combination thereof, constitute an Event of Default unless remedied within the prescribed delays or renounced to in writing by the Agent, as authorized by the Lenders.

1.1.63“Defaulting Lender” means any Lender, as determined by the Agent, that:

1.1.63.1	has failed to fully fund its share of any Advance or fulfill its obligations under Section 4.2 or 4.3 within 2 Banking Days of the date it is required to do so under this Agreement;
1.1.63.2

has notified the Borrower, the Agent or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement (including Sections 4.2 and 4.3), has issued financial statements containing a “going concern” or similar qualification or indicating a potential inability to comply with funding obligations generally, or has made a public statement to the effect that it does not intend or is unable to comply with its

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – PAGE 16.

funding obligations under this Agreement or generally under other agreements in which it commits to extend credit;

1.1.63.3	has failed, within 2 Banking Days after request by the Agent to confirm that it will comply with its funding obligations under this Agreement (including Sections 4.2 and 4.3);
1.1.63.4

has otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it under this Agreement within 3 Banking Days of the date when due, unless payment is the subject of a good faith dispute;

1.1.63.5	has become or is insolvent, is deemed to be insolvent, or is controlled by a Person that has become or is insolvent or deemed to be insolvent; or
1.1.63.6

has itself or is controlled by a Person that has (i) become the subject of a bankruptcy or insolvency proceeding, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or (iii) taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment;

provided that, for the avoidance of doubt, a Lender shall not be a Defaulting Lender solely by virtue of the ownership, control or acquisition of any Equity Interest in or control of such Lender by a Governmental Authority.

1.1.64“Derivative Instrument” means an agreement entered into from time to time by a Person in order to control, fix or regulate currency exchange fluctuations, or the rate of interest payable on borrowings, including a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or index equity swap, equity or index equity option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions and any combination of these transactions).

1.1.65“Derivative Obligations” means the Hedging Exposure and all other obligations of the Borrower to one or more Revolving Facility Lenders, Term Facility Lenders or Lenders under New Facilities under Derivative Instruments.

1.1.66“Disbursement Period” means, (i) with respect to the Revolving Facility Tranche A, the period from the Closing Date until the expiry of the Term of the Revolving Facility Tranche A, subject to satisfying the applicable conditions

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precedent set out in Article 10, and (ii) with respect to the Revolving Facility Tranche B, the period from the Closing Date until the expiry of the Term of the Revolving Facility Tranche B (but excluding, for certainty, the Term Loan Conversion Period, if applicable), subject to satisfying the applicable conditions precedent set out in Article 10.

1.1.67“EBITDA” means, with respect to any Person or the Relevant Group during a financial period, earnings before non-controlling interests, earnings from equity-accounted investments, extraordinary items, non-recurring gains or losses on debt extinguishment and asset sales and restructuring, Interest Expense, Taxes (to the extent taken into account for the purposes of determining net income), depreciation and amortization, foreign exchange translation gains or losses not involving the payment of cash, other non-cash financial charges, reconnection costs, subscribers’ subsidies revenues net of related costs, deferred installation revenues net of related costs without taking into account any goodwill adjustments, and amortization of contract assets and contract acquisition costs, calculated in accordance with GAAP; for greater certainty, there shall be excluded from the calculation of EBITDA, to the extent included in such calculation, (a) the amount of any income or expense relating to Back-to-Back Securities, and (b) the EBITDA from any Subsidiary that is not a member of the Relevant Group except to the extent of the cash dividends or other distributions received from such Subsidiary that is not a member of the Relevant Group, net of any reinvestments by the Relevant Group in such Subsidiary.

EBITDA shall (A) exclude the EBITDA of (a) any Person and (b) every division, line of business or group of operating assets used in carrying on a distinct business (collectively called an “Operating Business”) that (in the case of either (a) or (b) above) no longer belong to a member of the Relevant Group (a “Former Contributor”) on the last day of such period which would otherwise be included in such results of operations of the Borrower because such Former Contributor or Operating Business, as the case may be, has been disposed of during such period; and (B) include the EBITDA for such period of each Person and of every Operating Business that, during such period, became (or, in the case of an Operating Business, became part of) a member of the Relevant Group and which is (or is comprised within) a member of the Relevant Group on the last day of such period on a pro forma basis for such period, based on audited historical results of operations, or, if unavailable, reasonable projections satisfactory to the Agent.

1.1.68“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person), in respect of each of which the consent of any party whose consent is required by Section 16.2.1 has been obtained; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include any member of the VL Group or any Affiliate thereof.

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1.1.69“Environmental Laws” means all applicable Canadian and other applicable jurisdictions’ federal, state, provincial, local and other foreign statutes and codes or regulations, rules or ordinances issued, promulgated or approved thereunder, as well as all other Applicable Laws, and all common laws under which environmental liabilities can arise, now or hereafter in effect (including those with respect to asbestos or asbestos-containing material or exposure to asbestos or asbestos-containing material, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas), to the extent relating to pollution or protection of the environment and public health and relating to (a) emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial toxic or hazardous constituents, substances or wastes (including any Hazardous Substance, petroleum including crude oil or any fraction thereof, any petroleum product or other waste, chemicals or substances regulated by any such statute, codes, regulations, rules or ordinances) into the environment (including ambient air, surface water, ground water, land surface or subsurface strata), and (b) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of any Hazardous Substance, petroleum including crude oil or any fraction thereof, any petroleum product or other waste, chemicals or substances regulated by any such statute, codes, regulations, rules or ordinances, and (c) underground storage tanks and related piping, and emissions, discharges and releases or threatened releases therefrom.

1.1.70“Equity Interests” means, with respect to any Person, all shares, interests, units, participations or other equivalent equity interests (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued after the Closing Date, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership, trust units, or any other equivalent of such ownership interests.

1.1.71“Equivalent Amount” has the meaning ascribed to it in Section 15.2.

1.1.72“Erroneous Payment” has the meaning ascribed to it in subsection 18.20.1.

1.1.73“Erroneous Payment Deficiency Assignment” has the meaning ascribed to it in subsection 18.20.4.

1.1.74“Erroneous Payment Impacted Class” has the meaning ascribed to it in subsection 18.20.4.

1.1.75“Erroneous Payment Return Deficiency” has the meaning ascribed to it in subsection 18.20.4.

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – PAGE 19.

1.1.76“Erroneous Payment Subrogation Rights” has the meaning ascribed to it in subsection 18.20.4.

1.1.77“Event of Default” means one or more of the events described in Section 14.1.

1.1.78“Excluded Debt” means (i) intercompany Debt between members of the VL Group, (ii) credit extensions under this Agreement, any amendment thereto or any refinancing or replacement thereof, (iii) Debt under commercial paper issuances, ordinary course letter of credit facilities, overdraft protection and short term working capital facilities, factoring arrangements, securitizations and similar facilities, Capital Leases, finance leases, hedging and cash management arrangements, trade loans, government loans (including loans from Crown corporations), export agency credit financings, daylight loans in the ordinary course of business for cash management purposes, Back-to-Back Transactions and Tax Consolidation Transactions (including by way of daylight loans), production financing and purchase money and facility and equipment financings (including sale-leasebacks) and similar obligations (including letters of credit supporting the same) and (iv) other Debt the proceeds of which are used to refinance senior notes outstanding prior to the Closing Date.

1.1.79“Excluded Taxes” means, with respect to the Agent, any Lender (which term, for the avoidance of doubt, shall include the Issuing Lender and the Swing Line Lender when used in this definition of “Excluded Taxes”) or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes or any similar Tax imposed by any jurisdiction in which the Agent or such Lender is located and (c) in the case of a Foreign Lender (other than (i) a Foreign Lender that is a party hereto on the Closing Date, (ii) an Assignee pursuant to a request by the Borrower under subsection 7.5.2, (iii) an Assignee pursuant to an Assignment made when an Event of Default has occurred and has not been waived or (iv) any other Assignee to the extent that the Borrower has expressly agreed that any withholding tax shall be an Indemnified Tax), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with subsection 7.3.5, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 7.3. For greater certainty, for purposes of item (c) above, a withholding tax includes any

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Tax that a Foreign Lender is required to pay pursuant to Part XIII of the Income Tax Act (Canada) or any successor provision thereto.

1.1.80“Extension Non-Consenting Tranche A Lender” has the meaning ascribed to it in Section 2.5.

1.1.81“Extension Non-Consenting Tranche B Lender” has the meaning ascribed to it in Section 2.6.

1.1.82“Facility” means the Revolving Facility (including each Revolving Facility Tranche), the Term Facility (including each Term Facility Tranche) or a New Facility, and “Facilities” means all of them.

1.1.83“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers as published for such day (or, if such day is not a Banking Day, for the immediately preceding Banking Day) by the Federal Reserve Bank of New York or, for any day on which such rate is not so published for such day by the Federal Reserve Bank of New York, the average of the quotations for such day for such transactions received by the Agent from three Federal Funds brokers of recognized standing selected by the Agent. If for any reason the Agent shall have determined (which determination shall be conclusive, absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including without limitation, the inability or failure of the Agent to obtain sufficient bids or publications in accordance with the terms hereof, Royal Bank of Canada’s announced US Base Rate will apply.

1.1.84“Fees” means the Revolving Facility Fees and the Term Facility Fees.

1.1.85“First Currency” has the meaning ascribed to it pursuant to Section 15.1.

1.1.86“Floor” means a rate of interest per annum equal to 0%.

1.1.87“Foreign Lender” means any Lender that is not organized under the laws of the jurisdiction in which the Borrower is resident for tax purposes and that is not otherwise considered or deemed to be resident for income tax or withholding tax purposes in the jurisdiction in which the Borrower is resident for tax purposes by application of the laws of that jurisdiction. For purposes of this definition, Canada and each Province and Territory thereof shall be deemed to constitute a single jurisdiction and the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

1.1.88“FX Cash Collateral” has the meaning ascribed to it in subsection 4.10.2.

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1.1.89“FX Fluctuation Adjustment” has the meaning ascribed to it in subsection 4.10.1.2.

1.1.90“Generally Accepted Accounting Principles” or “GAAP” means the generally accepted accounting principles in effect in Canada from time to time, consistently applied, and including for greater certainty IFRS as and from its implementation in Canada effective January 1, 2011.

1.1.91“Governmental Authority” means the government of Canada or any other nation, or of any political subdivision thereof, whether provincial, state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including any supra-national bodies such as the European Union, the Bank for International Settlements or the European Central Bank and including a Minister of the Crown, Superintendent of Financial Institutions or other comparable authority or agency.

1.1.92“Guarantee Agreement” means the guarantee agreement dated as of the Closing Date entered into among the Guarantors and the Agent substantially in the form attached as Schedule D, as same may be amended, supplemented, restated, replaced or otherwise modified at any time and from time to time.

1.1.93“Guaranteed Obligations” means, collectively, all of the Loan Obligations under the Revolving Facility, the Term Facility and any New Facility, and all of the Derivative Obligations.

1.1.94“Guarantees” by any Person means all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing, or in effect guaranteeing, any Indebtedness, dividend or other obligation of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, including all obligations incurred through an agreement, contingent or otherwise, by such Person: (a) to purchase such Indebtedness or obligation or any property or assets constituting security therefor, (b) to advance or supply funds (i) for the purchase or payment of such Indebtedness or obligation, or (ii) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation against loss, (c) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation, or (d) otherwise to assure the owner of the Indebtedness or obligation of the Primary Obligor against loss in respect thereof. For the purposes of all computations made under this Agreement, a Guarantee in respect of any Indebtedness for borrowed money, and a Guarantee in respect of any other obligation or liability or any dividend, shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend, unless the Guarantee is limited in amount, in which case such limit shall be used for such computation.

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – PAGE 22.

1.1.95“Guarantors” means subject to the provisions of Section 9.2, all of the wholly-owned Subsidiaries of the Borrower and the Guarantors. A list of the Guarantors and of all of the members of the VL Group as of the Closing Date is provided in Schedule “F” hereto.

1.1.96“Hazardous Substances” shall mean any (a) substance, waste, liquid, gaseous or solid matter, fuel, micro-organism, sound, vibration, ray, heat, odour, radiation, energy vector, plasma and organic or inorganic matter which may alter and diminish or deteriorate the quality of the environment, or which by reason of its qualities is a hazard to health or to the environment, or is or is deemed to be, alone or in any combination, hazardous, hazardous waste, hazardous material, toxic, a pollutant, a deleterious substance, a contaminant or a source of pollution or contamination under any applicable Environmental Laws; and (b) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority.

1.1.97“Hedging Exposure” means the aggregate amount that would be payable to all Persons by the Relevant Group on the date of determination pursuant to (a) Section 6(e)(i)(3) of each ISDA Master Agreement entered into using the 1992 ISDA Master Agreement and (b) Section 6(e)(i) of each ISDA Master Agreement entered into using the 2002 ISDA Master Agreement, between the Borrower and such Persons as if all Derivative Instruments under such ISDA Master Agreements were being terminated on that day; provided that, for the purpose of such determination, with respect to the Derivative Instruments between each Lender and the Borrower entered into using (w) the 1992 ISDA Master Agreement, each Lender will be deemed to be the Non-defaulting Party (as such term is defined in the ISDA Master Agreement) and will determine Market Quotation (as such term is defined in the ISDA Master Agreement) using its estimates at mid-market of the amounts that would be paid for Replacement Transactions (as such term is defined in the 1992 ISDA Master Agreement), and (x) the 2002 ISDA Master Agreement, each Lender will be deemed to be the Non- defaulting Party (as such term is defined in the ISDA Master Agreement) and will determine the Close-Out Amount (as such term is defined in the ISDA Master Agreement).

1.1.98“IFRS” means the International Financial Reporting Standards (formerly known as the International Accounting Standards), as set and promoted by the International Accounting Standards Board (formerly known as the International Accounting Standards Committee) and implemented in Canada through the Accounting Recommendations in the Handbook of the Canadian Institute of Chartered Accountants.

1.1.99“Immaterial Subsidiary” means any wholly-owned Subsidiary of the Borrower that holds less than 1.5% of (a) the Adjusted Consolidated EBITDA on a rolling four-quarter basis, and (b) the Adjusted Consolidated assets, of the VL Group, provided that the aggregate EBITDA, on a rolling four-quarter basis, and

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – PAGE 23.

assets held by all of the Immaterial Subsidiaries cannot at any time exceed 3% of the (i) Adjusted Consolidated EBITDA on a rolling four-quarter basis, or

(ii) Adjusted Consolidated assets of, in each case, the VL Group.

1.1.100“Indebtedness” of any Person means (without duplication) all obligations of such Person which in accordance with GAAP should be classified upon a balance sheet of such Person as liabilities of such Person, and in any event includes all Debt of such Person.

1.1.101“Indemnified Taxes” means all Taxes other than Excluded Taxes.

1.1.102“Interest Coverage Ratio” means, for any period, the ratio of EBITDA to Interest Expense for such period.

1.1.103“Interest Expense” for any period means all interest and all amortization of debt discount and expense on any particular Debt for which such calculations are being made in respect of the Relevant Group, excluding (a) fees and expenses relating to any incurrence of Debt and premiums paid to retire Debt, (b) interest on the Back-to-Back Debt to the extent offset by an equal amount of dividends on the Back-to-Back Preferred Shares, (c) interest not paid in cash or other assets of the Relevant Group on the QMI Subordinated Debt (but only to the extent that the QMI Subordinated Debt does not exceed $500,000,000, it being understood that the interest not paid in cash or other assets on such portion of the QMI Subordinated Debt that exceeds such amount will be included in the calculation of Interest Expense), including the interest component of Capital Leases, and discounts and fees payable in respect of accounts receivable sold in connection with any asset securitization program approved by the Lenders.

In circumstances where the proceeds of disposition of a Former Contributor (as defined in the definition of “EBITDA”) or its property, or of an Operating Business, (as defined in the definition of “EBITDA”) have been used to permanently repay Debt during such period, for the purpose of calculating Interest Expense, the amounts so repaid shall be deducted from the Debt of the Relevant Group on which the calculation of Interest Expense for such period would otherwise have been made, and Interest Expense shall be reduced accordingly on a pro forma basis. Similarly, in circumstances where Debt of the Relevant Group was incurred or assumed in connection with the acquisition of a Person or Operating Business (as defined in the definition of “EBITDA”), the amounts so incurred or assumed shall be added to the Debt of the Relevant Group on which the calculation of Interest Expense for such period would otherwise have been made, and Interest Expense shall be increased accordingly on a pro forma basis.

1.1.104“Interest Period” means,

(a)with respect to each Term CORRA Advance, the initial period (subject to availability) of one (1) month, three (3) months or such other

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – PAGE 24.

period as the Lenders and the Agent permit commencing on and including the date specified in the Notice of Borrowing or Notice of Conversion or Rollover is made, or the Rollover Date, as the case may be, applicable to such Term CORRA Advance and ending on the last day of such initial period, and thereafter, each successive period (subject to availability) of approximately one (1) month or three (3) months or such other permitted period as selected by the Borrower and notified to the Agent in writing commencing on and including the last day of the prior Interest Period;

(b)with respect to each Daily Compounded CORRA Advance, the initial period (subject to availability) of one (1) month or three (3) months or such other period as the Lenders and the Agent permit commencing on and including the date specified in the Notice of Borrowing or Notice of Conversion or Rollover is made, or the Rollover Date, as the case may be, applicable to such Daily Compounded CORRA Advance and ending on the last day of such initial period, and thereafter, each successive period (subject to availability) of approximately one (1) month or three (3) months or such other permitted period commencing on and including the last day of the prior Interest Period; and

(c)with respect to each Term SOFR Advance, the initial period (subject to availability) of one (1) month, three (3) months, six (6) months or such other period as the Agent permits commencing on and including the date specified in the Notice of Borrowing or Notice of Conversion or Rollover is made, or the Rollover Date, as the case may be, applicable to such Term SOFR Advance and ending on the last day of such initial period, and thereafter, each successive period (subject to availability) of approximately one (1) month, three (3) months, six (6) months or such other permitted period commencing on and including the last day of the prior Interest Period; provided however that:

i)	in the case of a rollover, the last day of each Interest Period shall also be the first day of the next Interest Period;
ii)

the last day of each Interest Period shall be a Business Day and if not, the Borrower shall be deemed to have selected an Interest Period the last day of which is the first Business Day following the last day of the Interest Period selected by the Borrower, unless such first Business Day is in a succeeding calendar month, in which case, the last day of such Interest Period shall be the immediately preceding Business Day; and

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – PAGE 25.

iii)	notwithstanding any of the foregoing, the last day of each Interest Period shall be on or before the expiry of the applicable Term.

1.1.105“Investments” means all investments, in cash or by delivery of property, made directly or indirectly in any Person, whether by acquisition of shares of capital stock, Indebtedness or other obligations or securities or by loan, advance, capital contribution or otherwise; provided, however, that “Investments” shall not mean or include investments in cash or Cash Equivalents or routine investments in inventory, equipment and supplies to be used or consumed, or trade credit granted, in the ordinary course of business.

1.1.106“ISDA Master Agreement” means either the ISDA Master Agreement (Multi-Currency - Cross Border - 1992) (the “1992 ISDA Master Agreement”) or the ISDA 2002 Master Agreement (the “2002 ISDA Master Agreement”), each as published by the International Swaps and Derivatives Association, Inc. and, where the context permits or requires, includes all schedules, supplements, annexes and confirmations attached thereto or incorporated therein, as such agreement may be amended, supplemented or replaced from time to time.

1.1.107“Issuing Lender” means each or all of (a) the Lender(s) selected by the Borrower and accepted by such Lender(s), for which the Agent has been advised that such Lender(s) will be the issuer of Letters of Credit (in that capacity) under the Revolving Facility Tranche A, and (b) the Swing Line Lender as the issuer of Letters of Credit under the Swing Line Commitment (in that capacity), or any successor issuers of Letters of Credit. For greater certainty, where the context permits, references to “Lenders” herein include the Issuing Lender.

1.1.108“Joinder Agreement” means an agreement substantially in the form of Schedule “H”.

1.1.109“LC Fees” has the meaning ascribed to such term in subsection 4.2.2.

1.1.110“Lender” or “Lenders” means the Revolving Facility Lenders and the Term Facility Lenders (all of which are listed in Schedule “A”) and the Lenders under any New Facility, together with any Assignee(s), or, as the context permits, any of them alone. When used in connection with “Derivative Instruments”, the term “Lender” shall include any Affiliate of a Revolving Facility Lender, a Term Facility Lender and a Lender under a New Facility. When used in connection with the Guarantee Agreement, the term “Lender” shall include any counterparty to a Derivative Instrument, provided that the counterparty was a Revolving Facility Lender, an Affiliate of a Revolving Facility Lender, a Term Facility Lender, an Affiliate of a Term Facility Lender, a Lender under a New Facility or an Affiliate of a Lender under a New Facility at the time any such Derivative Instrument was entered into.

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – PAGE 26.

1.1.111“Letter of Credit” means any stand-by letter of credit or letter of guarantee issued by the Issuing Lender in accordance with the provisions hereof, and includes any stand-by letter of credit or letter of guarantee issued by the Issuing Lender in connection with the Spectrum Auction and Purchase in accordance with the provisions hereof.

1.1.112“Leverage Ratio” means, as of any date of determination, the ratio of Debt (excluding the QMI Subordinated Debt, but only up to an aggregate maximum amount of $500,000,000) of the Relevant Group as of such date to EBITDA for the preceding four quarters ending on such date.

1.1.113“Licences” means all licences, permits and authorizations issued to the VL Group by the CRTC pursuant to the Broadcasting Act (Canada) and the orders, rules, regulations and directions promulgated pursuant to such Act.

1.1.114“Loan Documents” means this Agreement, the Guarantee Agreement, any Derivative Instruments entered into with one or more Revolving Facility Lenders, Term Facility Lenders or Lenders under New Facilities (in each case, or any of their respective Affiliates), and any undertaking or other agreement executed in connection with this Agreement.

1.1.115“Loan Obligations” means all obligations of the VL Group to the Agents and Lenders under or in connection with the Loan Documents (provided that “Loan Obligations” shall not include “Derivative Obligations”), including the aggregate of Advances outstanding under this Agreement (and further including all reimbursement obligations under subsection 4.2.3 in respect of Letters of Credit issued in accordance with the provisions hereof), together with interest thereon (including, without limitation, interest accruing after the maturity of the Advances due under any Facility hereunder and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to a member of the VL Group, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) and all other debts and liabilities, present or future, direct or indirect, absolute or contingent, matured or not, at any time owing by the VL Group to the Agents and Lenders in any currency under or in connection with the Loan Documents, and all interest, Fees, fees, commissions, legal and other costs, charges and expenses incurred under or in connection with the Loan Documents, and includes the Erroneous Payment Subrogation Rights. In this definition, “the Agents and Lenders” means “the Agents and Lenders, or any of them”.

1.1.116“Majority Lenders” means (i) with respect to matters that relate to all Facilities, Lenders holding at least 51% of the combined Commitments under all Facilities, provided that if the Commitments under the Revolving Facility have expired, “Majority Lenders” shall mean Revolving Facility Lenders, Term Facility Lenders and Lenders under any New Facility to whom are owed at least 51% of the combined Loan Obligations under all Facilities, and (ii) with respect to matters that

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – PAGE 27.

relate solely to a particular Facility, Lenders holding at least 51% of the Commitments under such Facility, provided that if the Commitments under such Facility have expired, “Majority Lenders” shall mean Lenders under such Facility to whom are owed at least 51% of the Loan Obligations under such Facility.

1.1.117“Margin” means (a) under the Revolving Facility, for Prime Rate Advances, US Base Rate Advances, Term SOFR Advances, CORRA Advances, LC Fees and Standby Fees, the following annual percentages depending on the then-applicable Leverage Ratio (“x” in the table below), determined at the times and in the manner set out in the last paragraph of this definition:

Revolving Facility Tranche A

Leverage Ratio	Standby Fee	Prime Rate/US Base Rate plus	Adjusted Term CORRA / Adjusted Daily Compounded CORRA / LC Fees / Term SOFR plus
[Redacted]	[Redacted]	[Redacted]	[Redacted]
[Redacted]	[Redacted]	[Redacted]	[Redacted]
[Redacted]	[Redacted]	[Redacted]	[Redacted]
[Redacted]	[Redacted]	[Redacted]	[Redacted]
[Redacted]	[Redacted]	[Redacted]	[Redacted]

Revolving Facility Tranche B

Leverage Ratio	Standby Fee	Prime Rate/US Base Rate plus	Adjusted Term CORRA / Adjusted Daily Compounded CORRA / Term SOFR plus
[Redacted]	[Redacted]	[Redacted]	[Redacted]
[Redacted]	[Redacted]	[Redacted]	[Redacted]
[Redacted]	[Redacted]	[Redacted]	[Redacted]
[Redacted]	[Redacted]	[Redacted]	[Redacted]
[Redacted]	[Redacted]	[Redacted]	[Redacted]

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – PAGE 28.

and (b) under the Term Facility, for Prime Rate Advances, US Base Rate Advances, Term SOFR Advances and CORRA Advances, the following annual percentages depending on the then-applicable Leverage Ratio (“x” in the table below), determined at the times and in the manner set out in the last paragraph of this definition:

Term Facility Tranche B

Leverage Ratio	Prime Rate/US Base Rate plus	Adjusted Term CORRA / Adjusted Daily Compounded CORRA / Term SOFR plus
[Redacted]	[Redacted]	[Redacted]
[Redacted]	[Redacted]	[Redacted]
[Redacted]	[Redacted]	[Redacted]
[Redacted]	[Redacted]	[Redacted]
[Redacted]	[Redacted]	[Redacted]

Term Facility Tranche C

Leverage Ratio	Prime Rate/US Base Rate plus	Adjusted Term CORRA / Adjusted Daily Compounded CORRA / Term SOFR plus
[Redacted]	[Redacted]	[Redacted]
[Redacted]	[Redacted]	[Redacted]
[Redacted]	[Redacted]	[Redacted]
[Redacted]	[Redacted]	[Redacted]
[Redacted]	[Redacted]	[Redacted]

Each change resulting from a change in the Leverage Ratio shall be effective with respect to all outstanding Loan Obligations retroactively from the first day of each fiscal quarter of the Borrower, and shall be based on the financial statements and Compliance Certificates required by subsections 12.14.1 and 12.14.2, as applicable, and the Leverage Ratio derived from such financial statements. Thus,

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – PAGE 29.

the financial statements and Compliance Certificates which shall be delivered 60 days after quarter-end and 90 days after year-end (based on unaudited results and subject to readjustment upon delivery of a second Compliance Certificate in accordance with the provisions of subsection 12.14.2(b) will be used to calculate the Leverage Ratio applicable from the first day of the quarter in which such financial statements and Compliance Certificates were to be delivered. For example, the financial statements and Compliance Certificates to be delivered in respect of the quarter ending June 30 of any year of the Term shall be delivered by August 29 of that year, and shall be used to calculate the Leverage Ratio as at the end of such quarter, and the Margin shall be based on such Leverage Ratio for the period from July 1 of that year to September 30 of that year. If, as a result of an increase in the Leverage Ratio, the Margin has increased, the Agent will advise the Borrower, the Revolving Facility Lenders and the Term Facility Lenders and the Borrower will pay all additional amounts that may be due to the Revolving Facility Lenders and the Term Facility Lenders within 2 Business Days of being advised of the amount due. If, as a result of a reduction in the Leverage Ratio, the Margin has been reduced, the Agent shall advise the Borrower, the Revolving Facility Lenders and the Term Facility Lenders and the amounts owed to the Borrower (A)(i) in the case of Prime Rate Advances, CORRA Advances, US Base Rate Advances or Term SOFR Advances, will be deducted from the interest otherwise payable by the Borrower on the next interest payment date contemplated by Section 5.2 or Section 4.11, or (ii) in the case of Letters of Credit issued under the Revolving Facility (including, as relates to the Revolving Facility Tranche A and under the Swing Line Commitment), will be deducted from the LC Fees otherwise payable by the Borrower on the next LC Fee payment date contemplated by subsection 4.2.2, and (B) if no interest are payable during that period, the Lenders shall remit the necessary amounts to the Agent for payment to the Borrower. For certainty, the Margin applicable to the Facilities as of the Closing Date will be based on the calculations of the Leverage Ratio delivered to the Lenders in the Compliance Certificate prepared for the fiscal quarter ending on September 30, 2024, which Margin may thereafter change from time to time in accordance with the terms and conditions of this paragraph.

1.1.118“Market Disruption Event” has the meaning ascribed to it in Section 7.6.

1.1.119“Market Disruption Prime Rate” means the average of the Prime Rates of the Market Disruption Reference Lenders, calculated as set out in the definition of “Prime Rate” as if each such Market Disruption Reference Lender was the bank referred to in such definition; provided that such Market Disruption Prime Rate shall not exceed the Prime Rate (as defined herein) at such time by more than 0.50%.

1.1.120“Market Disruption Reference Lenders” means, for the purposes of Section 7.6, Royal Bank of Canada, The Toronto-Dominion Bank and Bank of America, N.A., Canada Branch.

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – PAGE 30.

1.1.121“Market Disruption US Base Rate” means the average of the US Base Rates of the Market Disruption Reference Lenders, calculated as set out in the definition of “US Base Rate” as if each such Market Disruption Reference Lender was the bank referred to in such definition; provided that such Market Disruption US Base Rate shall not exceed the US Base Rate (as defined herein) at such time by more than 0.50%.

1.1.122“Material Adverse Change” means (i) a material adverse change in the business, assets, liabilities, financial position, operating results or business prospects of the VL Group, taken as a whole, or (ii) a material adverse change in the ability of the Borrower and the Guarantors to perform any of their material obligations hereunder or under the Credit Documents, or (iii) the impairment, in any material respect, of the validity or enforceability of this Agreement or the Credit Documents or of the rights and remedies of the Agents or the Lenders hereunder or under the Credit Documents.

1.1.123“Net Debt Proceeds” means the gross amount of proceeds payable in cash or Cash Equivalents arising from any incurrence of Debt (except pursuant to Excluded Debt) by any member of the VL Group, less reasonable out-of-pocket costs, fees and expenses incurred in connection with such incurrence.

1.1.124“Net Disposition Proceeds” means the gross amount of proceeds payable in cash or Cash Equivalents arising from any Asset Disposition (except (i) dispositions of inventory in the ordinary course of business, (ii) dispositions of machinery, equipment, spare parts and materials, appliances or vehicles, if same are no longer necessary or useful to the operation of the business or have become obsolete, worn out, surplus, damaged or unusable, and (iii) Asset Dispositions between members of the VL Group to the extent that the Borrower complies with the provisions of Section 12.12), less (a) amounts payable to discharge or radiate Permitted Charges on the assets being disposed of, (b) the amount of Taxes arising from each such Asset Disposition and which cannot be offset against losses, depreciation or otherwise such that same must actually be paid in cash, and (c) reasonable out-of-pocket costs, fees and expenses incurred in connection with such Asset Disposition, including commissions but excluding any amounts paid to Affiliates.

1.1.125“Net Disposition Proceeds Limit” has the meaning ascribed to it in subsection 8.3.3.

1.1.126“Net Equity Proceeds” means the gross amount of proceeds payable in cash or Cash Equivalents arising from any sale or issuance of Equity Interests (or any equity-like instrument or instrument convertible into Equity Interests of a member of the VL Group or similar security or subordinated shareholder loans) by any member of the VL Group, less (a) the amount of Taxes arising therefrom which cannot be offset against losses, depreciation or otherwise such that same must

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – PAGE 31.

actually be paid in cash, and (b) reasonable out-of-pocket costs, fees and expenses incurred in connection with such sale or issuance, including commissions.

1.1.127“New Facility” means one or more credit facilities created from time to time as permitted under Section 2.4 and benefitting from the Guarantees granted pursuant to the Guarantee Agreement.

1.1.128“Notice of Borrowing” means a notice substantially in the form of Schedule “B” transmitted to the Agent by the Borrower in accordance with the provisions of Section 4.1, 4.2, 4.11 or 4.12.

1.1.129“Notice of Conversion or Rollover” means, with respect to the Revolving Facility or the Term Facility, a notice substantially in the form of Schedule “I” transmitted to the Agent by the Borrower in accordance with the provisions of Section 4.13.

1.1.130“OFAC” means The Office of Foreign Assets Control of the US Department of Treasury.

1.1.131“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

1.1.132“Payment Recipient” has the meaning ascribed to it in Section 18.20.1.

1.1.133“Péladeau Group” means any (i) individual who is related by blood, adoption or marriage to the late Pierre Péladeau; (ii) any trust (whether testamentary or otherwise) the beneficiaries of which are all individuals described in (i); or (iii) any corporation or partnership which is controlled, directly or indirectly, by one or more individuals referred to in (i) or a trust referred to in (ii), or any combination thereof.

1.1.134“Permitted Charges” means, with respect to any Person:

1.1.134.1

any Charge created by law that is assumed in the ordinary course of business and in order to exercise same, which, in the case of construction Charges in favour of contractors, sub-contractors, workmen, suppliers of materials, engineers and architects, has not at such date been registered in accordance with Applicable Law against such Person, which relates to obligations which are not yet due or delinquent, which is not related to any loan of money or obtaining of credit and which, in the aggregate, do not affect in a material way the use, the income or the benefits flowing from the

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – PAGE 32.

property so charged in the conduct of the business of such Person; any Charge resulting from judgments or decisions which such Person has, at such date, appealed or in respect of which it has sought revision and obtained a suspension of execution pending the appeal or the revision; any Charge for Taxes, assessments or governmental claims or other impositions not yet due or matured or in respect of which the validity at such date has been contested in good faith by such Person before a Governmental Authority in accordance with the provisions of Section 12.7; or which relates to a deposit of monies or securities in the ordinary course of business with respect to any Charge referred to in this paragraph, or to secure workmen’s compensation, surety or appeal bonds or security for costs of litigation; or any Charge in favour of a landlord on movable or personal property to secure the payment of rent and other amounts owing under leases for immovable or real property, provided the Charge is limited to property situated on the leased premises;

1.1.134.2

any right of a municipality or other Governmental Authority pursuant to any lease, license, franchise, grant or permit obtained by such Person, or any right resulting from a legislative provision, to terminate such lease, license, franchise, grant or permit, or requiring an annual or periodic payment as a condition of its extension;

1.1.134.3

Charges in favour of a municipality, public utility or other Governmental Authority, or which may be imposed by one or the other, when required by such body or authority with respect to the operations of such Person or in the ordinary course of its business;

1.1.134.4

Charges granted in favour of municipal authorities or public utilities on immovables acquired from time to time by such Person which do not adversely affect the value or marketability of such Person’s immovable property in any material respect;

1.1.134.5

title defects, homologated lines, zoning and building by-laws, ordinances, regulations and other governmental restrictions on the use of property, or servitudes, easements or other similar encumbrances, provided that none of the foregoing adversely affect the value or marketability of such Person’s immovable property in any material respect;

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – PAGE 33.

1.1.134.6

Charges (i) under any Capital Lease, and (ii) to secure the payment of the purchase price incurred in connection with the acquisition of assets, in each case to be used in carrying on the Core Business, including Charges existing on such assets at the time of the acquisition thereof or at the time of the acquisition by a member of the VL Group of any business entity then owning such assets, whether or not such existing Charges were given to secure the payment of the purchase price of the assets to which they attach, provided that such Charges are limited to the assets purchased and that the amount guaranteed by such Charges does not exceed 100% of the acquisition price of the assets so acquired, and, in the aggregate for (i) and (ii) above and with the Charges referred to in paragraph 1.1.134.8, shall not exceed 15% of Consolidated Net Tangible Assets of the Borrower;

1.1.134.7	bankers’ liens, rights of set-off or similar rights to deposit accounts or the funds maintained with a credit or deposit-taking institution;
1.1.134.8

other Charges on the assets of the VL Group securing other Debt of any member of the VL Group, provided that the amount guaranteed by such Charges does not exceed, in the aggregate  with  the  Charges  referred  to  in paragraph 1.1.134.6, 15% of Consolidated Net Tangible Assets of the Borrower.

1.1.135“Person” means a legal person, a natural person, a joint venture, a partnership, a trust, an entity without juridical personality, a Governmental Authority or any ministry, organization or intermediary of such Governmental Authority.

1.1.136“Prime Rate” means, on any day, the greater of (i) the reference rate of interest, expressed as an annual rate, publicly announced or posted from time to time by the Lender then acting as Agent (or, in the case of Swing Line Advances, the Swing Line Lender) as being its reference rate then in effect for determining interest rates on demand commercial loans granted in Canada in Canadian Dollars to its clients (whether or not any such loans are actually made), and (ii) the rate of interest per annum equal to the one-month Adjusted Term CORRA on such day, plus 1%. For greater certainty, if the Prime Rate as determined above shall ever be less than the Floor, then the Prime Rate shall be deemed to be the Floor.

1.1.137“Prime Rate Advance” means, at any time, the portion of the Advances in Canadian Dollars with respect to which the Borrower has chosen, or, in accordance with the provisions hereof, is obliged, to pay interest on the Prime Rate Basis.

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – PAGE 34.

1.1.138“Prime Rate Basis” means the basis of calculation of interest on the Prime Rate Advances, or any part thereof, made in accordance with the provisions of Sections 5.1 and 5.2.

1.1.139“Proceeds of Crime Act” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and the regulations promulgated thereunder.

1.1.140“QMI Subordinated Debt” means the unsecured Debt of the Borrower owed to Quebecor Media Inc. with interest at a rate not exceeding the greater of (y) the three month Adjusted Term CORRA on such day, plus 3.0% per annum, or (z) 7% per annum, which Debt has no required redemption provisions and matures at least 6 months after the expiry of the Term hereof and has been subordinated in right of payment to the obligations of the VL Group hereunder and under the Loan Documents pursuant to an agreement in form and substance acceptable to the Lenders and their counsel.

1.1.141“Rateable Share” means, with respect to (a) any Revolving Facility Tranche A Lender, the percentage of the total Commitments under the Revolving Facility Tranche A represented by such Lender’s Commitment under the Revolving Facility Tranche A, (b) any Revolving Facility Tranche B Lender, the percentage of the total Commitments under the Revolving Facility Tranche B represented by such Lender’s Commitment under the Revolving Facility Tranche B, (c) any Term Facility Tranche B Lender, the percentage of the total Commitments under the Term Facility Tranche B represented by such Lender’s Commitment under the Term Facility Tranche B, (d) any Term Facility Tranche C Lender, the percentage of the total Commitments under the Term Facility Tranche C represented by such Lender’s Commitment under the Term Facility Tranche C, or (e) any Lender under a New Facility, the percentage of the total Commitments under such New Facility represented by such Lender’s Commitment under such New Facility. If the Commitments under the Revolving Facility or Commitments under the Term Facility have been cancelled, terminated or expired, or if the calculation is required under the provisions of Section 18.8, the Rateable Share of a Revolving Facility Lender, a Term Facility Lender or a Lender under a New Facility shall be calculated by dividing (A) (i) the portion of the Loan Obligations under the Revolving Facility owed to such Revolving Facility Lender plus the amount owed to such Revolving Facility Lender on account of Derivative Obligations, (ii) the portion of the Loan Obligations under the Term Facility owed to such Term Facility Lender plus the amount owed to such Term Facility Lender on account of Derivative Obligations (which amount on account of Derivative Obligations shall be zero if such Term Facility Lender is also a Revolving Facility Lender and such amount has already been taken into account under (A)(i) above), and (iii) the portion of the Loan Obligations under such New Facility owed to such Lender plus the amount owed to such Lender under such New Facility on account of Derivative Obligations (which amount on account of Derivative Obligations shall be zero if such Lender under such New Facility is also a Revolving Facility Lender or a Term Facility

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Lender and such amount has already been taken into account under (A)(i) or (A)(ii) above), by (B) the aggregate amount of the Guaranteed Obligations, giving effect to any Assignments pursuant to the provisions of Article 16. If there is a Defaulting Lender, the “Rateable Share” shall be adjusted in accordance with the provisions of Section 18.16 without increasing the Commitment of any Lender.

1.1.142“Relevant Canadian Governmental Body” means the Bank of Canada, or a committee officially endorsed or convened by the Bank of Canada, or any successor thereto.

1.1.143“Relevant Group” means:

(a)

when used for the purposes of Section 8.3, Article 12 (other than Section 12.11), Article 13 and Article 14, including to the extent used in any defined term used therein (or any defined term used within such definitions or any component thereof), the VL Group, and

(b)	when used for the purposes of Section 12.11, including to the extent used in any defined term used therein (or any defined term used within such definitions or any component thereof),
i)

the VL Group on an Adjusted Consolidated basis if, at the relevant time, (x) the Adjusted Consolidated (A) EBITDA on a rolling four-quarter basis, or (B) assets (excluding Back-to-Back Securities), or (C) Debt, in each case, of the VL Group, is less than 85% of, as applicable, (y) the EBITDA on a rolling four-quarter basis, or the assets (excluding Back-to-Back Securities), or the Debt, in each case of the Borrower on a consolidated basis, or

ii)	otherwise, the Borrower on a consolidated basis.

Accordingly, assets, EBITDA and Debt shall be calculated on an Adjusted Consolidated basis when such terms apply to the VL Group and on a consolidated basis when such terms apply to the Borrower.

1.1.144“Required Lenders-Acceleration” means no less than three (3) Lenders holding at least 51% of the combined Loan Obligations under all Facilities, unless there are two or less Lenders, in which case, “Required Lenders-Acceleration” means all Lenders.

1.1.145“Requisite Disruption Lenders” means, at any time, Lenders representing at such time more than 35% of the total Commitments under the Revolving Facility, the Term Facility and New Facilities at such time.

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1.1.146“Revolving Facility” means the Facility under which the portion of the Credit described in subsection 2.1.1 is available.

1.1.147“Revolving Facility Fees” means the fees payable to the Agent and the Revolving Facility Lenders, as set out in Section 5.12.

1.1.148“Revolving Facility Lender” means a Lender having a Commitment under any Revolving Facility Tranche.

1.1.149“Revolving Facility Tranche A” means the tranche of the Revolving Facility made available to the Borrower pursuant to subsection 2.1.1(a).

1.1.150“Revolving Facility Tranche A Lender” means a Lender having a Commitment under the Revolving Facility Tranche A.

1.1.151“Revolving Facility Tranche A Maturity Date” means February 26, 2030.

1.1.152“Revolving Facility Tranche B” means the tranche of the Revolving Facility made available to the Borrower pursuant to subsection 2.1.1(b).

1.1.153“Revolving Facility Tranche B Lender” means a Lender having a Commitment under the Revolving Facility Tranche B.

1.1.154“Revolving Facility Tranche B Maturity Date” means February 25, 2026.

1.1.155“Revolving Facility Tranches” refers collectively to the Revolving Facility Tranche A and the Revolving Facility Tranche B, and “Revolving Facility Tranche” refers to any one thereof, as the context requires.

1.1.156“Rollover Date” means, with respect to a Term SOFR Advance or a CORRA Advance, the date of any such Advance, or the first day of any Interest Period.

1.1.157“Sanctioned Person” means a Person named on the list of “Specially Designated Nationals” maintained by OFAC or otherwise designated under or subject of any Sanctions Laws.

1.1.158“Sanctions Event” is used with the defined meaning assigned in Section 11.18.

1.1.159“Sanctions Laws” means any economic, trade or financial sanctions or trade embargoes imposed, administered or enforced from time to time under laws and executive orders of the Canadian government (including without limitation under the Special Economic Measures Act (Canada), the United Nations Act (Canada), the Freezing Assets of Corrupt Foreign Officials Act (Canada), the

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Justice for Victims of Corrupt Foreign Officials Act (Sergei Magnitsky Law) and the Criminal Code (Canada) and, in each case, the regulations promulgated thereunder), the United States government, or any other relevant sanctions authority.

1.1.160“Scheduled Unavailability Date-Term SOFR” has the meaning specified in clause (b) of subsection 5.15.2.

1.1.161“Second Currency” has the meaning ascribed to it pursuant to Section 15.1.

1.1.162“Selected Amount” means, (i) with respect to a CORRA Advance, the amount of the Advances in Canadian Dollars which the Borrower has asked, in accordance with Section 4.12, that the interest payable thereon be calculated on the Term CORRA Basis or Daily Compounded CORRA Basis, as applicable, and

(ii) with respect to a Term SOFR Advance, the amount of the Advances in US Dollars in respect of which the Borrower has asked, in accordance with Section 4.11, that the interest payable thereon be calculated on the Term SOFR Basis.

1.1.163“Seventh Amendment Closing Date” means April 3, 2023.

1.1.164“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

1.1.165“SOFR Adjustment” means

(a)with respect to Daily Simple SOFR, 0.10% (10 basis points); and

(b)with respect to Term SOFR, 0.10% (10 basis points) for an Interest Period of one-month’s duration, 0.15% (15 basis points) for an Interest Period of three- months’ duration, and 0.25% (25 basis points) for an Interest Period of six-months’ duration.

1.1.166“Solvency Certificate” means a certificate attesting that a Person is Solvent, delivered in accordance with the provisions of Section 13.6.

1.1.167“Solvent” means, with respect to any Person, as of any date of determination, that such Person is not an “insolvent person”, as defined in the Bankruptcy and Insolvency Act (Canada), a “debtor company”, as defined in the Companies’ Creditors Arrangement Act (Canada), and is not insolvent under any analogous defined term as used in any other Applicable Laws.

1.1.168“Special Majority Tranche A Lenders” has the meaning ascribed to it in Section 2.5.

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1.1.169“Spectrum Auction and Purchase” means any process by Industry Canada, the CRTC or another Governmental Authority in connection with the auction of spectrum licences for advanced wireless services and other spectrum to be used in the Core Business.

1.1.170“Standby Fee” has the meaning ascribed to it in subsection 5.12.1.

1.1.171“Subsidiary” means any Person in respect of which the majority of the issued and outstanding capital stock (including securities convertible into voting shares and options to purchase voting shares) granting a right to vote in all circumstances is at the relevant time owned by the Borrower or one or more of its Subsidiaries, and includes any partnership and limited partnership that would be an Affiliate if it was a corporation.

1.1.172“Successor Rate (USD)” has the meaning specified in subsection 5.15.2.

1.1.173“Swing Line Advances” means a Prime Rate Advance, a US Base Rate Advance or the issuance of a Letter of Credit (in the latter case, subject to prior notice as required by the Swing Line Lender in accordance with its normal practice) under the Revolving Facility Tranche A by the Swing Line Lender to the Borrower in an aggregate principal amount outstanding at any time not exceeding the Swing Line Commitment. All Swing Line Advances are available only by way of Prime Rate Advances, US Base Rate Advances or the issuance of Letters of Credit, and may not be converted into any other form of borrowing.

1.1.174“Swing Line Commitment” means $55,000,000.

1.1.175“Swing Line Lender” means The Toronto-Dominion Bank and any successor thereof appointed pursuant to Section 4.3. For greater certainty, where the context permits, references to “Lenders” herein include the Swing Line Lender.

1.1.176“Swing Line Loan” means, at any time, the aggregate of the Swing Line Advances outstanding at any time in accordance with the provisions hereof, together with any other amount in interest and accessory costs payable to the Swing Line Lender by the Borrower pursuant hereto.

1.1.177“Tax Benefit Transaction” means, for so long as the Borrower is a direct or indirect subsidiary of Quebecor Inc. (“Quebecor”), any transaction between a member of the VL Group and Quebecor or any of its Affiliates, the primary purpose of which is to create tax benefits for any member of the VL Group or for Quebecor or any of its Affiliates; provided, however, that (1) the member of the VL Group involved in the transaction obtains a favourable tax ruling from a competent tax authority or a favourable tax opinion from a nationally recognized Canadian law or accounting firm having a tax practice of national standing as to the tax efficiency of the transaction for such member of the VL Group (except that such

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ruling or opinion shall not be required in respect of a transaction with substantially similar tax and transactional attributes as a previous Tax Benefit Transaction in respect of which such a tax ruling or opinion was obtained as certified by the Vice President Taxation of the Borrower (or any officer having similar functions)); (2) the Borrower delivers to the Agent a resolution of the board of directors of the Borrower to the effect the transaction will not prejudice the Lenders and certifying that such transaction has been approved by a majority of the disinterested members of such board of directors; (3) such transaction is set forth in writing; and (4) the EBITDA is not reduced after giving pro forma effect to the transaction as if the same had occurred at the beginning of the most recently ended four fiscal quarter period of the Borrower for which internal financial statements are available; provided, however, that if such transaction shall thereafter cease to satisfy the preceding requirements as a Tax Benefit Transaction, it shall thereafter cease to be a Tax Benefit Transaction for purposes of this Agreement and shall be deemed to have been effected as of such date and, if the transaction is not otherwise permitted by this Agreement as of such date, the Borrower will be in Default hereunder if such transaction does not comply with the preceding requirements or is not otherwise unwound within 30 days of that date.

1.1.178“Tax Consolidation Transaction” means a transaction in which (i) a member of the VL Group (the “Initiator”) borrows an amount by way of a daylight loan, (ii) the same amount is then used to lend to another member of the VL Group (“Lossco”) by way of an interest bearing loan (the “Lossco Loan”), (iii) Lossco subscribes to an equivalent amount of preferred shares of another VL Group member (“Newco”), (iv) Newco lends the same amount by way of an interest free loan to the Initiator (the “Newco Loan”), and (v) the Initiator reimburses the daylight loan. Subject to the last sentence of this paragraph, interest on the Lossco Loan would accrue on a daily basis and be payable periodically and at the maturity of the Lossco Loan along with the principal of such loan. Such interest payments and principal repayments would be funded from periodic preferred dividend payments, the redemption of preferred shares and a preferred dividend payment at the maturity of the Lossco Loan, in each case received from Newco. To fund Newco’s aforesaid dividend payments and share redemptions, the Initiator would make periodic cash contributions to Newco’s contributed surplus and, at maturity of the Lossco Loan, would make a cash contribution to Newco’s contributed surplus and reimburse the Newco Loan. For the purposes of the foregoing, the Initiator would borrow by way of daylight loans the required amounts to pay each contribution and to reimburse the Newco Loan and would reimburse each daylight loan using the proceeds of the interest and principal paid to it under the Lossco Loan. Any lender who is not the Borrower or a Guarantor shall execute a subordination agreement in favour of the Agent in substantially the form attached hereto as Schedule “G” if at all times during the Tax Consolidation Transaction such lender is an operating entity or has Debt other than Debt contemplated by the Tax Consolidation Transaction.

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1.1.179“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

1.1.180“Term” means (i) with respect to the Revolving Facility, (a) as it relates to the Revolving Facility Tranche A, the period commencing on the Closing Date and terminating on the Revolving Facility Tranche A Maturity Date, as same may be extended from time to time pursuant to Section 2.5, and (b) as it relates to the Revolving Facility Tranche B, the period commencing on the Closing Date and terminating on the Revolving Facility Tranche B Maturity Date, as same may be extended from time to time pursuant to Section 2.6, unless the Borrower has exercised the Term Loan Conversion Option, in which case, the “Term” shall mean the period commencing on the Closing Date and terminating on the Term Loan Conversion Maturity Date and (ii) with respect to the Term Facility, (a) as it relates to the Term Facility Tranche B, the period commencing on the Seventh Amendment Closing Date and terminating on the Term Facility Tranche B Maturity Date, and (b) as it relates to the Term Facility Tranche C, the period commencing on the Seventh Amendment Closing Date and terminating on the Term Facility Tranche C Maturity Date.

1.1.181“Term CORRA” means, for any calculation with respect to a Term CORRA Advance, the Term CORRA Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term CORRA Determination Day”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term CORRA Administrator; provided, however, that if as of 1:00 p.m. (Montreal time) on any Periodic Term CORRA Determination Day the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Canadian Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to such Periodic Term CORRA Determination Day; provided, however, if the Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator more than three (3) Business Days prior to such Periodic Term CORRA Determination Day, then Term CORRA will be the interest rate (expressed as a rate per annum on the basis of a year of 365 days) for a comparable tenor quoted by the Agent as of such Periodic Term CORRA Determination Day.

1.1.182“Term CORRA Adjustment” means, with respect to Term CORRA, a percentage per annum equal to (i) 0.29547% (29.547 basis points) for an Interest Period of one-month’s duration and (ii) 0.32138% (32.138 basis points) for an Interest Period of three-months’ duration.

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1.1.183“Term CORRA Administrator” means Candeal Benchmark Administration Services Inc., TSX Inc., or any successor administrator.

1.1.184“Term CORRA Advance” means, at any time, the part of the Advances with respect to which the Borrower has chosen to pay interest on the Term CORRA Basis.

1.1.185“Term CORRA Basis” means the basis of calculation of interest on Term CORRA Advances, or any part thereof, made in accordance with the provisions of Sections 5.6.1 and 5.7.

1.1.186“Term CORRA Interpolated Rate” means, for any Term CORRA Non-Standard Interest Period, the rate per annum determined by the Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) Adjusted Term CORRA for an Interest Period of 1 month and (b) Adjusted Term CORRA for an Interest Period of 3 months; provided that when determining the Term CORRA Interpolated Rate for a Term CORRA Non-Standard Interest Period which is less than one month, the Term CORRA Interpolated Rate shall be deemed to be Adjusted Term CORRA for an Interest Period of one month.

1.1.187“Term CORRA Non-Standard Interest Period” has the meaning set out in the definition of “Adjusted Term CORRA”;

1.1.188“Term CORRA Reference Rate” means the forward-looking term rate based on CORRA;

1.1.189“Term Facility” means the Facility under which the portion of the Credit described in subsection 2.1.2 is available.

1.1.190“Term Facility Fees” means the fees payable to the Agent and to the Term Facility Lenders, as set out in Section 5.12.

1.1.191“Term Facility FX Availability” has the meaning ascribed to it in subsection 4.10.1.2.

1.1.192“Term Facility FX Availability Amount” has the meaning ascribed to it in subsection 4.10.2.

1.1.193“Term Facility FX Determination” has the meaning ascribed to it in subsection 4.10.1;

1.1.194“Term Facility FX Determination Date” has the meaning ascribed to it in subsection 4.10.1;

1.1.195“Term Facility FX Excess” has the meaning ascribed to it in subsection 4.10.1.1.

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1.1.196“Term Facility FX Excess Amount” has the meaning ascribed to it in subsection 4.10.1.1.

1.1.197“Term Facility Lender” means a Lender having a Commitment under the Term Facility.

1.1.198“Term Facility Tranches” refers collectively to the Term Facility Tranche B and the Term Facility Tranche C, and “Term Facility Tranche” refers to any one thereof, as the context requires.

1.1.199“Term Facility Tranche B” means the tranche of the Term Facility made available to the Borrower pursuant to subsection 2.1.2(a).

1.1.200“Term Facility Tranche B Lender” means a Lender having a Commitment under the Term Facility Tranche B.

1.1.201“Term Facility Tranche B Maturity Date” means April 3, 2026.

1.1.202“Term Facility Tranche C” means the tranche of the Term Facility made available to the Borrower pursuant to subsection 2.1.2(b).

1.1.203“Term Facility Tranche C Lender” means a Lender having a Commitment under the Term Facility Tranche C.

1.1.204“Term Facility Tranche C Maturity Date” means April 3, 2027.

1.1.205“Term Loan Conversion Date” has the meaning ascribed to it in Section 2.6.

1.1.206“Term Loan Conversion Maturity Date” has the meaning ascribed to it in Section 2.6.

1.1.207“Term Loan Conversion Option” has the meaning ascribed to it in Section 2.6.

1.1.208“Term Loan Conversion Period” means the period commencing on the Term Loan Conversion Date and terminating on the Term Loan Conversion Maturity Date.

1.1.209“Term SOFR” means, for any Interest Period with respect to a Term SOFR Advance, the rate per annum equal to the Term SOFR Screen Rate two US Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first US Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment for such Interest Period; and provided that if the Term SOFR determined in accordance with the

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foregoing would otherwise be less than the Floor, the Term SOFR shall be deemed to be the Floor for purposes of this Agreement.

1.1.210“Term SOFR Advance” means, at any time, the part of the Advances with respect to which the Borrower has chosen to pay interest on the Term SOFR Basis.

1.1.211“Term SOFR Basis” means the basis of calculation of interest on Term SOFR Advances, or any part thereof, made in accordance with the provisions of Sections 5.3 and 5.4.

1.1.212“Term SOFR Replacement Date” has the meaning specified in Section 5.15.2.

1.1.213“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Agent) and published by CME (or any successor administrator satisfactory to the Agent) or such other commercially available source providing such quotations as may be designated by the Agent from time to time.

1.1.214“Tranche A Extension Request” has the meaning ascribed to it in Section 2.5.

1.1.215“Tranche B Extension Request” has the meaning ascribed to it in Section 2.6.

1.1.216“Unadjusted Canadian Benchmark Replacement” means the applicable Canadian Benchmark Replacement excluding the related Canadian Benchmark Replacement Adjustment.

1.1.217“US Base Rate” means, on any day, the greater of (a) the rate of interest, expressed as an annual rate, publicly announced or posted from time to time by Royal Bank of Canada as being its reference rate then in effect for determining interest rates on demand commercial loans granted in Canada in US Dollars to its clients (whether or not such loans are actually made); and (b) the Federal Funds Effective Rate plus .50% per annum. For greater certainty, if the US Base Rate as determined above shall ever be less than the Floor, then the US Base Rate shall be deemed to be the Floor.

1.1.218“US Base Rate Advance” means, at any time, the part of the Advances in US Dollars with respect to which the Borrower has chosen, or, in accordance with the provisions hereof, is obliged, to pay interest on the US Base Rate Basis.

1.1.219“US Base Rate Basis” means the basis of calculation of interest on the US Base Rate Advances, or any part thereof, made using the US Base Rate, plus the Margin applicable to Prime Rate Advances.

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1.1.220“US Dollars” or “US $” means the lawful currency of the United States of America in same day immediately available funds or, if such funds are not available, the currency of the United States of America which is ordinarily used in the settlement of international banking operations on the day on which any payment or any calculation must be made pursuant to this Agreement.

1.1.221“US Government Securities Business Day” means any business day on any day of the year, other than a Saturday, Sunday, except any business day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

1.1.222“VL Group” means, collectively, the Borrower and all of its wholly-owned Subsidiaries, and a reference to a “member of the VL Group” means any of them; a list of the members of the VL Group as of the Closing Date is provided in Schedule “F” hereto.

1.2	Interpretation

Unless stipulated to the contrary, the words used herein which indicate the singular include the plural and vice versa and the words indicating masculine include the feminine and vice versa. In addition, the word “includes” (or “including”) shall be interpreted to mean “includes (or including) without limitation”. Finally, any reference to a time shall mean local time in the City of Montreal, Province of Quebec.

1.3Currency

Unless the contrary is indicated, all amounts referred to herein are expressed in Canadian Dollars.

1.4Generally Accepted Accounting Principles

Unless the Lenders and the Borrower shall otherwise expressly agree or unless otherwise expressly provided herein (for example, in connection with the definition of “Adjusted Consolidated”), all of the terms of this Agreement which are defined under the rules constituting Generally Accepted Accounting Principles shall be interpreted, and all financial statements and reports to be prepared hereunder shall be prepared, in accordance with Generally Accepted Accounting Principles in effect from time to time.

If at any time any change in GAAP would affect any requirement set forth in any Loan Document, and either the Borrower or the Majority Lenders shall so request, the Agent, the Lenders and the Borrower shall negotiate in good faith to amend such requirement with the intent of having the respective positions of the Borrower and the Lenders after the coming into force of such change in GAAP conform as nearly as possible to their respective positions under the Credit Agreement immediately prior to January 1, 2022; provided that

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(A) until so amended, (i) such requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Agent and the Lenders a reconciliation between calculations of such requirement made before and after giving effect to such change in GAAP, and (B) no fees (other than reasonable legal fees incurred by the Lenders to amend any such Loan Document to evidence any such amendment), premiums, increases in pricing or other costs shall be charged to, or borne by, the Borrower in connection with any such amendment. For greater certainty, it is hereby understood and agreed that any reconciliation between calculations of such requirement before and after giving effect to such change in GAAP made by or on behalf of the Borrower for purposes of determining compliance with any such requirement set forth in any Loan Document shall be unaudited. However, if it so requires, the Agent shall be entitled to obtain, at the expense of the Borrower, a confirmation in form and substance acceptable to the Agent, acting reasonably, from the Borrower’s auditors or another expert confirming the substance of the reconciliation so provided.

1.5Division and Titles

The division of this Agreement into Articles, Sections and subsections and the insertion of titles are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

1.6Rates

The Agent does not warrant, nor accept responsibility, nor shall the Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate (USD) or Canadian Benchmark Replacement (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes (USD) or Conforming Changes (CAD). The Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate (USD) or Canadian Benchmark Replacement) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrower. The Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate (USD) or Canadian Benchmark Replacement) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

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2.	THE CREDIT
2.1	Credit Facilities

Subject to the provisions hereof, and in particular, to the provisions of Article 3, each Lender agrees to make available to the Borrower, individually and not jointly and severally or solidarily, its Commitment in the Credit, which Credit consists of:

2.1.1	the Revolving Facility, in a maximum amount equal to $500,000,000 (subject to increases in accordance with Section 2.4), which Facility is available in two tranches:
(a)

a tranche initially in the amount of $250,000,000 (including the Swing Line Commitment which forms part of such tranche) maturing on the Revolving Facility Tranche A Maturity Date (subject to extensions in accordance with Section 2.5); and

(b)	a tranche initially in the amount of $250,000,000 maturing on the Revolving Facility Tranche B Maturity Date (subject to extensions in accordance with Section 2.6); and
2.1.2	the Term Facility, in a maximum amount equal to $1,400,000,000, which Facility is available in two tranches:
(a)	a tranche in the amount of $700,000,000 maturing on the Term Facility Tranche B Maturity Date; and
(b)	a tranche in the amount of $700,000,000 maturing on the Term Facility Tranche C Maturity Date.

Irrespective of whether or not any Swing Line Advances have been made or remain outstanding, the amount available under the Revolving Facility Tranche A (other than for the purposes of the calculation under subsection 5.12.1) shall be deemed to be reduced by an amount equal to the Swing Line Commitment.

2.2	The Revolving Facility

All Advances under each Revolving Facility Tranche and the Swing Line Advances shall be in Canadian Dollars or US$ and may be repaid and re-borrowed by the Borrower at all times during the applicable Term, save and except that during the Term Loan Conversion Period, the Revolving Facility Tranche B is non-revolving and any amount that is repaid or prepaid under the Revolving Facility Tranche B during the Term Loan Conversion Period may not be reborrowed and shall automatically and permanently reduce the Revolving Facility Tranche B by an amount equal to such repayment or prepayment.

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – PAGE 47.

2.3The Term Facility

2.3.1The Term Facility has been disbursed in full on the Seventh Amendment Closing Date. The Term Facility Tranche A (as defined in the Existing Credit Agreement) has been repaid in full prior to the Closing Date.

2.3.2The Advances under the Term Facility shall be in Canadian Dollars or US$ and may be repaid at all times during the Term.

2.3.3The Term Facility is non-revolving and any amount that is repaid or prepaid under the Term Facility may not be reborrowed and shall automatically and permanently reduce the Term Facility by an amount equal to such repayment or prepayment, save and except that the Term Facility shall not be so reduced in connection with a repayment contemplated in Section 4.10.

2.4Incremental Commitments and Facilities

The Borrower may, at any time (with a minimum of $25,000,000 of New Commitments each time, but without any minimum for a New Facility) during the Term of the Revolving Facility, by written notice to the Agent, elect to request an increase to the existing Commitments under the Revolving Facility (any such increase, the “New Commitments”) or elect to create a New Facility, in accordance with the provisions of this Section.

2.4.1The aggregate amount of any such New Commitments and available commitments under any New Facility shall not exceed an amount equal to $1,000,000,000. The notice shall specify the date (the “Increased Amount Date”) on which the Borrower proposes that the New Commitments or New Facility shall be effective, which shall be a date not less than 15 Business Days after the date on which such notice is delivered to the Agent. To the extent the New Commitments are being requested to increase the Commitments under the Revolving Facility, the notice shall also specify the Revolving Facility Tranche(s) to which the New Commitments will be allocated and, where the New Commitments are to be allocated to both Revolving Facility Tranches, the exact allocation of the New Commitments to each Revolving Facility Tranche shall also be specified. The notice in respect of New Commitments shall provide that the Borrower is first offering the opportunity to provide each New Commitment to the then-existing Revolving Facility Lenders, who may accept same on a pro rata basis or as they may otherwise agree. Any Revolving Facility Lender approached to provide all or a portion of the New Commitments may elect or decline, in its sole discretion, to provide a New Commitment.

2.4.2The existing Revolving Facility Lenders shall advise the Agent within 10 Business Days following receipt of the Borrower’s request for New Commitments as to the extent, if any, to which they wish to provide the New Commitments, and the Agent shall so advise the Borrower. The Borrower shall then identify each Person that is an Eligible Assignee (each, a “New Lender”) to whom the Borrower proposes any portion of such New Commitments not accepted by an existing Revolving Facility Lender be allocated and the

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amounts of such allocations, within 2 Business Days from receipt of the Agent’s notice referred to in the preceding sentence.

2.4.3The New Commitments and any New Facility shall become effective as of the Increased Amount Date, provided that (a) no Default or Event of Default shall exist on the Increased Amount Date before or after giving effect to such New Commitments or New Facility; (b) the Borrower shall be in pro forma compliance with each of the covenants set forth in Section 12.11 as of the last day of the most recently ended fiscal quarter after giving effect to such New Commitments or New Facility; (c) the New Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower, the Guarantors, the New Lenders and the Agent, each of which shall be recorded in the Register (as defined in Section 16.3), and each New Lender shall be subject to the requirements set forth in Section 7.3; (d) the New Facility shall be effected pursuant to one or more amendments referred to in subsection 2.4.7; (e) the Borrower shall make any payments required pursuant to Section 7.4 in connection with the New Commitments; and (f) the Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Agent in connection with any such transaction.

2.4.4On or before the Increased Amount Date (with effect as of the Increased Amount Date), subject to the satisfaction of the foregoing terms and conditions, (a) with respect to all New Commitments, each of the Revolving Facility Lenders shall assign to each of the New Lenders, who shall purchase same, at the principal amount thereof (together with accrued interest), such interests in the Loan Obligations under the Revolving Facility outstanding on the Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Loan Obligations under the relevant Facility will be held by existing Revolving Facility Lenders and New Lenders ratably in accordance with their Commitments after giving effect to the addition of such New Commitments to the Commitments, (b) each New Commitment and commitment under a New Facility shall be deemed for all purposes a Commitment and each Advance made thereunder (a “New Advance”) shall be deemed, for all purposes, a Loan Obligation under the Facilities, (c) each New Lender shall become a Lender with respect to the New Commitment and all matters relating thereto, and (d) each Lender under a New Facility shall become a Lender with respect to the New Facility and all matters relating thereto.

2.4.5The Agent shall notify the Lenders, promptly upon receipt, of the Borrower’s notice of the Increased Amount Date, the New Commitments and New Lenders in respect thereof, and any New Facility, as well as the effect of same as contemplated by the preceding paragraph.

2.4.6The terms and provisions of the New Commitments under the Revolving Facility and New Advances thereunder shall be identical to the terms and provisions of the Loan Obligations, except in respect of any upfront fees or other similar fees to be paid in respect of New Commitments under the Revolving Facility. The terms and provisions of the New Commitments and New Advances not intended to simply be increases in the amount of the Revolving Facility shall be identical to the terms and provisions of the Loan Obligations, except as they relate to pricing, term, and amortization and repayment.  For greater

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certainty, in respect of any increase contemplated in the first two sentences above, no additional Fees shall be payable in respect of any then-existing Commitments. Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Agent, to give effect to the provisions of this Section 2.4.

2.4.7With respect to any New Facility and notwithstanding any other provision of this Agreement to the contrary, only the Borrower, the applicable lenders and agents under such New Facility and the Agent shall enter into an amendment to this Agreement to reflect all changes necessary or appropriate, in the opinion of the Agent, as a result of such New Facility, without the need to obtain the signatures of each of the existing Lenders to such amendment.

2.5Extension of Term - Revolving Facility Tranche A

By notice in writing to the Agent for delivery to the Revolving Facility Tranche A Lenders given at any time during any financial year of the Borrower (but not more often than once in every financial year and no later than 90 days prior to the end of the then current Term), the Borrower may request (a “Tranche A Extension Request”) that the Revolving Facility Tranche A Lenders extend the Term of the Revolving Facility Tranche A for a period no greater than five years from the date upon which the requested extension takes effect.

The Revolving Facility Tranche A Lenders undertake to respond to the Tranche A Extension Request not more than 30 days from receipt. If any Revolving Facility Tranche A Lender fails to so respond, such Revolving Facility Tranche A Lender shall be deemed to be an Extension Non-Consenting Tranche A Lender, as defined below. Each Tranche A Extension Request must be consented to by Revolving Facility Tranche A Lenders holding not less than ⅔ of the Commitments under the Revolving Facility Tranche A (herein the “Special Majority Tranche A Lenders”), failing which it will be deemed to have been refused.

At the option and expense of the Borrower (including the fee payable under subsection 16.2.2(f) hereof), and provided the Special Majority Tranche A Lenders have consented to the Tranche A Extension Request, any Revolving Facility Tranche A Lender not consenting thereto (an “Extension Non-Consenting Tranche A Lender”) may be replaced, in whole or in part, by one or more Revolving Facility Lenders, or by a new Revolving Facility Lender satisfactory to the Borrower, the Agent, the Issuing Lenders and the Swing Line Lenders, in each case acting reasonably. In such case, such Extension Non-Consenting Tranche A Lender shall promptly assign its rights, benefits and obligations as a Revolving Facility Tranche A Lender under the Revolving Facility Tranche A to such other or new Revolving Facility Lender in accordance with the provisions of subsection 16.2.2. If, and to the extent that, the full amount of the Commitments of any Extension Non-Consenting Tranche A Lender is not so assumed, (a) all Loan Obligations owed to such Extension Non-Consenting Tranche A Lender shall be fully repaid (together with interest and fees related thereto) by the Borrower to such Extension Non-Consenting Tranche A Lender on, and (b) the Commitments of such Extension Non-Consenting Tranche A Lender will terminate on, the then-applicable expiry date of the Term, without

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regard to the extension sought in the Tranche A Extension Request, and the Credit under the Revolving Facility Tranche A shall be reduced accordingly on that date.

2.6Extension of Term - Revolving Facility Tranche B

The Borrower may request, once per year by notice in writing to the Agent given at any time during such year, that the Revolving Facility B Lenders extend the Term of the Revolving Facility Tranche B (a “Tranche B Extension Request”) for an additional period of 364 days from the date upon which the requested extension takes effect. The Agent shall promptly notify the Revolving Facility Tranche B Lenders of any such Tranche B Extension Request.

The Revolving Facility Tranche B Lenders undertake to respond to the Tranche B Extension Request not more than 30 days from receipt. If any Revolving Facility Tranche B Lender fails to so respond, such Revolving Facility Tranche B Lender shall be deemed to have refused the Tranche B Extension Request, and, unless the Borrower exercises the Term Loan Conversion Option (as defined below), the Commitment of such Revolving Facility Tranche B Lender under the Revolving Facility Tranche B will terminate on the then expiry date of the Term of the Revolving Facility Tranche B. If the Borrower does not exercise the Term Loan Conversion Option and such Revolving Facility Tranche B Lender is not replaced as set forth below, the Credit under the Revolving Facility Tranche B shall be reduced accordingly on the date set forth in the immediately preceding sentence.

At the option of the Borrower, any Revolving Facility Tranche B Lender not consenting to an extension of the Term of the Revolving Facility Tranche B, including, for certainty, a Revolving Facility Tranche B Lender that is deemed to have refused by reason of its failure to respond to the applicable Tranche B Extension Request (an “Extension Non-Consenting Tranche B Lender”) may be replaced, in whole or in part, by one or more Revolving Facility Tranche B Lenders, or by a new Revolving Facility Tranche B Lender satisfactory to the Borrower and the Agent, in each case acting reasonably, in which case such Extension Non-Consenting Tranche B Lender shall be obliged to promptly assign its rights, benefits and obligations as a Revolving Facility Tranche B Lender to such other Revolving Facility Tranche B Lender or such new Revolving Facility Tranche B Lender, as the case may be, in accordance with the provisions of Section 16.2, except that in such case, the fee payable under Section 16.2.2(f) shall be payable by the Borrower and not the assigning Lender.

If less than 100% of the Commitments under the Revolving Facility Tranche B are extended or taken up by existing or new Revolving Facility Tranche B Lenders, then the Borrower may, at its option, either (a) exercise the Term Loan Conversion Option effective as of the expiry of the Term of the Revolving Facility Tranche B, upon which all extensions shall be cancelled, or (b) extend the Revolving Facility Tranche B for such lower amount reflecting the percentage of Commitments extended or taken up by existing or new Revolving Facility Tranche B Lenders.

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Provided there is no Default or Event of Default, if (a) the Borrower has not delivered a Tranche B Extension Request, or (b) if the Borrower has delivered a Tranche B Extension Request and less than all of the Revolving Facility Tranche B Lenders have consented to the extension or been replaced in accordance with the immediately preceding paragraph, the Borrower will have the option, with notice to the Revolving Facility Tranche B Lenders at least fifteen (15) days prior to the expiry of the Term of the Revolving Facility Tranche B, and upon payment of an upfront fee of 1.00% on any Advances outstanding under the Revolving Facility Tranche B on the expiry of the Term of Revolving Facility Tranche B, to convert the Revolving Facility Tranche B into a term facility (and outstanding Advances thereunder into a term loan) (the “Term Loan Conversion Option”). If the Borrower elects to exercise the Term Loan Conversion Option, the parties acknowledge and agree that on the date on which the Term of the Revolving Facility Tranche B would otherwise have expired (the “Term Loan Conversion Date”), the Revolving Facility Tranche B shall be automatically converted into a term facility (and outstanding Advances thereunder into a term loan) with a maturity of one year from the Term Loan Conversion Date (the “Term Loan Conversion Maturity Date”). If all of the Commitments in respect of the Revolving Facility Tranche B are extended or taken up by existing or new Revolving Facility Tranche B Lenders, then the Borrower shall not be permitted to exercise the Term Loan Conversion Option until the expiry of the extended Term. If the Borrower has exercised the Term Loan Conversion Option, the Borrower is not permitted to make a Tranche B Extension Request.

3.PURPOSE

3.1Purpose of the Advances

3.1.1All Advances made by the Revolving Facility Lenders to the Borrower under the Revolving Facility in accordance with the provisions hereof from and after the Closing Date shall be used by the Borrower for general corporate purposes, including, without limitation, to issue Letters of Credit and to pay dividends to QMI from time to time, subject to and in accordance with the terms and conditions of this Agreement.

3.1.2The Advances made by the Term Facility Lenders to the Borrower under the Term Facility were used by the Borrower to finance a portion of the cash consideration of the Freedom Transaction (as defined in the Existing Credit Agreement), with the remainder portion thereof being financed by an Advance under the Revolving Facility and an Advance under the Term Facility Tranche A (as defined in the Existing Credit Agreement).

4.ADVANCES, CONVERSIONS AND OPERATION OF ACCOUNTS

4.1Notice of Borrowing - Direct Advances

Subject to the applicable provisions of this Agreement, on any Business Day during the applicable Disbursement Period (or, in respect of conversions and rollovers, during the applicable Term, subject to the conditions set out in Article 10), the Borrower shall be entitled to request Advances under any Revolving Facility Tranche and any Term Facility Tranche, on one or more occasions, up to the maximum amount of the Credit under such Revolving Facility Tranche or Term Facility Tranche by way of Prime Rate Advances and

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – PAGE 52.

US Base Rate Advances in minimum amounts of Canadian $1,000,000 or US$1,000,000 respectively, and whole multiples thereof, provided that at least one (1) Business Day prior to the day on which any Prime Rate Advance or US Base Rate Advance is required (other than a Swing Line Advance, which shall be made in accordance with the provisions of Section 4.3), the Borrower shall have provided to the Agent an irrevocable telephone notice at or before 12:00 p.m. on any Business Day, followed by the immediate delivery of a written Notice of Borrowing. Notices of Borrowing in respect of Letters of Credit, Swing Line Advances, Term SOFR Advances and CORRA Advances shall be given in accordance with the provisions of Sections 4.2, 4.3, 4.11, and 4.12, respectively.

4.2Letters of Credit

4.2.1Issuance. Subject to the applicable provisions of this Agreement, on any Business Day during the applicable Disbursement Period, as part of the Credit available under the Revolving Facility Tranche A, upon three (3) Business Days’ prior written Notice of Borrowing to the Agent, the Borrower may cause to be issued by the Issuing Lender on behalf of the Revolving Facility Tranche A Lenders one or more Letters of Credit in a maximum aggregate amount outstanding at any time not exceeding the available Credit under the Revolving Facility Tranche A (minus the Swing Line Commitment) to support a bid in the Spectrum Auction and Purchase. Letters of Credit issued for other purposes hereunder shall not exceed a maximum amount outstanding at any time of $50,000,000. Each Letter of Credit shall be issued under the Revolving Facility Tranche A in Canadian Dollars (although Letters of Credit issued under the Swing Line may also be in US Dollars). Concurrently with the delivery of a Notice of Borrowing requesting a Letter of Credit under the Revolving Facility Tranche A, the Borrower shall execute and deliver to the Issuing Lender the documents required by the Issuing Lender in respect of the requested type of Letter of Credit, including a Letter of Credit application and indemnity on the Issuing Lender’s standard forms. In the event of any conflict between the provisions of this Agreement and the provisions of any document relating to a Letter of Credit, the provisions of this Agreement shall govern and prevail. The term of each Letter of Credit shall expire prior to the end of the Term of the Revolving Facility Tranche A and shall not be more than 364 days and shall otherwise be in form and substance satisfactory to the Issuing Lender. If the Borrower wishes to cause the issuance of a Letter of Credit that has a maturity date expiring after the expiry of the Term of the Revolving Facility Tranche A, the Borrower undertakes to provide the Agent with LC Escrowed Funds (as defined in Section 4.2.5) no later than one (1) Business Day prior to the expiry of the applicable Term.

4.2.2Fee. The Borrower shall pay fees in respect of any such Letters of Credit (“LC Fees”) issued or renewed equal to the aggregate of: (i) for the Revolving Facility Tranche A Lenders, an amount equal to (A) the face amount of the Letter of Credit on the date that the fee is payable multiplied by (B) a fraction (1) the numerator of which shall equal the product resulting from multiplying the applicable LC Fee percentage provided for in the table contained in the definition of “Margin” by the number of days in the term of the Letter of Credit selected by the Borrower, and (2) the denominator of which shall consist of 365 days or 366 days (as the case may be), which fees shall be payable quarterly in arrears on the last Business Day of each calendar quarter and (ii) for the Issuing Lender

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(other than the Swing Line Lender), the percentage per annum agreed upon by the Issuing Lender and the Borrower of the face amount thereof and for the number of days in the term of the Letter of Credit selected by the Borrower, payable quarterly in arrears on the last Business Day of each calendar quarter, or on such other date as the Agent may determine from time to time.

4.2.3Reimbursement Obligations. In the event of any drawing under a Letter of Credit, the Issuing Lender shall promptly notify the Borrower who shall immediately reimburse the amount to the Issuing Lender in same day funds. In the event that the Borrower fails to reimburse the Issuing Lender immediately upon a drawing and fails to provide a Notice of Borrowing with a different option, the Borrower shall be deemed to have requested from the Agent a Prime Rate Advance under the Revolving Facility Tranche A on the date and in the amount of the drawing, the proceeds of which will be used to satisfy the reimbursement obligations of the Borrower to the Lenders under the Revolving Facility Tranche A in respect of the drawing. The reimbursement obligations of the Borrower hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of:

4.2.3.1	any lack of validity or enforceability of any Letter of Credit or this Agreement or any term or provision therein or herein;
4.2.3.2

the existence of any claim, set-off, compensation, defence or other right that the Borrower, any member of the VL Group or any other Person may at any time have against the beneficiary under any Letter of Credit, the Issuing Lender, the Agents, any Lender or any other Person, whether in connection with this Agreement or any other related or unrelated agreement or transaction;

4.2.3.3	any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;
4.2.3.4

any dispute between or among the members of the VL Group and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the members of the VL Group against any beneficiary of such Letter of Credit or any such transferee; and

4.2.3.5

the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or any of the rights or benefits thereunder or proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason.

The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however

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transmitted, in connection with any Letter of Credit, except for errors or omissions that result directly from the intentional or gross fault of the Issuing Lender, as determined by a final judgment of a court of competent jurisdiction.

In furtherance and extension and not in limitation of the specific provisions of this Section 4.2, (A) any action taken or omitted by the Issuing Lender or any of its respective correspondents under or in connection with any of the Letters of Credit, if taken or omitted in good faith and without gross or intentional fault, as determined by a final judgment of a court of competent jurisdiction, shall be binding upon the Borrower and shall not put the Issuing Lender or its respective correspondents under any resulting liability to the Borrower and (B) the Issuing Lender may, without gross or intentional fault as determined by a final judgment of a court of competent jurisdiction, accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit, without responsibility for further investigation, regardless of any notice or information to the contrary (other than an injunction granted by a court of competent jurisdiction during the period for which such injunction is enforced), and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit, provided that the Issuing Lender shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit.

4.2.4	Indemnification.
4.2.4.1

The Borrower agrees to indemnify and hold harmless the Issuing Lender and each of its officers, directors, affiliates, employees, advisors and agents (the “Indemnitees”) from and against any and all losses, claims, damages and liabilities which the Indemnitees may incur (or which may be claimed against any Indemnitee) by any Person by reason of or in connection with the issuance or transfer of or payment or failure to pay under any Letter of Credit, provided that the foregoing indemnity will not, as to an Indemnitee, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from the gross or intentional fault of such Indemnitee.

4.2.4.2	The Borrower agrees, as between the Borrower and the Issuing Lender, that the Borrower shall assume all risks of the acts, omissions or misuse by the beneficiary of any Letter of Credit.
4.2.4.3

Neither the Issuing Lender nor the Agent or any other Lender shall, in any way, be liable for any failure by the Issuing Lender or anyone else to pay any drawing under any Letter of Credit as a result of any action by any governmental authority or any other cause beyond the control of the Issuing Lender.

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4.2.4.4

The obligations of the Borrower under this Section 4.2 shall survive the termination of this Agreement. No acts or omissions of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Issuing Lender to enforce any right, power or benefit under this Agreement.

4.2.5LC Escrowed Funds. Upon the occurrence of an Event of Default, the Borrower will forthwith, upon request from the Issuing Lender or the Agent, pay to the Agent for deposit into an escrow account maintained by and in the name of the Agent, an amount equal to the Issuing Lender’s maximum potential exposure under the then outstanding Letters of Credit (the “LC Escrowed Funds”). The LC Escrowed Funds will be held by the Agent for compensation or set-off against future Indebtedness owing by the Borrower to the Issuing Lender in respect of such Letters of Credit and pending such application will bear interest at the rate declared by the Agent from time to time as that payable by it in respect of deposits for such amount and for the period from the date of deposit to the maturity date of the Letters of Credit. If such Event of Default is waived in compliance with the terms of this Agreement, then the remaining LC Escrowed Funds, if any, together with any accrued interest to the date of release, will be released to the Borrower. The deposit of the LC Escrowed Funds by the Borrower with the Agent as herein provided will not operate as a repayment on account of the Loan Obligations until such time as the LC Escrowed Funds are actually paid to the Issuing Lender as a repayment of principal hereunder. The Borrower shall sign and remit as security with regard thereto all appropriate documents that the Agent or the Issuing Lender might judge necessary or desirable.

4.2.6Resignation. The Issuing Lender may resign as such (a “Resigning Issuing Lender”) upon 15 days’ prior written notice to the Agent and the Borrower, in which event the Borrower shall designate another Lender under the Revolving Facility Tranche A as Issuing Lender. Upon acceptance by such other Lender of the appointment as Issuing Lender (the “Successor Issuing Lender”), the Successor Issuing Lender shall succeed to the rights, powers and duties of the Resigning Issuing Lender and shall have all the rights and obligations of the Resigning Issuing Lender under this Agreement and the other Loan Documents. Upon request by any of the Resigning Issuing Lender, the Successor Issuing Lender, the Agent or the Borrower, each of the Resigning Issuing Lender, the Agent, the Borrower and the Successor Issuing Lender shall enter into an agreement evidencing the appointment of the Successor Issuing Lender and dealing with such other matters as the parties may agree including any reallocation of fees paid in relation to outstanding Letters of Credit which may be necessary. Following the resignation of the Resigning Issuing Lender, the Resigning Issuing Lender shall continue to have all the rights and obligations of an Issuing Lender under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but the Resigning Issuing Lender shall not be required to issue additional Letters of Credit. For avoidance of doubt, the provisions of this Agreement relating to the Issuing Lender shall inure to the benefit of the Resigning Issuing Lender as to any actions taken or omitted to be taken by it (a) while it

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was the Issuing Lender under this Agreement or (b) at any time with respect to Letters of Credit issued by the Issuing Lender.

4.3Swing Line Advances

4.3.1Subject to the terms and conditions of this Agreement, the Swing Line Lender agrees to make Swing Line Advances to the Borrower on any Business Day from time to time prior to the expiry of the Term of the Revolving Facility Tranche A. Swing Line Advances (other than by Letters of Credit) may be made or drawn by way of overdrafts on the Borrower’s account with the Swing Line Lender or by way of irrevocable same Business Day telephone notice at or before 12:00 p.m. followed by the delivery on the same day of a written notice of confirmation. Swing Line Advances by Letter of Credit shall be subject to the prior notice as required by the Swing Line Lender in accordance with its normal practices and shall not exceed $1,000,000 in the aggregate outstanding at any time.

4.3.2The proceeds of Swing Line Advances may be used by the Borrower for any purpose for which other Advances under the Revolving Facility Tranche A may be used.

4.3.3The Swing Line Loan shall be immediately repaid by the Borrower if at any time (and to the extent) it exceeds the maximum of the Swing Line Advances permitted hereunder, either by the Borrower submitting a Notice of Borrowing to request a new Advance or by the Agent advising the Revolving Facility Lenders of a deemed Notice of Borrowing for the same purpose, which Notice of Borrowing the Agent is hereby expressly authorized (but in no way obliged unless requested to do so by the Swing Line Lender) to issue.

4.3.4If the Swing Line Lender no longer wishes to act as such, it shall notify the Borrower, the other Revolving Facility Tranche A Lenders and the Agent not less than 15 days prior to the date on which it proposes to cease acting as a Swing Line Lender. In such event, the Borrower may designate a different Swing Line Lender by sending a notice to (a) the Swing Line Lender who will no longer act as such (the “Retiring Swing Line Lender”), (b) the new Swing Line Lender who has agreed to act as such and (c) the Agent, not less than five (5) days prior to the date on which the replacement is to occur. The new Swing Line Lender shall make a Prime Rate Advance or US Base Rate Advance, as applicable, available to the Agent for the purpose of repaying the Swing Line Loan owed to the Retiring Swing Line Lender on the date such replacement is to occur.

4.3.5If an Event of Default shall have occurred, other than an Event of Default under subsection 14.1.4, or if no Revolving Facility Tranche A Lender wishes to act as a replacement for the Retiring Swing Line Lender (in such case, the Swing Line Lender is herein referred to as the “Former Swing Line Lender”), the Borrower shall be deemed to have made a request for, and each Revolving Facility Tranche A Lender shall make, a Prime Rate Advance or US Base Rate Advance, as applicable, available to the Agent for the purpose of repaying the principal amount of the Swing Line Loan owed to the Former Swing Line Lender, in the amount of such Revolving Facility Tranche A Lender’s Rateable Share multiplied by the amount of the outstanding Swing Line Loan owing to the Former

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Swing Line Lender (the “Lender Swing Line Repayments”). In such event, the Borrower’s right to obtain Swing Line Advances will cease, the amount of the Swing Line Commitment shall be nil, and the amounts outstanding thereunder will continue to form part of the Guaranteed Obligations.  However, if an Event of Default under subsection 14.1.4 shall have occurred, the Revolving Facility Tranche A Lenders shall not make such Lender Swing Line Repayments and the provisions of subsection 4.3.6 shall apply.

4.3.6If, before the making of a Lender Swing Line Repayment under subsection 4.3.5, an Event of Default under subsection 14.1.4 shall have occurred, each Revolving Facility Tranche A Lender will, on the date such Lender Swing Line Repayment was to have been made, purchase from the Former Swing Line Lender an undivided participating interest in the Swing Line Loans to be repaid, in an amount equal to its Rateable Share multiplied by the amount of the outstanding Swing Line Loans, and immediately transfer such amount to the Agent for the benefit of the Former Swing Line Lender, in immediately available funds. In such event, the Borrower’s right to obtain Swing Line Advances will cease and the amounts outstanding thereunder will continue to form part of the Guaranteed Obligations. If at any time after any Lender Swing Line Repayment has been made, the Former Swing Line Lender receives any payment on account of the Swing Line Loans in respect of which such Lender Swing Line Repayment has been made, the Former Swing Line Lender will distribute to the Agent for the benefit of each Revolving Facility Tranche A Lender an amount equal to such Revolving Facility Tranche A Lender’s Rateable Share multiplied by such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Facility Tranche A Lender’s portion was outstanding and funded) in like funds as received; provided, however, that if such payment received by the Former Swing Line Lender is required to be returned, such Revolving Facility Tranche A Lender will return to the Agent for the benefit of the Former Swing Line Lender any portion thereof previously distributed by the Former Swing Line Lender to the Agent for the benefit of such Revolving Facility Tranche A Lender in like funds as such payment is required to be returned by such Former Swing Line Lender.

4.3.7Each Revolving Facility Tranche A Lender’s obligation to make Lender Swing Line Repayments or to purchase a participating interest in accordance with subsections 4.3.5 and 4.3.6 shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (1) any set-off, compensation, counterclaim, recoupment, defense or other right which such Revolving Facility Tranche A Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever; (2) the occurrence or continuance of any Default or Event of Default; (3) any adverse change in the condition (financial or otherwise) of the Borrower or any other Person; (4) any breach of this Agreement by the Borrower or any other Person; (5) any inability of the Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which such Prime Rate Advance is to be made or participating interest is to be purchased or (6) any other circumstances, happening or event whatsoever, whether or not similar to any of the foregoing. If any Revolving Facility Tranche A Lender does not make available the amount required under subsection 4.3.5 or

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4.3.6, as the case may be, the Former Swing Line Lender shall be entitled to recover such amount on demand from such Revolving Facility Tranche A Lender, together with interest thereon at the Prime Rate Basis or the US Base Rate Basis, as the case may be, from the date of non-payment until such amount is paid in full.

4.4Operation of Accounts

The Agent shall maintain in its books at the Agency Branch a record of the Loan Obligations attesting as to the total of the Borrower’s indebtedness to the Lenders in accordance with the provisions hereof and with the provisions of the other Credit Documents. These accounts or registers shall constitute, in the absence of manifest error, prima facie proof of the total amount of the indebtedness of the Borrower to the Lenders in accordance with the provisions hereof and of the other Credit Documents, of the date of any Advance made to the Borrower and of the total of all amounts paid by the Borrower from time to time with respect to principal and interest owing on the Loan Obligations and the fees and other sums payable in accordance with the provisions hereof or of the other Credit Documents.

4.5Apportionment of Advances

The amount of each Advance will be apportioned among the relevant Lenders by the Agent by reference to the relevant Rateable Share of each such Lender, as such Rateable Share shall be immediately prior to the making of any Advance, subject to the provisions of subsections 4.3.5 and 4.3.6 hereof with respect to Swing Line Advances. If any amount is not in fact made available to the Agent by a Lender, the Agent shall be entitled to recover such amount (together with interest thereon at the rate determined by the Agent as being its cost of funds in the circumstances) on demand from such Lender or, if such Lender fails to reimburse the Agent for such amount on demand, from the Borrower.

4.6Limitations on Advances

The undrawn Credit available under each Revolving Facility Tranche shall cease to be available at the expiry of the Disbursement Period applicable to such Revolving Facility Tranche.

4.7Notices Irrevocable

Any notice given to the Agent in accordance with Article 4 may not be revoked or withdrawn.

4.8Limits on CORRA Advances, Term SOFR Advances and Letters of Credit

Nothing in this Agreement shall be interpreted as authorizing the Borrower to borrow by way of CORRA Advances or Term SOFR Advances for an Interest Period expiring or, subject to subsection 4.2.1, to cause to be issued Letters of Credit maturing, on a date which is after the expiry of the Term of the applicable Revolving Facility Tranche or Term Facility

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Tranche, as applicable, under which such CORRA Advances, Term SOFR Advances or Letters of Credit are requested.

4.9Excess Resulting From Exchange Rate Change – Revolving Facility

In respect of each Revolving Facility Tranche, any time that, following one or more fluctuations in the exchange rate of the US Dollar against the Canadian Dollar, the sum of:

4.9.1	the Equivalent Amount in Canadian Dollars of the principal amount of Loan Obligations under such Revolving Facility Tranche in US Dollars; and
4.9.2	the principal amount of the Loan Obligations under such Revolving Facility Tranche in Canadian Dollars;

exceeds the amount of the Credit under such Revolving Facility Tranche then available, the Borrower shall promptly either (i) make the necessary payments or repayments to the Agent to reduce the principal amount of the Loan Obligations under such Revolving Facility Tranche to an amount equal to or less than the then available amount of the Credit under such Revolving Facility Tranche, or (ii) maintain or cause to be maintained with the Agent, deposits of Canadian Dollars in an amount equal to or greater than the amount by which the principal amount of the Loan Obligations under such Revolving Facility Tranche exceed the then available amount of the Credit under such Revolving Facility Tranche, such deposits to be maintained in such form and upon such terms as are acceptable to the Agent. Without in any way limiting the foregoing provisions, the Agent shall, on the date of each request for an Advance or on the date of any interest payment or on each Rollover Date, make the necessary exchange rate calculations to determine whether any such excess exists on such date and, if there is an excess, it shall so notify the Borrower.

4.10Exchange Rate Fluctuations – Term Facility

4.10.1On the first Business Day of each calendar month (each a “Term Facility FX Determination Date”), the Borrower shall (A) determine in respect of each Term Facility Tranche whether or not the sum of (i) the Equivalent Amount in Canadian Dollars of the principal amount of Loan Obligations under such Term Facility Tranche in US Dollars and

(ii) the principal amount of the Loan Obligations under such Term Facility Tranche in Canadian Dollars (such sum being referred to herein as the “Aggregate CAD Equivalent of Outstanding Term Facility Advances”), exceeds or is less than the amount of the Credit then available under such Term Facility Tranche (a “Term Facility FX Determination”), it being understood that any Term Facility FX Determination shall be based on an exchange rate acceptable to the Agent, and (B) deliver to the Agent a Notice of Conversion or Rollover. The following shall apply in respect of each Term Facility FX Determination:

4.10.1.1	with respect to each Term Facility Tranche, if the Borrower determines on a Term Facility FX Determination Date, following one or more

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fluctuations in the exchange rate of the US Dollar against the Canadian Dollar, that the Aggregate CAD Equivalent of Outstanding Term Facility Advances under such Term Facility Tranche exceeds the amount of the Credit then available under such Term Facility Tranche (a “Term Facility FX Excess” and the amount by which the Aggregate CAD Equivalent of Outstanding Term Facility Advances under such Term Facility Tranche exceeds the amount of the Credit then available under such Term Facility Tranche is hereinafter referred to as the “Term Facility FX Excess Amount”), the Borrower shall, within three (3) Business Days following such Term Facility FX Determination Date, make the necessary payments or repayments to the Agent to reduce the principal amount of the Loan Obligations under such Term Facility Tranche to an amount equal to the amount of the Credit then available under such Term Facility Tranche, it being understood that the Notice of Conversion or Rollover delivered to the Agent on such Term Facility FX Determination Date shall specify that a portion of the principal amount of the Loan Obligations under such Term Facility Tranche will be repaid within such period in accordance with this subsection 4.10.1.1; or

4.10.1.2

with respect to each Term Facility Tranche, if the Borrower determines on a Term Facility FX Determination Date, following one or more fluctuations in the exchange rate of the US Dollar against the Canadian Dollar, that the Aggregate CAD Equivalent of Outstanding Term Facility Advances under such Term Facility Tranche is less than the amount of the Credit then available under such Term Facility Tranche (a “Term Facility FX Availability” and the amount by which the Aggregate CAD Equivalent of Outstanding Term Facility Advances under such Term Facility Tranche is less than the amount of the Credit then available under such Term Facility Tranche is hereinafter referred to as the “Term Facility FX Availability Amount”), the principal amount of the Advances in US$ outstanding under such Term Facility Tranche may be adjusted to take into account the Term Facility FX Availability Amount for such Term Facility Tranche (an “FX Fluctuation Adjustment”). As such, the Borrower may increase the principal amount of the Advances in US$ outstanding under such Term Facility Tranche to an amount equal to the amount of the Credit then available under such Term Facility Tranche by indicating in the Notice of Conversion or Rollover that the FX Fluctuation Adjustment has been applied to the increase of the principal amount of the Advances in US$ being converted or rolled-over pursuant to such Notice of Conversion or Rollover. Each Term Facility Lender shall disburse to the Agent its proportionate share of any increase in the principal amount of the Advances in US$ outstanding under such Term Facility Tranche resulting from an FX Fluctuation Adjustment in accordance with

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Section 18.10, which Section shall apply mutatis mutandis to the funding of any such increase. For greater certainty, no FX Fluctuation Adjustment shall be made if a Default or Event of Default exists or would result from such FX Fluctuation Adjustment

4.10.2With respect to each Term Facility Tranche, if, at any time during any month, following one or more fluctuations in the exchange rate of the US Dollar against the Canadian Dollar, a Term Facility FX Excess exists and the Term Facility FX Excess Amount related therewith represents more than 7.5% of the amount of the applicable Term Facility Tranche then in effect for three (3) consecutive days, the Borrower shall within three (3) Business Days following a demand to this effect by the Agent (such demand to be made before 10:00 AM on any day) (i) make the necessary payments or repayments to the Agent to reduce the principal amount of the Loan Obligations under such Term Facility Tranche to an amount equal to the then available amount of the Credit under such Term Facility Tranche, or (ii) maintain or cause to be maintained with the Agent deposits of Canadian Dollars as cash collateral in an amount equal to or greater than such Term Facility FX Excess Amount, such deposits to be maintained in such form, upon such terms and subject to such security as are acceptable to the Agent (the “FX Cash Collateral”), it being understood that if at any other time during that month the Term Facility FX Excess Amount exceeds the amount of the FX Cash Collateral, the Borrower shall, within three (3) Business Days following a demand to this effect by the Agent (such demand to be made before 10:00 AM on any day), deposit with the Agent additional Canadian Dollars as FX Cash Collateral in an amount sufficient to reduce such excess to nil.

4.11Term SOFR Advances

Subject to the applicable provisions of this Agreement, on any Business Day during the applicable Disbursement Period (or, in respect of conversions, during the applicable Term, subject to the conditions set out in Article 10), upon an irrevocable telephone notice to the Agent given prior to 12:00 p.m., at least three Business Days prior to the date of a proposed Term SOFR Advance, followed by the immediate delivery of a written Notice of Borrowing or Notice of Conversion or Rollover, as applicable, the Borrower may request that (a) a Term SOFR Advance be made, (b) that one or more Advances not borrowed as Term SOFR Advances be converted into one or more Term SOFR Advances, or (c) that a Term SOFR Advance or any part thereof be extended, as the case may be, in each case, under the Revolving Facility or the Term Facility, as applicable. The Agent shall determine the Term SOFR which will be in effect on the Rollover Date (which in such case must be a Business Day) with respect to the Selected Amount or to each of the Selected Amounts, as the case may be, having an Interest Period of 1, 3 or 6 months (or such other period as may be available and acceptable to the Agent) from the Rollover Date. However, if the Borrower has not delivered a notice to the Agent in a timely manner in accordance with the provisions of this Section 4.11, the Borrower shall be deemed to have chosen to have the interest on the amount of such Advance calculated on the US Base Rate Basis. No tenor

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that has been removed from this Section 4.11 pursuant to Section 5.15 shall be available for specification in a Notice of Borrowing or a Notice of Conversion or Rollover.

4.12	CORRA Advances

Subject to the applicable provisions of this Agreement, on any Business Day during the applicable Disbursement Period (or, in respect of conversions, during the applicable Term, subject to the conditions set out in Article 10), upon an irrevocable telephone notice to the Agent given prior to 12:00 p.m., at least three Business Days prior to the date of a proposed CORRA Advance, followed by the immediate delivery of a written Notice of Borrowing or Notice of Conversion or Rollover, as applicable, the Borrower may request that (a) a Term CORRA Advance or a Daily Compounded CORRA Advance be made, (b) that one or more Advances not borrowed as CORRA Advances be converted into one or more Term CORRA Advances and/or Daily Compounded CORRA Advances, or (c) that a Term CORRA Advance or a Daily Compounded CORRA Advance or any part thereof be extended, as the case may be, in each case, under the Revolving Facility or the Term Facility, as applicable. The Agent shall determine the Adjusted Term CORRA or Adjusted Daily Compounded CORRA, as applicable, which will be in effect on the Rollover Date (which in such case must be a Business Day) with respect to the Selected Amount or to each of the Selected Amounts, as the case may be, having an Interest Period of 1 or 3 months (or such other period as may be available and acceptable to the Lenders and the Agent) from the Rollover Date. However, if the Borrower has not delivered a notice to the Agent in a timely manner in accordance with the provisions of this Section 4.12, (i) in the case of a maturing Daily Compounded CORRA Advance, such Daily Compounded CORRA Advance shall be rolled over as a Daily Compounded CORRA Advance with the same Interest Period as the previous Interest Period applicable to such maturing Daily Compounded CORRA Advance, and (ii) in the case of a maturing Term CORRA Advance, such Term CORRA Advance shall be converted into a Prime Rate Advance. No tenor that has been removed from this Section 4.12 pursuant to Section 5.16 shall be available for specification in a Notice of Borrowing or a Notice of Conversion or Rollover.

4.13	Conversions and Rollovers Generally

The Borrower may request the applicable Lenders to convert all or any portion of any type of Advance (other than Letters of Credit) into another type of Advance by delivering to the Agent a Notice of Conversion or Rollover within the delays herein contemplated. On the relevant Conversion Date or Rollover Date, the Borrower shall be deemed to have repaid, without novation, such portion of the Advance that it desires be converted or rolled-over and shall be deemed to have requested an Advance under the applicable Facility in the amount and the type of Advance into which it desires to convert or rollover. The provisions of this Agreement relating to Advances (including the prescribed delays for Notices of Borrowing) shall apply mutatis mutandis to any such Advance requested by way of conversion or rollover. A conversion or rollover requested pursuant to this Section 4.13, may only be effected if, on the relevant Conversion Date or Rollover Date, no Default or

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Event of Default has occurred and is continuing. Once delivered, no Notice of Conversion or Rollover may subsequently be revoked or withdrawn by the Borrower.

5.	INTEREST AND FEES

5.1Interest on the Prime Rate Basis and the US Base Rate Basis

The principal amount of the Loan Obligations which at any time and from time to time remains outstanding and in respect of which the Borrower has chosen or, in accordance with the provisions hereof, is obliged to pay interest on the Prime Rate Basis or the US Base Rate Basis, shall bear interest, calculated daily, on the daily balance of such Loan Obligations, from the date of each Advance up to and including the day preceding the date of repayment thereof in full at the annual rate (calculated based on a 365 or 366 day year, as the case may be) applicable to each of such days which corresponds to the Prime Rate or the US Base Rate, respectively, at the close of business on each of such days, plus the Margin.

5.2Payment of Interest on the Prime Rate Basis and the US Base Rate Basis

The interest payable in accordance with Section 5.1 and calculated in the manner described therein shall be payable to the Agent monthly, in arrears, on the last day of each month or on such other date (limited to once per month) as the Agent may determine and advise the Borrower from time to time, the first payment of which shall be payable on the last day of the month in which the first Prime Rate Advance or US Base Rate Advance, respectively, was made.

5.3Interest on the Term SOFR Basis

The principal amount of any of the Term SOFR Advances which at any time and from time to time remains outstanding shall bear interest, calculated daily, on the daily balance of such Term SOFR Advance, from the date of each Term SOFR Advance or Rollover Date, at the annual rate (calculated based on a 360-day year) applicable to each of such days which corresponds to the Term SOFR applicable to each Selected Amount, plus the Margin, and shall be effective as and from the date of each Term SOFR Advance or Rollover Date up to but excluding the last day of the Interest Period of such Term SOFR Advance.

5.4Payment of Interest on the Term SOFR Basis

The interest payable in accordance with the provisions of Section 5.3 and calculated in the manner described therein on the amount outstanding from time to time is payable to the Agent for the account of the Lenders, in arrears,

5.4.1	on the last day of the applicable Interest Period when the Interest Period is 1 to 3 months,

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5.4.2	when the applicable Interest Period exceeds 3 months, on the last Business Day of each period of 3 months during such Interest Period and on the last day of the applicable Interest Period.

provided that if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day.

5.5Fixing of Term SOFR

Term SOFR shall be notified to the Borrower at approximately 11:00 a.m., two US Government Securities Business Days prior to the relevant Rollover Date.

5.6Interest on the Term CORRA Basis or Daily Compounded CORRA Basis

5.6.1

The principal amount of any of the Term CORRA Advances which at any time and from time to time remains outstanding shall bear interest, calculated daily, on the daily balance of such Term CORRA Advance, from the date of each Term CORRA Advance or Rollover Date, at the annual rate (calculated based on a 365-day year) applicable to each of such days which corresponds to the Adjusted Term CORRA applicable to each Selected Amount, plus the Margin, and shall be effective as and from the date of each Term CORRA Advance or Rollover Date up to but excluding the last day of the Interest Period of such Term CORRA Advance.

5.6.2

The principal amount of any of the Daily Compounded CORRA Advances which at any time and from time to time remains outstanding shall bear interest, calculated daily, on the daily balance of such Daily Compounded CORRA Advance, from the date of each Daily Compounded CORRA Advance or Rollover Date, at the annual rate (calculated based on a 365-day year) applicable to each of such days which corresponds to the Adjusted Daily Compounded CORRA applicable to each Selected Amount, plus the Margin, and shall be effective as and from the date of each Daily Compounded CORRA Advance or Rollover Date up to but excluding the last day of the Interest Period of such Daily Compounded CORRA Advance.

5.7Payment of Interest on the Term CORRA Basis or Daily Compounded CORRA Basis

The interest payable in accordance with the provisions of Section 5.6 and calculated in the manner described therein on the amount outstanding from time to time is payable to the Agent for the account of the Lenders, in arrears,

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5.7.1	on the last day of the applicable Interest Period when the Interest Period is up to and including 3 months,
5.7.2	when the applicable Interest Period exceeds 3 months, on the last Business Day of each period of 3 months during such Interest Period and on the last day of the applicable Interest Period.

provided that if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day.

5.8Derivative Obligations

The Borrower agrees that any amounts due to the Agent or the Lenders on account of Derivative Obligations shall be guaranteed by the Guarantee Agreement.

5.9Interest on the Loan Obligations

Where no specific provision with respect to interest on an outstanding portion of the Loan Obligations is contained in this Agreement, the interest on such portion of the Loan Obligations shall be calculated and payable on the Prime Rate Basis.

5.10Arrears of Interest

Any arrears of interest or principal shall bear interest at a rate that is two percent (2%) per annum higher than the rate of interest payable in respect of the relevant principal amount of the Loan Obligations and shall be calculated and payable on the same basis.

5.11Maximum Interest Rate

The amount of the interest or fees payable in applying this Agreement shall not exceed the maximum rate permitted by Applicable Law. Where the amount of such interest or such fees is greater than the maximum rate, the amount shall be reduced to the highest rate that may be recovered in accordance with the applicable provisions of Applicable Law.

In determining whether the interest contracted for, charged or received by an Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated Term of the Loan Obligations hereunder.

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5.12Fees

The Borrower shall pay the following fees (the “Revolving Facility Fees” and the “Term Facility Fees”, as applicable) to the Agent (for the benefit of the Revolving Facility Lenders or the Term Facility Lenders, as applicable) and the Swing Line Lender, as applicable:

5.12.1

for the Revolving Facility Lenders, a standby fee (the “Standby Fee”) calculated daily by multiplying the amount of the unused Credit (calculated based on the maximum amount that could be available under each Revolving Facility Tranche, irrespective of compliance with any conditions precedent or other restrictions) under each Revolving Facility Tranche (including, in respect of the Revolving Facility Tranche A, the Swing Line Commitment) each day by the applicable rate set out in the definition of “Margin”, and dividing the result by 365 (or 366 in a leap year), and then multiplying that result by the number of days in the relevant quarter, payable quarterly in arrears two Business Days following the last day of each calendar quarter, or on such other date as the Agent or the Swing Line Lender, as applicable, may determine, acting reasonably;

5.12.2

for the Agent, an annual agency fee in the amount and payable in accordance with the provisions of the agency fee letter agreement dated as of April 3, 2023 entered into between the Borrower and the Agent; and

5.12.3	any upfront fees payable to the Revolving Facility Lenders under the fee letter dated the Closing Date entered into between the Borrower and the Agent, if any.

5.13Interest Act

5.13.1

For the purposes of the Interest Act (Canada), any amount of interest or fees calculated herein using 360, 365 or 366 days per year and expressed as an annual rate is equal to the said rate of interest or fees multiplied by the actual number of days comprised within the calendar year, divided by 360, 365 or 366, as the case may be.

5.13.2

The parties agree that all interest in this Agreement will be calculated using the nominal rate method and not the effective rate method, and that the deemed re-investment principle shall not apply to such calculations. In addition, the parties acknowledge that there is a material distinction between the nominal and effective rates of interest and that they are capable of making the calculations necessary to compare such rates.

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5.14	Conforming Changes
5.14.1

In connection with the use or administration of Term SOFR, the Agent will have the right to make Conforming Changes (USD) from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes (USD) will become effective without any further action or consent of any other party to this agreement or any other Loan Document, provided that, with respect to any such amendment effected in connection with the use or administration of Term SOFR, the Agent shall post each such amendment implementing such Conforming Changes (USD) to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

5.14.2

In connection with the use or administration of Term CORRA and Daily Compounded CORRA, the Agent will have the right to make Conforming Changes (CAD) from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes (CAD) will become effective without any further action or consent of any other party to this agreement or any other Loan Document, provided that, with respect to any such amendment effected in connection with the use or administration of Term CORRA or Daily Compounded CORRA, the Agent shall post each such amendment implementing such Conforming Changes (CAD) to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

5.15	Inability to Determine Rates (Term SOFR)
5.15.1

If in connection with any request for a Term SOFR Advance or a conversion of a US Base Rate Advance to a Term SOFR Advance, as applicable, the Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate (USD) has been determined in accordance with subsection 5.15.2, and the circumstances under clause (a) of subsection 5.15.2 or the Scheduled Unavailability Date-Term SOFR has occurred, or (B) adequate and reasonable means do not otherwise exist for determining Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Advance, the Agent will promptly so notify the Borrower and each Lender.

Thereafter, the obligation of the Lenders to make or maintain Term SOFR Advances, or to convert US Base Rate Advances to Term SOFR Advances, shall be suspended (to the extent of the affected Term SOFR Advances or Interest Periods) until the Agent revokes such notice.

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Upon receipt of such notice, (i) the Borrower may revoke any pending request for an Advance of, or conversion to Term SOFR Advances (to the extent of the affected Term SOFR Advances or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a US Base Rate Advances in the amount specified therein and (ii) any outstanding Term SOFR Advances shall be deemed to have been converted to US Prime Rate Advances immediately at the end of their respective applicable Interest Period.

5.15.2

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if the Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or the Majority Lenders notify the Agent (with, in the case of the Majority Lenders, a copy to the Borrower) that the Borrower or the Majority Lenders (as applicable) have determined, that:

(a)

adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(b)

CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be made available, or permitted to be used for determining the interest rate of US Dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Agent, that will continue to provide such interest periods of Term SOFR after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Scheduled Unavailability Date-Term SOFR”);

then, on a date and time determined by the Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (b) above, no later than the Scheduled Unavailability Date-Term SOFR, Term SOFR will be replaced hereunder and under any Loan Document with Daily

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Simple SOFR plus the SOFR Adjustment for any payment period for interest calculated that can be determined by the Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Successor Rate (USD)”).

If the Successor Rate (USD) is Daily Simple SOFR plus the SOFR Adjustment, all interest payments will be payable on a monthly basis.

Notwithstanding anything to the contrary herein, (i) if the Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in clause (a) of subsection 5.15.2 or clause (b) of subsection 5.15.2 have occurred with respect to the Successor Rate (USD) then in effect, then in each case, the Agent and the Borrower may amend this Agreement solely for the purpose of replacing Term SOFR or any then current Successor Rate (USD) in accordance with this Section 5.15 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar US Dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar US Dollar denominated credit facilities syndicated and agented in the United States for such benchmark, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Agent from time to time in its reasonable discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a Successor Rate (USD). Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Majority Lenders have delivered to the Agent written notice that such Majority Lenders object to such amendment.

The Agent will promptly (in one or more notices) notify the Borrower and each Lender of the implementation of any Successor Rate (USD).

Any Successor Rate (USD) shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Agent, such Successor Rate (USD) shall be applied in a manner as otherwise reasonably determined by the Agent.

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Notwithstanding anything else herein, if at any time any Successor Rate (USD) as so determined would otherwise be less than the Floor, the Successor Rate (USD) will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate (USD), the Agent will have the right to make Conforming Changes (USD) from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes (USD) will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Agent shall post each such amendment implementing such Conforming Changes (USD) to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

5.16	Canadian Benchmark Replacement Setting

Notwithstanding anything to the contrary herein or in any other Document (and any Derivative Instrument constituting a swap shall be deemed not to be a “Loan Document” for purposes of this Section 5.16):

5.16.1

Canadian Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Canadian Benchmark Transition Event and its related Canadian Benchmark Replacement Date have occurred prior any setting of the then-current Canadian Benchmark, then (A) if a Canadian Benchmark Replacement is determined in accordance with clause (a) of the definition of “Canadian Benchmark Replacement” for such Canadian Benchmark Replacement Date, such Canadian Benchmark Replacement will replace such Canadian Benchmark for all purposes hereunder and under any Loan Document in respect of such Canadian Benchmark setting and subsequent Canadian Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (B) if a Canadian Benchmark Replacement is determined in accordance with clause (b) of the definition of “Canadian Benchmark Replacement” for such Canadian Benchmark Replacement Date, such Canadian Benchmark Replacement will replace such Canadian Benchmark for all purposes hereunder and under any Loan Document in respect of any Canadian Benchmark setting at or after 5:00 p.m. (Toronto time) on the fifth (5th) Business Day after the date notice of such Canadian Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Agent has not received, by such time, written notice of objection to such Canadian Benchmark Replacement from Lenders

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comprising the Majority Lenders. If the Canadian Benchmark Replacement is Adjusted Daily Compounded CORRA, all interest payments will be payable on the last day of each Interest Period.

5.16.2

Canadian Benchmark Replacement Conforming Changes. In connection with the implementation, use, adoption and administration of a Canadian Benchmark Replacement, the Agent will have the right to make Conforming Changes (CAD) from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes (CAD) will become effective at 5:00 p.m. (Toronto time) on the fifth (5th) Business Day after the date such proposed amendment is provided to the Borrower and the Lenders without any action or consent of any other party to this Agreement or any other Loan Document.

5.16.3

Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Canadian Benchmark Replacement, and (ii) the effectiveness of any Conforming Changes (CAD). The Agent will notify the Borrower and the Lenders of (x) the removal or reinstatement of any tenor of a Canadian Benchmark pursuant to Section 5.16.4 and (y) the commencement of any Canadian Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 5.16, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section.

5.16.4

Unavailability of Tenor of Canadian Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Canadian Benchmark Replacement):

(a)

if the then-current Canadian Benchmark is a term rate (including Term CORRA), and either (A) any tenor for such Canadian Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion, or (B) the regulatory supervisor for the administrator of this Canadian Benchmark has provided a public statement or publication of information announcing that any tenor for such Canadian Benchmark is not or will not be representative, then the Agent may modify the

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definition of “Interest Period” (or any similar or analogous definition or provision) for any Canadian Benchmark settings at or after such time, to remove such unavailable or non-representative tenor, and

(b)

if a tenor that was removed pursuant to paragraph (a) of this Section 5.16.4 either (A) is subsequently displayed on a screen or information service for a Canadian Benchmark (including a Canadian Benchmark Replacement), or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Canadian Benchmark (including a Canadian Benchmark Replacement), then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition or provision) for all Canadian Benchmark settings at or after such time, to reinstate such previously removed tenor.

5.16.5

Canadian Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Canadian Benchmark Unavailability Period, the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Advances which are of the type that have a rate of interest determined by reference to the then-current Canadian Benchmark, to be made, converted or continued during any Canadian Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to, (i) for a Canadian Benchmark Unavailability Period in respect of Term CORRA, Daily Compounded CORRA Advances, and (ii) for a Canadian Benchmark Unavailability Period in respect of a Canadian Benchmark other than Term CORRA, Prime Rate Advances.

5.17	Inability to Determine CORRA Rates.
5.17.1	Subject to 5.16, if, on or prior to the first day of any Interest Period for any Term CORRA Advance or Daily Compounded CORRA Advance, as applicable:
(a)

(i) the Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term CORRA” or “Adjusted Daily Compounded CORRA”, as applicable, cannot be determined pursuant to the definition thereof, for reasons other than a Canadian Benchmark Transition Event, or

(b)	the Majority Lenders determine that for any reason in connection with any request for a Term CORRA Advance or Daily Compounded CORRA Advance, as applicable, or a

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conversion thereto or a continuation thereof that Term CORRA or Daily Compounded CORRA, as applicable, for any requested Interest Period with respect to a proposed Term CORRA Advance or Daily Compounded CORRA Advance, as applicable, does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Advance, and the Majority Lenders have provided notice of such determination to the Agent, the Agent will promptly so notify the Borrower and each Lender.

5.17.2

Upon delivery of such notice by the Agent to the Borrower under Section 5.17.1(a), any obligation of the Lenders to make Term CORRA Advances or Daily Compounded CORRA Advances, as applicable, and any right of the Borrower to continue Term CORRA Advances or Daily Compounded CORRA Advances, as applicable, or to convert any Advances to Term CORRA Advances or Daily Compounded CORRA Advances, as applicable, shall be suspended (to the extent of the affected Term CORRA Advances or Daily Compounded CORRA Advances, as applicable, or affected Interest Periods) until the Agent (with respect to Section 5.17.1(b), at the instruction of the Majority Lenders) revokes such notice.

5.17.3	Upon receipt of such notice by the Agent to the Borrower under Section 5.17.1(a):
(a)

with respect to any pending request for a borrowing of, conversion to or rollover of Term CORRA Advances or Daily Compounded CORRA Advances, (i) the Borrower may revoke any such pending request (to the extent of the affected Term CORRA Advances or Daily Compounded CORRA Advances, as applicable, or affected Interest Periods); (ii) in respect of Term CORRA Advances, the Borrower may elect to convert any such request into a request for a borrowing of or conversion to Daily Compounded CORRA Advances; (iii) in respect of Daily Compounded CORRA Advances, the Borrower may elect to convert any such request into a request for a borrowing of or conversion to Term CORRA Advances; and (iv) failing such revocation or election pursuant to clauses (i), (ii) or (iii) immediately above, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Prime Rate Advances in the amount specified therein,

(b)	with respect to any outstanding Term CORRA Advances or Daily Compounded CORRA Advances, (i) in the case of

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outstanding Term CORRA Advances, the Borrower may elect to convert any outstanding affected Term CORRA Advances at the end of the applicable Interest Period into Daily Compounded CORRA Advances, (ii) in the case of Daily Compounded CORRA Advances, the Borrower may elect to convert any outstanding affected Daily Compounded CORRA Advance at the end of the applicable Interest Period into Term CORRA Advances, and (iii) otherwise, or failing such election pursuant to clauses (i) or (ii) immediately above, any outstanding affected Term CORRA Advances or Daily Compounded CORRA Advances, as applicable, will be deemed to have been converted, at the end of the applicable Interest Period, into Prime Rate Advances. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 7.4.

6.	Reserved.
7.	ILLEGALITY, INCREASED COSTS, INDEMNIFICATION AND MARKET DISRUPTIONS
7.1	Illegality

If any Lender determines that any law (whether or not as a result of a Change in Law) has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to (a) make any Advance or maintain any Loan Obligations (or to maintain its obligation to make any Advance, including any CORRA Advance, Term SOFR Advance, Letter of Credit or participation in a Letter of Credit), or (b) determine or charge interest rates based upon any particular rate, then, on notice thereof by such Lender to the Borrower through the Agent, any obligation of such Lender with respect to the activity that is unlawful shall be suspended until such Lender notifies the Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Agent), prepay or, if conversion would avoid the unlawful activity, convert any affected Loan Obligations, or take any necessary steps with respect to any Letter of Credit, in order to avoid the activity that is unlawful. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

7.2	Increased Costs
7.2.1	General. If any Change in Law shall:

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(a)

impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(b)

subject any Lender to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Advance made by it, or change the basis of taxation of payments to such Lender in respect thereof, except for Indemnified Taxes or Other Taxes covered by Section 7.3 and the imposition, or any change in the rate, of any Excluded Tax payable by such Lender; or

(c)

impose on any Lender or the applicable interbank market any other condition, cost or expense affecting this Agreement or Advances by or Loan Obligations owed to such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making any Advance or maintaining any Loan Obligations (or of maintaining its obligation to make any such Advance), or to increase the cost to such Lender or the Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Lender hereunder (whether of principal, interest or any other amount), then upon request of such Lender the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

7.2.2

Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of increasing the cost to such Lender of making or maintaining its Commitment or any Advance or Loan Obligation, or reducing any amount otherwise receivable by such Lender hereunder with respect thereto, then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or its holding company for any such reduction suffered.

7.2.3

Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsections 7.2.1 or 7.2.2 hereof, including reasonable detail of the basis of calculation thereof, and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown

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as due on any such certificate within 15 Business Days after receipt thereof.

7.2.4

Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation, except that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor, unless the Change in Law giving rise to such increased costs or reductions is retroactive, in which case the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

7.3	Taxes
7.3.1

Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes. If any member of the VL Group, the Agent or any Lender is required by Applicable Law to deduct or pay any Indemnified Taxes (including any Other Taxes) in respect of such payments by or on account of any obligation of a member of the VL Group hereunder or under any other Loan Document, then (i) the sum payable shall be increased by that member of the VL Group when payable as necessary so that after making or allowing for all required deductions and payments (including deductions and payments applicable to additional sums payable under this Section) the Agent or the Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or payments been required, (ii) the member of the VL Group shall make any such deductions required to be made by it under Applicable Law and (iii) the member of the VL Group shall timely pay the full amount required to be deducted to the relevant Governmental Authority in accordance with Applicable Law.

7.3.2

Payment of Other Taxes by the Borrower. Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

7.3.3

Indemnification by the Borrower. The Borrower shall indemnify the Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable

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to amounts payable under this Section) paid by the Agent or such Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent, on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

7.3.4

Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a member of the VL Group to a Governmental Authority, such member of the VL Group shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

7.3.5

Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or under any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall, at the request of the Borrower, deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by Applicable Law or reasonably requested by the Borrower or the Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition,

(a) any Lender, if requested by the Borrower or the Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to withholding or information reporting requirements, and (b) any Lender that ceases to be, or to be deemed to be, resident in Canada for the purposes of Part XIII of the Income Tax Act (Canada) or any successor provision thereto shall, within five days thereof, notify the Borrower and the Agent in writing.

7.3.6

Treatment of Certain Refunds. If the Agent or a Lender determines, acting reasonably, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which a member of the VL Group has paid additional amounts pursuant to this Section or that, because of the payment of such Taxes or Other Taxes, it has benefited from a reduction in Excluded Taxes otherwise payable by it, it shall pay to the Borrower or other member of the VL Group, as applicable, an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid,

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by the Borrower or other member of the VL Group under this Section with respect to the Taxes or Other Taxes giving rise to such refund or reduction), net of all out-of-pocket expenses of the Agent or such Lender, as the case may be (without duplication of any such expenses if previously reimbursed), and without interest (other than an amount equal to the net after-Tax amount of any interest paid by the relevant Governmental Authority, if any, with respect to such refund). The Borrower or the other member of the VL Group, as applicable, upon the request of the Agent or such Lender, agrees to repay the amount paid over to the Borrower or other member of the VL Group (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent or such Lender if the Agent or such Lender is required to repay such refund or reduction to such Governmental Authority. This subsection shall not be construed to require the Agent or any Lender to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person, to arrange its affairs in any particular manner or to claim any available refund or reduction.

7.4	Breakage Costs, Failure to Borrow or Repay After Notice

The Borrower shall indemnify each Lender against any loss or expense (including any loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain any Advance and any loss or expense incurred in liquidating or re-employing deposits from which such funds were obtained) which such Lender may sustain or incur as a consequence of any: (a) default by the Borrower in the payment when due of the amount of or interest on any Loan Obligations or in the payment when due of any other amount hereunder, (b) default by the Borrower in obtaining an Advance after the Borrower has given notice hereunder that it desires to obtain such Advance, (c) default by the Borrower in making any voluntary reduction of the outstanding amount of any Loan Obligations after the Borrower has given notice hereunder that it desires to make such reduction, and (d) payment of any CORRA Advance or Term SOFR Advance otherwise than on the maturity date thereof (including without limitation any such payment required pursuant to Section 8.1 or upon acceleration pursuant to Section 14.2). A certificate of the Agent providing reasonable particulars of the calculation of any such loss or expense shall be conclusive and binding in the absence of manifest error. If any Lender becomes entitled to claim any amount pursuant to this Section 7.4, it shall promptly notify the Borrower, through the Agent of the event by reason of which it has become so entitled and reasonable particulars of the related loss or expense, provided that the failure to do so promptly shall not prejudice the Lenders’ right to claim hereunder.

Without prejudice to the survival or termination of any other agreement of the Borrower under this Agreement, the obligations of the Borrower under this Section 7.4 shall survive the payment of principal and interest on all Loan Obligations and the termination of the Credit.

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7.5	Mitigation Obligations: Replacement of Lenders.
7.5.1

Designation of a Different Lending Office. If any Lender requests compensation under Section 7.2, or requires the Borrower to pay any additional amount to it or to any Governmental Authority for its account pursuant to Section 7.3, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loan Obligations hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 7.2 or 7.3, as the case may be, in the future and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

7.5.2

Replacement of Lenders. If (a) any Lender requests compensation under Section 7.2, or (b) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 7.3, or (c) any Lender is a Defaulting Lender and has not remedied such default within 2 Business Days, or (d) if any Lender’s obligations are suspended under Section 7.1, then the Borrower may, at its sole expense and effort, upon 10 days’ notice to such Lender and the Agent require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Article 16), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such Assignment), provided that:

(a)	the Borrower pays the Agent the assignment fee specified in subsection 16.2.2(f), in the case of an Assignment;
(b)

the assigning Lender receives payment of an amount equal to the outstanding principal of its Loan Obligations and participations in disbursements under Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any breakage costs and amounts required to be paid under this Agreement as a result of prepayment to a Lender) from the Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

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(c)

in the case of any such Assignment resulting from a claim for compensation under Section 7.2 or payments required to be made pursuant to Section 7.3, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)	such Assignment does not conflict with Applicable Law.

A Lender shall not be required to make any such Assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such Assignment and delegation cease to apply.

7.6	Market Disruption

If, at any time or from time to time, the Requisite Disruption Lenders provide notice to the Agent that:

7.6.1

with respect to Term SOFR Advances, as a result of market conditions, (i) there exists no appropriate or reasonable method to establish Term SOFR, for a Selected Amount or an Interest Period, or (ii) US Dollar deposits are not available to the Lenders in such market in the ordinary course of business in amounts sufficient to permit them to make a Term SOFR Advance, for a Selected Amount or an Interest Period, or (iii) the Term SOFR at such time does not adequately and fairly reflect the cost to each such Requisite Disruption Lender of funding such Advance as determined by each such Requisite Disruption Lender in good faith;

any of the foregoing, a “Market Disruption Event”, then in any such case:

7.6.2

the Borrower and the Agent shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing to a substitute basis for determining the applicable Term SOFR. Any alternate basis (which may include having recourse to the Market Disruption US Base Rate) agreed upon pursuant to the foregoing sentence shall, with the prior consent of each of the Lenders affected by the Market Disruption Event and the Borrower, be binding on all of them;

7.6.3

failing such agreement, the substitute basis for determining the applicable Term SOFR shall be as notified to the Borrower by each affected Lender, accompanied by a certificate of such affected Lender setting out the appropriate substitute rate for the particular form of Advance in question, and accompanied by reasonable explanations and calculations, provided that such substitute rate shall not exceed the relevant rate of non-affected Lenders by more than 1.50%; and

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7.6.4	to the extent that the Advances affected by the Market Disruption Event are US Base Rate Advances, the applicable US Base Rate for all affected Lenders shall be the Market Disruption US Base Rate.
8.	PAYMENT, REPAYMENT AND PREPAYMENT
8.1	Repayment of the Loan Obligations
8.1.1	The Borrower hereby agrees to repay the amount of the Loan Obligations outstanding under the Revolving Facility Tranche A on the last day of the Term of the Revolving Facility Tranche A.
8.1.2	The Borrower hereby agrees to repay the amount of the Loan Obligations outstanding under the Revolving Facility Tranche B on the last day of the Term of the Revolving Facility Tranche B.
8.1.3	The Borrower hereby agrees to repay the amount of the Loan Obligations outstanding under the Term Facility Tranche B on the Term Facility Tranche B Maturity Date.
8.1.4	The Borrower hereby agrees to repay the amount of the Loan Obligations outstanding under the Term Facility Tranche C on the Term Facility Tranche C Maturity Date.
8.2	Voluntary Repayment and Prepayment of the Loan Obligations or Cancellation of the Credit

On any Business Day during the Term, after having given notice to the Agent substantially in the form of Schedule “B-1” of one (1) Business Day with respect to the repayment of Prime Rate Advances and US Base Rate Advances and two (2) Business Days with respect to CORRA Advances and Term SOFR Advances, the Borrower may repay in minimum amounts of $500,000 or US$500,000, and in whole multiples of $100,000 or US$100,000, all or part of the principal amount of the Loan Obligations under any Revolving Facility Tranche or Term Facility Tranche, for the account of the applicable Revolving Facility Lenders or the Term Facility Lenders, as applicable, provided that in respect of any Term SOFR Advance, no repayment may be made on a day other than on the maturity date of such Term SOFR Advance, save as permitted by the terms of Section 8.4, and in respect of a CORRA Advance, no repayment shall be made on a date other than a maturity date of such CORRA Advance, save as provided in Section 8.4, with, in each case, all interest accrued and unpaid on the amounts so prepaid. Any voluntary repayment or prepayment of the Loan Obligations under the Term Facility may be applied against the Loan Obligations under any Term Facility Tranche, at the Borrower’s discretion, and will result in the Term Facility (and the applicable Term Facility Tranche(s)) being permanently reduced by an amount equal to such repayment or prepayment. If the Borrower has not elected to apply the amount of such prepayment to a particular Term Facility Tranche, then such prepayment (and reduction) shall be applied to each Term Facility Tranche on a pro rata basis. For

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greater certainty, it is understood and agreed that the foregoing minimum repayment amounts do not apply where the repayment relates to the repayment of the entire amount of an Advance outstanding.

In addition, the Borrower may, upon the same notice, cancel any portion of the Credit that has not been drawn by the Borrower. No Standby Fee shall be payable in respect of any portion of the Credit so cancelled as and from the effective date of its cancellation. The Borrower shall not be permitted to draw Advances in respect of any portion of the Credit so cancelled.

8.3	Mandatory Repayment and Prepayment of the Loan Obligations under the Term Facility
8.3.1

Within 15 days of the receipt by any member of the VL Group of any Net Equity Proceeds, the Borrower shall use 100% of such Net Equity Proceeds to make a mandatory prepayment of the Loan Obligations under the Term Facility outstanding at such time, provided, however, that no such prepayment shall be required if (i) such Net Equity Proceeds are used to finance an Acquisition or Investment permitted hereunder or another project approved by the Majority Lenders,

(ii) such Net Equity Proceeds relate to a Back-to-Back Transaction, a Tax Benefit Transaction or a Spectrum Auction and Purchase process, or (iii) such Net Equity Proceeds relate to an equity issuance by a member of the VL Group to another member of the VL Group.

8.3.2

Within 15 days of the receipt by any member of the VL Group of any Net Debt Proceeds, the Borrower shall use 100% of such Net Debt Proceeds to make a mandatory prepayment of the Loan Obligations under the Term Facility outstanding at such time, provided, however, that no such prepayment shall be required if (i) such Net Debt Proceeds are used to finance an Acquisition or Investment permitted hereunder or another project approved by the Majority Lenders, or (ii) such Net Debt Proceeds relate to a Spectrum Auction and Purchase process.

8.3.3

If during any fiscal year of the Borrower the Net Disposition Proceeds received by members of the VL Group exceed in the aggregate $250,000,000 (the “Net Disposition Proceeds Limit”) then, within 15 days of the receipt by a member of the VL Group of any Net Disposition Proceeds in excess of the Net Disposition Proceeds Limit during any such fiscal year, the Borrower shall make a mandatory prepayment of the Loan Obligations under the Term Facility outstanding at such time in an amount equal to 100% of such Net Disposition Proceeds in excess of the Net Disposition Proceeds Limit, provided, however, that no such prepayment shall be made if the Borrower notifies the Agent in writing, within 15 days of the receipt of such Net Disposition Proceeds, that the applicable member of the VL

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Group has reinvested (or has undertaken to reinvest) such Net Disposition Proceeds in the business or the assets of a member of the VL Group within 12 months of the receipt of such Net Disposition Proceeds and that such reinvestment is effectively made during such period;

8.3.4

Any prepayment of the Loan Obligations under the Term Facility pursuant to this Section 8.3 may be applied against the Loan Obligations under any Term Facility Tranche, at the Borrower’s discretion, and will result in the Term Facility (and the applicable Term Facility Tranche(s)) being permanently reduced by an amount equal to such prepayment. If the Borrower has not elected to apply the amount of such prepayment to a particular Term Facility Tranche, then such prepayment shall be applied to each Term Facility Tranche on a pro rata basis.

8.4Payment of Losses Resulting From a Prepayment

If a prepayment in respect of a CORRA Advance or a Term SOFR Advance is made on a date other than its maturity date, contrary to the provisions of this Agreement, simultaneously with such prepayment the Borrower shall pay to the applicable Lenders the losses, costs and expenses suffered or incurred by such Lenders with respect to such prepayment, which are referred to in Section 7.4.

8.5Currency of Payments

All payments, repayments and prepayments, as the case may be:

8.5.1	of principal of the Loan Obligations, or any part thereof, shall be made in the same currency as that in which they are outstanding;
8.5.2	of interest, shall be made in the same currency as the principal amount outstanding to which they relate;
8.5.3	of Fees, shall be made in Canadian Dollars alone; and
8.5.4	of the amounts referred to in Section 7.4, shall be made in the same currency as the losses, costs and expenses suffered or incurred by the Lenders.

8.6Payments by the Borrower to the Agent

All payments to be made by the Borrower in connection with this Agreement shall be made in funds having same day value to the Agent, at the Agency Branch, or at any other office or account in Toronto or Montreal designated by the Agent. Any such payment shall be made on the date upon which such payment is due, in accordance with the terms hereof, no later than 12:00 p.m.

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8.7Payment on a Business Day

Each time a payment, repayment or prepayment is due on a day that is not a Business Day, it shall be made on the following Business Day, subject to Section 5.4 and 5.7 with respect to interest payments on Term SOFR Advances and CORRA Advances, respectively.

8.8Payments by the Lenders to the Agent

Any amounts payable to the Agent by a Lender shall be paid in funds having same day value to the Agent by such Lender on a Business Day at the Agency Branch.

8.9Payments by the Agent to the Borrower

Any payment received by the Agent for the account of the Borrower shall be paid in funds having same day value to the Borrower on the date of receipt, or if such date is not a Business Day, on the next Business Day, at the Branch.

8.10Netting

On the date of any Advance or on a Rollover Date (a “Transaction Date”), the Agent shall be entitled to net amounts payable on such date by the Agent to a Lender against amounts payable in the same currency on such date by such Lender to the Agent, for the account of the Borrower. Similarly, on any Transaction Date, the Borrower hereby authorizes each Lender to net amounts payable in one currency on such date by such Lender to the Agent, for the account of the Borrower, against amounts payable in the same currency on such date by the Borrower to such Lender in accordance with the Agent’s calculations made in accordance with the provisions of this Agreement.

8.11Application of Payments

8.11.1

Except as otherwise indicated herein, all payments made to the Agent by the Borrower for the account of the Revolving Facility Lenders or the Term Facility Lenders shall be distributed the same day by the Agent, in accordance with its normal practice, in funds having same day value, among the applicable Revolving Facility Lenders or the Term Facility Lenders, as the case may be, to the accounts last designated in writing by each such Revolving Facility Lender or Term Facility Lender, as applicable, to the Agent, pro rata in accordance with their respective Rateable Share, and notice thereof shall be given to the Borrower by the Agent within a reasonable delay.

8.11.2

Except as otherwise indicated herein or as otherwise determined by the Revolving Facility Lenders or the Term Facility Lenders, as applicable, all payments made by the Borrower to the Agent on behalf of the Revolving Facility Lenders or the Term Facility Lenders shall be

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applied by the Revolving Facility Lenders or the Term Facility Lenders, as the case may be, as follows:

(a)	to the fees, costs, expenses and accessories contemplated by Article 7, Section 14.5 and Section 17.5 or by the other Credit Documents;
(b)	to all amounts due under Article 5 hereunder;
(c)	to the repayment of the principal amount of the Loan Obligations;
(d)	to any other amounts due pursuant to this Agreement.

8.12No Set-Off or Counterclaim by Borrower

All payments by the Borrower shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim.

8.13Debit Authorization

The Agent is hereby authorized to debit the Borrower’s and the Guarantors’ account or accounts maintained from time to time at the Branch or elsewhere, and to set off and compensate against any and all accounts, credits and balances maintained at any time by the Borrower or the Guarantors for the amount of any interest or any other amounts due and owing hereunder from time to time payable by the Borrower, in order to obtain payment thereof.

9.	GUARANTEE

9.1Guarantee by the Guarantors

As general and continuing guarantee for the Guaranteed Obligations, the Borrower shall cause to be executed by each of the Guarantors an unconditional solidary (joint and several) Guarantee in favour of the Agent on behalf of the Lenders substantially in the form annexed as Schedule “D”, it being understood that the Guarantee to be provided by any Guarantor after the Closing Date under this Section 9.1 shall be provided by such Guarantor by signing a copy of an accession certificate for a guarantor attached to the Guarantee Agreement pursuant to which such Guarantor will become a party to the Guarantee Agreement as guarantor.

9.2Guarantors – Exception

After the Closing Date, any member of the VL Group may create or acquire one or more Subsidiaries that are or are not wholly-owned by a member of the VL Group, including as a result of its participation in a joint venture with another Person. Such Subsidiary shall not be required to provide a Guarantee pursuant to section 9.1 at the time of its creation or Acquisition if (A) the absence of such Guarantee does not cause the Borrower to breach the

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provisions of Section 12.12 at the time of the creation or Acquisition or at any time thereafter, and shall not be considered a Guarantor. If such Subsidiary is wholly-owned, it will be a member of the VL Group. In addition, the Borrower may at any time request to the Agent that one or more of its Subsidiaries (each, a “Released Guarantor”) shall cease to be considered a Guarantor and that its Guarantee provided pursuant to section 9.1 be terminated if the following conditions are satisfied on the effective date on which such Released Guarantor shall so cease to be considered a Guarantor (the “Release Date”): (i) the release of the Released Guarantor as a Guarantor on the Release Date shall not cause the Borrower to breach the provisions of Section 12.12, (ii) no Default or Event of Default exists on the Release Date, and (iii) contemporaneously with the Release Date, all existing Guarantees granted by the Released Guarantor in respect of obligations of the Borrower under senior notes shall also be terminated substantially contemporaneously. In the event that a Released Guarantor ceases to be considered a Guarantor by satisfying all of the conditions of the previous sentence of this Section 9.2, the Guarantee given by it pursuant to section 9.1 shall be terminated by the Agent without any requirement to obtain the consent of the Lenders (and such Person shall thereafter cease to be considered a Guarantor).

10.	CONDITIONS PRECEDENT

10.1Conditions Precedent to the Amendment and Restatement

Notwithstanding the execution of this Agreement by the parties hereto, the provisions hereof shall not come into force and the provisions of the Existing Credit Agreement shall continue to bind the parties hereto until such time as each of the following conditions precedent shall have been met to the satisfaction of the Lenders or, as the case may be, waived by the Lenders (the date on which such conditions shall have been met to the satisfaction of the Lenders or, as the case may be, waived by the Lenders shall be referred to herein as the “Closing Date”):

10.1.1	this Agreement shall have been executed and delivered by all of the parties hereto;
10.1.2	the Guarantee Agreement shall have been executed by each of the initial Guarantors and the Agent;
10.1.3	certified copies of all of the constating documents, borrowing by-laws and resolutions of the Borrower and of each Guarantor shall have been provided to the Agent;
10.1.4

in respect of the Borrower and each Guarantor, a certificate of good standing (including where appropriate, a certificat d’attestation) or the equivalent thereof from the jurisdiction of its incorporation or organization issued by the appropriate authorities in its jurisdiction of incorporation shall have been delivered to the Agent;

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10.1.5	the Borrower shall have paid to each of the Revolving Facility Lenders the upfront fee payable in the fee letter dated as of the Closing Date entered into between the Borrower and the Agent, if any;
10.1.6

the Borrower shall pay all fees and costs, including all legal fees associated with this Agreement incurred by the Agent as contemplated and restricted by the provisions of Section 12.13 of the Credit Agreement;

10.1.7

the Borrower shall have delivered to the Agent a certificate of an officer of the Borrower attesting as to certain factual matters, including, without limitation, the matters set forth in paragraphs 10.1.10 to 10.1.12 below;

10.1.8

the Borrower shall have delivered to the Agent the favourable legal opinion(s) of the counsel to the Borrower and each Guarantor, addressed to the Lenders, the Agent and its counsel, in form and substance acceptable to the Agent and its counsel, acting reasonably, including with regard to the enforceability of this Agreement and the Guarantee Agreement;

10.1.9

the Borrower shall have delivered to the Lenders all documentation and other information required by regulatory authorities under applicable “know your customer”, anti-money laundering rules and regulations and anti-corruption laws that has been reasonably requested by the Lenders;

10.1.10	nothing shall have occurred since December 31, 2023 which would constitute a Material Adverse Change; and
10.1.11	the representations and warranties in Article 11 of this Agreement shall be true and correct as of the date hereof; and
10.1.12	no Default or Event of Default shall have occurred and be continuing.
10.2	Conditions Precedent to any Advance

The obligation of the applicable Lenders to make any Advance under the Credit is conditional upon each of the following conditions having been satisfied:

10.2.1	the representations and warranties contained in this Agreement shall continue to be true and correct (except where stated to be made as at a particular date);
10.2.2	except in the case of Swing Line Advances, the Borrower shall have delivered to the Agent a completed Notice of Borrowing;
10.2.3	nothing shall have occurred since December 31, 2023 which would constitute a Material Adverse Change; and

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10.2.4	no Default shall have occurred and be continuing and no Event of Default shall have occurred.
10.3	Waiver of Conditions Precedent

The conditions set out in Sections 10.1 and 10.2 are solely for the benefit of the Lenders, and may be waived by the Agent with the unanimous consent of the Lenders, without prejudice to the right of the Agent to assert any such condition in connection with any subsequently requested Advance.

11.	REPRESENTATIONS AND WARRANTIES

For so long as the Loan Obligations remain outstanding and unpaid, or the Borrower is entitled to borrow hereunder (whether or not the conditions precedent to such borrowing have been or may be satisfied), the Borrower hereby represents and warrants to the Lenders that:

11.1Incorporation

Each member of the VL Group is duly incorporated or organized, validly existing and in good standing under the Applicable Laws of its jurisdiction of incorporation or organization and of all jurisdictions in which it carries on business or is otherwise required to be so qualified. Each member of the VL Group has the capacity and power, whether corporate or otherwise, to hold its assets and carry on the business presently carried on by it or which it proposes to carry on hereafter in each jurisdiction where such business is carried on.

11.2Authorization

The Borrower and each Guarantor has the power and has taken all necessary steps under the Applicable Laws in order to be authorized to borrow hereunder, to provide the Guarantees under the Guarantee Agreement, as the case may be, and to execute and deliver and perform its obligations under this Agreement and each of the other Credit Documents to which it is a party, as the case may be, in accordance with the terms and conditions thereof and to complete the transactions contemplated in the other Credit Documents and herein, as the case may be. This Agreement has been duly executed and delivered by duly authorized officers of the Borrower and is, and each of the Credit Documents to which the Borrower and each Guarantor is a party is, and when executed and delivered in accordance with the terms hereof, shall be, a legal, valid and binding obligation of the Borrower and each Guarantor, respectively, enforceable in accordance with its terms.

11.3Compliance with Applicable Law and Contracts

The execution and delivery of and performance of the obligations under this Agreement and each of the other Credit Documents by the Borrower and each Guarantor, as the case may be, in accordance with their respective terms and the completion of the transactions contemplated therein and herein by the Borrower and each other member of the VL Group, as the case may be, do not require any consents or approvals, do not violate any Applicable

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Laws, do not conflict with, violate or constitute a breach under the documents of incorporation or organization or by-laws of any member of the VL Group or under any agreements, contracts or deeds to which any member of the VL Group is a party or binding upon it or its assets and do not result in or require the creation or imposition of any Charge whatsoever on the assets of any member of the VL Group, whether presently owned or hereafter acquired, save for the Permitted Charges.

11.4Core Business

The VL Group operates businesses in the cable, telecommunications, media and entertainment industries, including on-line internet services, telephony, wireless communications, interactive technologies, the distribution of media content, and anything related or ancillary thereto including activities that are a reasonable evolution of, and consistent with, the foregoing.

11.5Financial Statements

The financial statements provided from time to time hereunder are prepared in accordance with GAAP applied on a consistent basis throughout the periods specified (except as noted thereon) and are an accurate representation of the financial position of the Borrower on a consolidated basis as of the respective dates specified and the results of their operations and cash flows for the respective periods specified.

11.6Contingent Liabilities and Indebtedness

Neither the Borrower nor any other member of the VL Group has (a) any material Contingent Obligations or contingent liabilities known to it which are not disclosed or referred to in the most recent financial statements delivered to the Agent in accordance with the provisions of Section 12.14 or otherwise disclosed to the Agent in writing, or (b) incurred any Indebtedness which is not disclosed in or reflected in such financial statements, or otherwise disclosed to the Agent in writing, other than Contingent Obligations, contingent liabilities or Indebtedness incurred in the ordinary course of business, and Debt permitted hereunder.

11.7Title to Assets

Each member of the VL Group has good, valid and marketable title to all of its properties and assets, free and clear of any Charges other than Permitted Charges. Each member of the VL Group has rights sufficient for it to use all the Licences, licences, intellectual property and patents, patent applications, trademarks, trademark applications, trade names, service marks, copyrights, industrial designs, technology and other similar intellectual property rights reasonably necessary for the conduct of its business. To the knowledge of the Borrower, neither it nor any member of the VL Group is infringing or is alleged to be infringing the intellectual property rights of any other Person, except where such infringement could not reasonably be expected to cause a Material Adverse Change.

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11.8Litigation

There are no actions, suits or legal proceedings instituted or pending or, to the knowledge of each member of the VL Group, threatened, against any of them or their property before any court or arbitrator or any governmental body or instituted by any governmental body which could reasonably be expected to result in a Material Adverse Change.

11.9Taxes

Each member of the VL Group has filed within the prescribed delays all federal, provincial or other tax returns which it is required by Applicable Law to file and all Taxes levied with respect to each member of the VL Group have been paid when due, except to the extent that (a) payment thereof is being contested in good faith by such member of the VL Group in accordance with the appropriate procedures, for which adequate reserves have been established in the books of the relevant member of the VL Group, and (b) the outcome of such contestation would not reasonably be expected to result in a Material Adverse Change.

11.10Insurance

Each member of the VL Group has contracted for the insurance coverage described in Section 12.6.

11.11No Adverse Change

No Material Adverse Change has occurred since December 31, 2023.

11.12Regulatory Approvals

No member of the VL Group is required to obtain any consent, approval, authorization, permit, Licence or licence from, nor to effect any filing or registration with, any federal, provincial or other regulatory authority in connection with the execution, delivery or performance, in accordance with their respective terms, of this Agreement or the other Credit Documents, any borrowings hereunder and the granting of the guarantees provided under the Guarantee Agreement.

11.13Compliance with Applicable Law and Licences

Each member of the VL Group is in full compliance in all material respects with all requirements of Applicable Law and with all of the conditions attaching to its permits, authorizations, Licences, licences, certificates and approvals, including without limitation its articles of incorporation and by-laws.

11.14Pension and Employment Liabilities

Except for a deficit not exceeding $5,000,000 in respect of the pension plan for executives of the Borrower, no member of the VL Group has any unfunded pension liabilities (except for amounts that are not material to the Borrower on a consolidated basis and except for

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any such plan that does not need to be fully funded in accordance with Applicable Law), whether valued on a going concern or a wind-up basis, and all material obligations (including wages, salaries, commissions and vacation pay) to current employees and to former employees have been paid in full or duly provided for.

11.15	Complete and Accurate Information

All of the information, reports and other documents and all data (other than forecasts), as well as the amendments thereto, provided to the Agent by or on behalf of the VL Group were, at the time same were provided, and are at the date hereof, complete, true and accurate in all material respects. All forecasts provided to the Agent were prepared in good faith and all assumptions used therein were reasonable.

11.16	Absence of Default

There exists no Default or Event of Default hereunder.

11.17	Agreements with Third Parties

Each member of the VL Group is in compliance in all material respects with each and every one of its obligations under agreements with third parties to which it is a party or by which it is bound, the breach of which could reasonably be expected to result in a Material Adverse Change.

11.18	Anti-Terrorism, Money Laundering Laws and Sanctions

No member of the VL Group or any of its Subsidiaries is a Person or entity that is:

11.18.1	referred to in section 5 of the Proceeds of Crime Act, that is subject to the obligations applicable to such persons or entities under the Proceeds of Crime Act;
11.18.2

on the list of names subject to the Regulations Establishing a List of Entities made under subsection 83.05(1) of the Criminal Code (Canada), the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism (RIUNRST) and the United Nations Al-Qaida and Taliban Regulations (UNAQTR) published by the Office of the Superintendent of Financial Institutions Canada; or

11.18.3	affiliated with a Person or entity listed above.

The Borrower and its Subsidiaries are not in violation of, in any material respect, any of the country or list based economic and trade sanctions administered and enforced by OFAC, or any Sanctions Laws. As of the Closing Date, none of the Borrower or any of its Subsidiaries is (i) a Sanctioned Person or (ii) a Person designated under Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 or other Sanctions Laws. If a senior

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officer of the Borrower or any of its Subsidiaries receives any written notice that the Borrower or any Subsidiary of the Borrower is named on the then current OFAC SDN List or is otherwise a Sanctioned Person (such occurrence, a “Sanctions Event”), the Borrower shall promptly (i) give written notice to the Agent and the Lenders of such Sanctions Event, and (ii) comply in all material respects with all Applicable Laws with respect to such Sanctions Event (regardless of whether the Sanctioned Person is located within the jurisdiction of the United States of America or Canada). Notwithstanding the foregoing, the representations given in this paragraph of Section 11.18 shall not be made by nor apply to any Person that qualifies as a corporation that is registered or incorporated under the laws of (y) Canada or any province thereof and that carries on business in whole or in part in Canada within the meaning of Section 2 of the Foreign Extraterritorial Measures (United States) Order, 1992 passed under the Foreign Extraterritorial Measures Act (Canada) insofar as such representations would result in a violation of or conflict with the Foreign Extraterritorial Measures Act (Canada) or (z) the laws of any other jurisdiction enacting any similar or equivalent such law insofar as such representations would result in a violation of or conflict with such law.

The Borrower will not use the proceeds of any Advance, directly or indirectly to fund or facilitate business or activities of any Sanctioned Person or in country, region or territory, that is at the time of such funding, subject of any Sanctions Laws, or in any other manner that would result in a violation of Sanctions.

11.19	Environment
11.19.1

There are no existing claims, demands, suits, proceedings or actions of any nature whatsoever, whether threatened or pending, arising out of the presence on any property owned or controlled by any member of the VL Group, either past or present, of any Hazardous Substances, or out of any past or present activity conducted on any property now owned by any member of the VL Group, whether or not conducted by any member of the VL Group, involving Hazardous Substances, which would reasonably be expected to result in a Material Adverse Change;

11.19.2	To the best of the knowledge of the Borrower, after due enquiry:
(a)

there is no Hazardous Substance existing on or under any property of any member of the VL Group which constitutes a material violation of any Environmental Law for which an owner, operator or person in control of a property may be held liable;

(b)	the business of each member of the VL Group is being carried on so as to comply in all material respects with all Environmental Laws and all Applicable Laws concerning health and safety matters;

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(c)

no Hazardous Substance has been spilled or emitted into the environment contrary to Environmental Laws from any property owned, operated or controlled by any member of the VL Group for which such member of the VL Group could have any material liability;

(d)	compliance by the members of the VL Group with all current Environmental Laws would not reasonably be expected to cause a Material Adverse Change;
(e)	no member of the VL Group is in default in filing any report or information material to its business with any Governmental Authority as required pursuant to Environmental Laws; and
(f)

each member of the VL Group has maintained, in all material respects, all material environmental and operating documents and records material to its business substantially in the manner required by all Environmental Laws.

11.20	Survival of Representations and Warranties

All of the representations and warranties made hereunder are true and correct at the Closing Date, shall be true and correct at the date of any Advance hereunder (except where qualified in this Article 11 as being made as at a particular date), shall survive the execution and delivery of this Agreement, any investigation by or on behalf of the Lenders or the making of any Advance hereunder, and none of same are nor shall be waived, except in writing.

12.	COVENANTS

For so long as the Loan Obligations remain outstanding and unpaid, or the Borrower is entitled to borrow hereunder (whether or not the conditions precedent to such borrowing have been or may be satisfied) and unless the Agent shall otherwise agree in writing upon obtaining the approval of the requisite majority of Lenders, the Borrower, for itself and each member of the VL Group and with respect to itself and each member of the VL Group, agrees as follows:

12.1	Preservation of Juridical Personality

It shall do or cause to be done all things necessary to preserve and maintain its corporate existence in full force and effect, except as permitted under Sections 13.1 and 13.3.

12.2	Preservation of Licences

It shall maintain in effect and obtain, where necessary, all such authorizations, approvals, Licences, licences or consents of such governmental agencies, whether federal, provincial or local, which may be or become necessary or required for each member of the VL Group to carry on its businesses and to satisfy its obligations hereunder and under the other Credit Documents.

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12.3Compliance with Applicable Laws

It shall conduct its business in a proper and efficient manner and shall keep or cause to be kept appropriate books and records of account, in compliance with the Applicable Law, and shall record or cause to be recorded faithfully and accurately all transactions with respect to its business in accordance with GAAP applied on a consistent basis, and shall comply with all requirements of Applicable Law and with all the conditions attaching to its permits, authorizations, Licences, licences, certificates and approvals in all material respects.

12.4Maintenance of Assets

It shall maintain or cause to be maintained in good operating condition all of its assets used or useful in the conduct of its business, as would a prudent owner of similar property, whether same are held under lease or under any agreement providing for the retention of ownership, and shall from time to time make or cause to be made thereto all necessary and appropriate repairs, renewals, replacements, additions, improvements and other works except as permitted under Section 13.3.

12.5Business

It shall not substantially change the nature of its business activities from its Core Business.

12.6Insurance

It shall maintain insurance coverage with responsible insurers, in amounts and against risks normally insured by owners of similar businesses or assets in areas which are generally similar to those in which the members of the VL Group are engaged. The insurance policies confirming the insurance required hereunder shall not contain any co-insurance provisions except to the extent such co-insurance provisions would normally appear in policies covering other Persons engaged in similar businesses and owning similar properties as the VL Group, and consistent with prudent business practices.

12.7Payment of Taxes and Duties

It shall pay all Taxes which are imposed on it when due and payable, provided that no such Tax need be paid if (a) it is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted, and (b) such reserves or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor, and (c) the outcome of such contestation would not reasonably be expected to result in a Material Adverse Change.

12.8Access and Inspection

It shall allow the employees and representatives of the Agent, during normal business hours, to have access to and inspect the assets of the members of the VL Group, to inspect and take extracts from or copies of the books and records of the members of the VL Group and to discuss the business, assets, liabilities, financial position, operating results or business

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prospects of the members of the VL Group with the principal officers of the members of the VL Group and, after obtaining the approval of the Borrower which shall not be unreasonably withheld, with the auditors of the Borrower.

12.9	Maintenance of Account

It shall maintain operating accounts at the Branch or other branches of the Agent, as well as an account with the Swing Line Lender, at all times during the Term, if the Agent or the Swing Line Lender, as applicable, so requests. In addition, the Lenders shall have the right to provide all of the auxiliary non-credit banking services to the Borrower, at fees acceptable to the relevant Lender and the Borrower, acting reasonably.

12.10	Performance of Obligations

It shall perform all obligations in the ordinary course of business, except to the extent that the non-fulfilment of same would not reasonably be expected to result in a Material Adverse Change, and except where the same are being contested in good faith, if the outcome of such contestation would not reasonably be expected to result in a Material Adverse Change. Notwithstanding the foregoing contained in this Section 12.10, it shall punctually pay all amounts due or to become due under this Agreement.

12.11	Maintenance of Ratios

At the end of each quarter during the Term, on a rolling four-quarter basis, the Relevant Group shall maintain the following ratios:

12.11.1

Leverage Ratio. A Leverage Ratio not exceeding 4.5:1; provided that for a period not exceeding 12 consecutive months immediately following an Acquisition permitted hereunder in an amount of not less than $100,000,000, such maximum Leverage Ratio shall be increased to, but shall not exceed, 4.75:1 (and further provided that in the event of a series of Acquisitions, the Leverage Ratio shall have reverted to 4.5:1 for at least one full quarter); and

12.11.2	Interest Coverage Ratio. An Interest Coverage Ratio of at least 2.25:1.

12.12Ownership by the Borrower and Guarantors

At all times during the Term, the Borrower and the Guarantors shall collectively (a) own at least 80% of the consolidated assets of the Borrower (excluding Back-to-Back Securities), and (b) generate at least 80% of the consolidated EBITDA of the Borrower on a rolling four-quarter basis. All calculations made under this Section shall be consistent with those contained in the Borrower’s consolidated financial statements.

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12.13	Payment of Legal Fees and Other Expenses

Whether the transactions contemplated by this Agreement are concluded or not and whether or not any part of the Credit is actually advanced, in whole or in part, the Borrower shall pay all reasonable costs relating to the Credit, including in particular:

12.13.1

the reasonable legal fees and costs incurred by the Agent and the Lenders for the negotiation, drafting, signing, registration, publication and/or service of the commitment letter, this Agreement and the other Credit Documents, as well as any amendments, renunciations, consents or examinations pertaining to this Agreement and the other Credit Documents; and

12.13.2

the reasonable costs of syndicating and advertising, as well as all reasonable fees, including reasonable legal fees and costs, incurred by the Agent and the Lenders to preserve, enforce or exercise their respective rights hereunder or under the other Credit Documents following an action, a Default or an omission of the Borrower or of any other member of the VL Group.

All amounts due to the Agent and the Lenders pursuant hereto shall bear interest on the Prime Rate Basis from the date of their disbursement by the Lenders or from the date of their undertaking until the Borrower has repaid same in full, with interest on unpaid interest, as in the case of the Prime Rate Advances, taking into account such modifications as may be necessary. The obligations of the Borrower under this Section 12.13 shall subsist notwithstanding the full repayment of the Loan Obligations under the provisions hereof.

12.14	Financial Reporting

For so long as the Loan Obligations remain outstanding and unpaid, or the Borrower is entitled to borrow hereunder (whether or not the conditions precedent to such borrowing have been or may be satisfied) and unless the Lenders shall otherwise agree in writing, the Borrower agrees to provide or cause to be provided to the Agent, with sufficient copies for the Agent and each Lender, and so undertakes:

12.14.1	Quarterly Statements

Within 60 days after the end of each financial quarter of each financial year of the Borrower (other than the last quarter):

(a)

the unaudited consolidated balance sheet of the Borrower as at the end of such quarter and the related consolidated statements of earnings and cash flows, for the period then ended, in each case with comparative figures for the same period for the immediately preceding financial year and in respect of the preceding financial year end; and

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – PAGE 97.

(b)

a Compliance Certificate of the Borrower signed by its chief financial officer, treasurer or another officer of the Borrower acceptable to the Agent, substantially in the form of Schedule “E” (a “Compliance Certificate”) and:

(i)setting forth the information necessary to determine whether the Borrower has complied with the covenants contained in Section 12.11;

(ii)(A) confirming that the percentage of the EBITDA on a rolling 4 quarter basis, assets (excluding Back-to-Back Securities) and Debt generated, held or owed by the VL Group, on an Adjusted Consolidated Basis, is not less than 85% of the consolidated EBITDA on a rolling 4 quarter basis, assets (excluding Back-to-Back Securities) and Debt of the Borrower, otherwise (B) providing the accurate percentage;

(iii)(A) confirming that the percentage of the EBITDA on a rolling 4 quarter basis and assets (excluding Back-to-Back Securities) generated or held by the Borrower and the Guarantors is not less than 85% of consolidated EBITDA on a rolling 4 quarter basis and assets (excluding Back-to-Back Securities) of the Borrower, otherwise (B) providing the percentage so as to confirm compliance with Section 12.12; and

(iv)certifying that the Borrower is in compliance with all terms and conditions of this Agreement and that no Default has occurred and is continuing or Event of Default has occurred or exists, or if a Default or an Event of Default has occurred, setting out the relevant particulars thereof, the period of existence thereof and what action the Borrower has taken or proposes to take with respect thereto.

12.14.2	Annual Statements
(a)

Within 120 days following the end of each financial year of the Borrower, the audited consolidated balance sheet of the Borrower as at the end of such year and the related consolidated statements of earnings and cash flows for such financial year, together with comparative figures for the immediately preceding year, the whole as certified without qualification by the current auditors of the Borrower or otherwise by another reputable firm of independent chartered accountants acceptable to the Agent,

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – PAGE 98.

and any audited statements of any Subsidiary of the Borrower that is not a member of the VL Group, if available; and

(b)	Within 90 days following the end of each financial year of the Borrower,

(i)a Compliance Certificate as described in subsection 12.14.1(b); and

(ii)any information necessary to determine whether the Borrower has complied with Sections 12.11 and 12.12; provided that, to the extent that the percentage of the EBITDA on a rolling 4 quarter basis and assets (excluding Back-to-Back Securities) generated or held by the Borrower and the Guarantors is not less than 85% of the consolidated EBITDA on a rolling 4 quarter basis and assets (excluding Back-to-Back Securities) of the Borrower, such information shall only be provided at the reasonable request of the Agent.

Such Compliance Certificate and information shall be based on unaudited financial information, to be updated and replaced by a second Compliance Certificate to be provided along with the audited financial statements referred to in subsection 12.14.2(a).

12.14.3	Other Information
(a)	Within 120 days following the end of each financial year of the Borrower, the Annual Business Plan, which shall promptly be submitted to the Agent for the Lenders; and
(b)

From time to time and forthwith upon demand by the Agent, (i) such data, reports, statements, documents or other additional information pertaining to the business, assets, liabilities, financial position, operating results or business prospects of the VL Group and the Borrower’s non-wholly-owned Subsidiaries (to the extent available and not subject to a confidentiality agreement, but excluding any such information which has not been provided to any partner of any such non-wholly-owned Subsidiary) as the Agent may request, acting reasonably, and (ii) information and documentation reasonably requested by the Agent or any Lender for the purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations.

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – PAGE 99.

12.15	Notice of Certain Events

The Borrower shall advise the Agent forthwith upon the occurrence of any of the following events:

12.15.1

The commencement of any proceeding or investigation by or before any governmental body and any action or proceeding before any court or arbitrator against any member of the VL Group, or any of its property, assets or activities which could reasonably be expected to result in a Material Adverse Change;

12.15.2	The occurrence of any Material Adverse Change which is known to the Borrower or any other member of the VL Group, acting reasonably;
12.15.3	Any Default or Event of Default, specifying in each case the relevant details and the action contemplated in this respect.

12.16Accuracy of Reports

All information, reports, statements and other documents and data provided to the Agent or the Lenders, whether pursuant to this Article or any other provisions of this Agreement shall, at the time same shall be provided, be true, complete and accurate in all material respects to the extent necessary to provide the Lenders with a true and accurate understanding of their effect.

13.NEGATIVE COVENANTS

For so long as the Loan Obligations or any other amounts payable hereunder to the Lender remain outstanding and unpaid, or the Borrower is entitled to borrow hereunder (whether or not the conditions precedent to such borrowing have been or may be satisfied), the Borrower, for itself and each member of the VL Group and with respect to itself and each member of the VL Group, agrees that it shall not do any of the following:

13.1	Liquidation and Amalgamation

Liquidate or dissolve or take any steps to amalgamate, consolidate or effect any restructuring or corporate or capital reorganization, or change its head or registered office, except where (i) (a) the surviving entity of any such amalgamation or merger assumes all of the obligations hereunder and (b) the transaction in question is between a member of the VL Group and its wholly-owned Subsidiaries or is among wholly-owned Subsidiaries of the same member of the VL Group; or (ii) in all other cases, the transaction in question, in the sole opinion of the Lenders, acting reasonably, does not have a detrimental effect on the financial condition of the VL Group, taken as a whole, or on the position of the Lenders and their rights under the Credit Documents or otherwise. Notwithstanding the foregoing, no member of the VL Group may become a Subsidiary of a Person who is a non-resident

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – PAGE 100.

of Canada within the meaning of the Income Tax Act (Canada), without the prior written consent of the Lenders.

13.2	Charges

Create, assume, enter into or permit to subsist, directly or indirectly, any Charge on the property of any member of the VL Group, other than Permitted Charges.

13.3	Asset Dispositions

The VL Group shall not permit an Asset Disposition of all or any part of their property or assets (whether presently held or subsequently acquired), unless no Default or Event of Default exists at the time of such Asset Disposition and the proposed Asset Disposition will not cause a Default or Event of Default.

13.4	Distributions

Neither the Borrower nor any of the Guarantors shall: (a) return any capital to its shareholders or purchase, redeem, repurchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its capital stock now or subsequently issued, or any other equity security issued by it of any nature (including warrants and options), (b) declare, pay or set aside for payment any dividend or distribution whatsoever in respect of any share of the capital stock of the Borrower or any Guarantor, or (c) set aside any funds for any of the purposes described in paragraphs (a) or (b), unless (i) no Default or Event of Default exists at the time of the proposed distribution and (ii) the making and payment of such proposed distribution will not cause a Default or Event of Default.

13.5	Restrictions on Subsidiaries

Without the consent of the Majority Lenders, no member of the VL Group shall assume, enter into or otherwise become bound by any agreement or undertaking that would reasonably be expected to prevent such Person from declaring or paying dividends or inter-company payments or distributions of any kind to the Borrower, except as contained herein.

13.6	Acquisitions

Make any Acquisition, except that the members of the VL Group shall be permitted to make Acquisitions in the Core Business if: (i) no Default or Event of Default exists at the time of such Acquisition and (ii) the consummation of such Acquisition (including paying the purchase price thereof) does not cause a Default or an Event of Default.

13.7Limitation on Debt

The Borrower shall not, and the Borrower shall not permit any of the members of the VL Group to, incur or assume any Debt except (i) Debt that is unsecured, and (ii) Debt incurred or assumed that is secured by Permitted Charges.

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – PAGE 101.

13.8Financial Assistance by the VL Group

Make any loan or advance to any Person (other than another member of the VL Group to the extent that the Borrower complies with the provisions of Section 12.12 immediately after such loan or advance), unless no Default or Event of Default exists at the time of such loan or advance and the proposed loan or advance will not cause a Default or an Event of Default. Notwithstanding the foregoing, the VL Group shall be entitled to provide financial assistance to their customers in the ordinary course of the Core Business by way of subsidizing consumer equipment purchases and leases and similar transactions.

13.9QMI Subordinated Debt

Repay any QMI Subordinated Debt, or pay any interest due under any QMI Subordinated Debt, unless no Default or Event of Default exists at the time of such repayment or payment and such repayment or payment will not cause a Default or an Event of Default.

13.10Members of the VL Group, Related Party Transactions

Permit any Change in Control. In addition, no transaction shall be entered into by any member of the VL Group with any Associate of any member of the VL Group except on fair market terms and conditions as would be contracted by Persons dealing at arms’ length, provided that this last sentence shall not apply to Back-to-Back Transactions and Tax Benefit Transactions; provided, however, for greater certainty, that to the extent payments made in connection with or in respect of the Back-to-Back Transactions are made to any Affiliates of the Borrower that are not members of the VL Group, all corresponding payments required to be paid by such Affiliates pursuant to the related Back-to-Back Securities are received, immediately prior to, concurrently with or immediately subsequent to any such payments, by all applicable members of the VL Group, and each such payment by a member of the VL Group shall be conditional upon receipt of an equal or greater amount from such non-member of the VL Group that is an Affiliate. Finally, payment of a management fee or other similar expense by the Borrower to its direct or indirect parent company shall be permitted for bona fide services (including reimbursement for expenses incurred in connection with, or allocation of corporate expenses in relation to, providing such services) provided to, and directly related to the operations of, the VL Group, in an aggregate annual amount not to exceed 2.5% of consolidated revenues (being gross revenues of the VL Group calculated in accordance with GAAP, less any amounts derived from Persons that are not members of the VL Group except to the extent of the actual amount of dividends or distributions actually paid to a member of the VL Group by such Person) in any twelve-month period.

13.11Derivative Instruments

Enter into any Derivative Instruments other than for the purposes of hedging interest rate, commodity or foreign exchange exposure, and not for the purpose of speculation.

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – PAGE 102.

13.12Anti-Terrorism Laws

No member of the VL Group or any of its Subsidiaries shall engage in or conspire to engage in any transaction that has the purpose of evading or avoiding or any provision of the Proceeds of Crime Act that is applicable to its activities. The Borrower shall deliver to the Agent and Lenders any certification or other evidence requested from time to time by the Agent or any Lender, in its discretion, confirming compliance with this Section by the VL Group and each of its Subsidiaries.

14.	EVENTS OF DEFAULT AND REALIZATION
14.1	Event of Default

The occurrence of any of the following events shall constitute an Event of Default unless remedied within the prescribed delays or renounced to in writing:

14.1.1	If the Borrower fails to make any payment of principal or Fees with respect to the Loan Obligations when due, or fails to pay any interest due hereunder within 3 Business Days from its due date; or
14.1.2

If the Borrower fails to respect any of the financial tests set out in Section 12.11 or 12.12 hereof at any time; provided that in the case of a breach of Section 12.12, the Borrower shall have 15 days to cure the Default as long as the Borrower and the Guarantors shall collectively (a) own at least 75% of the consolidated assets of the Borrower, and (b) generate at least 75% of the consolidated EBITDA of the Borrower on a rolling four-quarter basis. If the ownership or EBITDA generation level of the Borrower and the Guarantors is below 75%, no cure period shall apply;

14.1.3

If the Borrower or any Guarantor (other than an Immaterial Subsidiary) fails to respect any of its other obligations and undertakings hereunder or under the Credit Documents or another undertaking of the Borrower or any other Guarantor (other than an Immaterial Subsidiary) with respect to the Loan Obligations not otherwise contemplated by this Section 14.1 and has not remedied the Default within fifteen (15) days following the date on which the Agent has given written notice to the Borrower; or

14.1.4

If (a) the Borrower or any other member of the VL Group (other than an Immaterial Subsidiary) commits an act of bankruptcy within the meaning of the Bankruptcy and Insolvency Act, makes an assignment in favour of its creditors, consents to the filing of a petition for a receiving order against it, files a proposal within the meaning of the Bankruptcy and Insolvency Act, or makes a motion to a tribunal to name, or consents to, approves or accepts the appointment of a trustee,

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receiver, liquidator or sequestrator with respect to itself or its property, commences any other proceeding with respect to itself or its property under the provisions of any law contemplating reorganizations, proposals, rectifications, compromises or liquidations in connection with insolvent Persons, in any jurisdiction whatsoever; or (b) a trustee, receiver, liquidator or sequestrator is named with respect to any member of the VL Group (other than an Immaterial Subsidiary) or its property, or any member of the VL Group (other than an Immaterial Subsidiary) is judged insolvent or bankrupt; or (c) a proceeding seeking to name a trustee, receiver, liquidator or sequestrator, or to force any member of the VL Group (other than an Immaterial Subsidiary) into bankruptcy, is commenced against any member of the VL Group (other than an Immaterial Subsidiary) or a proceeding is commenced by any other Person against any member of the VL Group (other than an Immaterial Subsidiary) under the provisions of any law contemplating reorganisations, proposals, rectifications, arrangements, compromises or liquidations in connection with insolvent Persons and is not settled or withdrawn within a delay of 30 days; or

14.1.5

If any member of the VL Group is in default with respect to any Debt (other than amounts due to the Lenders hereunder) which has resulted in Debt in excess of an amount of $75,000,000 becoming payable prior to its stated maturity or scheduled repayment date; or

14.1.6

If one or more judgments is rendered by a competent tribunal against any member of the VL Group in an aggregate amount in excess of $75,000,000 (net of applicable insurance coverage pursuant to which liability is acknowledged in writing by the insurer, with a copy promptly provided to the Agent on behalf of the Lenders) and remains undischarged or unsatisfied for a period ending on the earlier of (a) 25 days from such judgment, or (b) the 5th day prior to the date on which such judgment becomes executory; or

14.1.7

If property of any member of the VL Group having a total value in excess of $75,000,000 is the object of one or more seizures or takings of possession or other legal proceedings by creditors, and is not released within 15 days in respect of movable property or 45 days in respect of immovable property, and in any event, not less than 10 days prior to the date fixed for any sale of such property; or

14.1.8

If any statement, attestation, financial statement, report, data, representation or warranty which was given by, for the account of or in the name of the Borrower or any other member of the VL Group (other than an Immaterial Subsidiary) to the Lenders, with respect to this Agreement or any other Credit Documents, is revealed at any time to be misleading or incorrect in any material respect when it was made, and

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if any event or circumstance which makes such statement, attestation, financial statement, report, data, representation or warranty misleading in any material respect is capable of being remedied, such action as may be required to remedy same shall not have been completed within 15 days of the earlier of (a) the Agent notifying the Borrower or, as the case may be, a Guarantor of such breach, or (b) the Borrower notifying the Agent of the Default in accordance with subsection 12.15.3; or

14.1.9

If in the opinion of the Lenders, acting in good faith, there occurs a Material Adverse Change and the situation has not been remedied within 15 days following the earlier of the date on which (a) the Agent gave notice thereof to the Borrower, or (b) the Borrower gave notice to the Agent in accordance with subsection 12.15.3; or

14.1.10	If a Change in Control occurs; or
14.1.11

If any Guarantee to be provided by any Guarantor (other than an Immaterial Subsidiary) hereunder (including the Guarantee Agreement) is or purports to be terminated by notice given under article 2362 of the Quebec Civil Code.

14.2	Remedies

If an Event of Default occurs under subsection 14.1.4, the Loan Obligations shall immediately become due and payable, without presentation, demand, protest or other notice of any nature, to which the Borrower hereby expressly renounces. If any other Event of Default occurs, the Agent may, at its option, and shall if required to do so by the Required Lenders-Acceleration, declare immediately due and payable, without presentation, demand, protest or other notice of any nature, to which the Borrower hereby expressly renounces, notwithstanding any provision to the contrary effect in this Agreement or in the other Credit Documents:

14.2.1

the entire amount of the Loan Obligations and the amount of the Derivative Obligations. The Borrower shall not have the right to invoke against the Lenders any defence or right of action, indemnification or compensation of any nature or kind whatsoever that the Borrower may at any time have or have had with respect to any holder of one or more of the Derivative Instruments; and

14.2.2	an amount equal to the amount of losses, costs and expenses assumed by the Lenders and referred to in Sections 7.2, 7.4 and 17.13; and

the Credit shall cease and as and from such time shall be cancelled, and the Lenders may exercise all of their rights and recourses under the provisions of this Agreement and of the other Credit Documents. For greater certainty, from and after the occurrence of any Default

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or Event of Default, the Lenders shall not be obliged to make any further Advances under the Credit.

14.3	Bankruptcy and Insolvency

If the Borrower files a notice of intention to file a proposal, or files a proposal under the Bankruptcy and Insolvency Act, or if the Borrower obtains the permission of the court to file a Plan of Arrangement under the Companies’ Creditors Arrangements Act, and if a stay of proceedings is obtained or ordered under the provisions of either of those statutes, without prejudice to the Lenders’ rights to contest such stay of proceedings, subject to Applicable Law, the Borrower covenants and agrees to continue to pay interest on all amounts due to the Lenders in accordance with the provisions hereof. In this regard, the Borrower acknowledges that permitting the Borrower to continue to use the proceeds of the Loan Obligations constitutes valuable consideration provided after the filing of any such proceeding in the same way that permitting the Borrower to use leased premises constitutes such valuable consideration.

14.4	Notice

Except where otherwise expressly provided herein, no notice or demand of any nature is required to be given to the Borrower by the Agent in order to put the Borrower in default, the latter being in default by the simple lapse of time granted to execute an obligation or by the simple occurrence of a Default.

14.5	Costs

If an Event of Default occurs, and within the limits contemplated by Section 12.13, the Agent may impute to the account of the Lenders and pay to other persons reasonable sums for services rendered with respect to the realization, recovery, sale, transfer, delivery and obtaining of payment with respect to any of the Credit Documents and may deduct the amount of such costs and payments from the proceeds which it receives therefrom.

14.6	Relations with the Borrower

The Agent may grant delays, take security or renounce thereto, accept compromises, grant acquittances and releases and otherwise negotiate with the Borrower as it deems advisable without in any way diminishing the liability of the Borrower or prejudicing the rights of the Lenders with respect to the Guarantees provided under the Guarantee Agreement.

15.	JUDGMENT CURRENCY
15.1	Rules of Conversion

If for the purpose of obtaining judgment in any court or for any other purpose hereunder, it is necessary to convert an amount due, advanced or to be advanced hereunder from the currency in which it is due (the “First Currency”) into another currency (the “Second Currency”) the rate of exchange used shall be that at which, in accordance with normal

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banking procedures, the Agent could purchase, in the Canadian money market or the Canadian exchange market, as the case may be, the First Currency with the Second Currency on the date on which the judgment is rendered, the sum is payable or advanced or to be advanced, as the case may be. The Borrower agrees that its obligations in respect of any First Currency due from it to the Lenders in accordance with the provisions hereof shall, notwithstanding any judgment rendered or payment made in the Second Currency, be discharged by a payment made to the Agent on account thereof in the Second Currency only to the extent that, on the Business Day following receipt of such payment in the Second Currency, the Agent may, in accordance with normal banking procedures, purchase on the Canadian money market or the Canadian foreign exchange market, as the case may be, the First Currency with the amount of the Second Currency so paid or which a judgment rendered payable (the rate applicable to such purchase being in this Section called the “FX Rate”); and if the amount of the First Currency which may be so purchased is less than the amount originally due in the First Currency, the Borrower agrees as a separate and independent obligation and notwithstanding any such payment or judgment to indemnify the Lenders against such deficiency.

15.2	Determination of an Equivalent Currency

If, in their discretion, the Lenders or the Agent choose or, pursuant to the terms of this Agreement, are obliged to choose the equivalent in Canadian Dollars of any securities or amounts expressed in US Dollars or the equivalent in US Dollars of any securities or amounts expressed in Canadian Dollars, the Agent in accordance with the conversion rules as stipulated in Section 15.1

15.2.1	on the date indicated in the Notice of Borrowing as the date of a request for an Advance; and
15.2.2	at any other time which in the opinion of the Lenders is desirable;

may, using the FX Rate, at such time on such date, determine the equivalent in Canadian Dollars or in US Dollars, as the case may be (the “Equivalent Amount”), of any security or amount expressed in the other currency pursuant to the terms hereof. Immediately following such determination, the Agent shall inform the Borrower of the conclusion which the Lenders have reached.

16.	ASSIGNMENT
16.1	Assignment by the Borrower

The rights of the Borrower under the provisions hereof are purely personal and may not be transferred or assigned, and the Borrower may not transfer or assign any of its obligations, such assignment being null and of no effect opposite the Lenders and rendering any balance outstanding of the amounts referred to in Section 14.2 immediately due and payable at the option of the Lenders and further releasing the Lenders from any obligation to make any further Advances under the provisions hereof.

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – PAGE 107.

16.2	Assignments and Transfers by the Lenders
16.2.1

No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection 16.2.2, or (ii) by way of a sale of a participation in accordance with the provisions of Section 16.5 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 16.5 and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

16.2.2	Each Lender may assign or transfer to an Eligible Assignee in accordance with this Article 16 up to 100% of its rights, benefits and obligations hereunder; provided that:
(a)	except (i) if an Event of Default has occurred and has not been waived, or (ii) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loan Obligations at the time owing to it, or (iii) in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment being assigned (which for this purpose includes Loan Obligations outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loan Obligations of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Facility or the Term Facility, unless each of the Agent and, so long as no Event of Default has occurred and has not been waived, the Borrower, otherwise consent to a lower amount (each such consent not to be unreasonably withheld or delayed);
(b)	each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan Obligations or the Commitment assigned, except that this paragraph (b) shall not prohibit any Lender from assigning all or

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a portion of its rights and obligations among separate Facilities on a non pro rata basis;

(c)	any assignment of a Commitment under the Revolving Facility Tranche A must be approved by the Issuing Lender and the Swing Line Lender;
(d)	any assignment must be approved by the Agent (such approval not to be unreasonably withheld or delayed).
(e)	any assignment must be approved by the Borrower (such approval not to be unreasonably withheld or delayed if the Eligible Assignee is funding its Commitment out of the United States of America or Canada, but may be withheld in the Borrower’s discretion if the Commitments are being funded from elsewhere) unless (i) the proposed Assignee is itself already a Lender with the same type of Commitment or (ii) a Default has occurred and is continuing or (iii) an Event of Default has occurred and not been waived; and
(f)	the parties to each Assignment shall execute and deliver to the Agent an Assignment and Assumption Agreement, together with a processing and recordation fee in an amount of $3,500, and the Eligible Assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Agent pursuant to Section 16.3, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Article 7 and Section 17.13 with respect to facts and circumstances occurring prior to the effective date of such Assignment. Any Assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 16.5. Any payment by an Assignee to an assigning Lender in connection with an Assignment shall not be or be deemed to be a repayment by the Borrower or a new Advance to the Borrower.

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – PAGE 109.

16.3	Register

The Agent shall maintain at one of its offices in Toronto, Ontario or Montreal, Quebec, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loan Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

16.4	Electronic Execution of Assignments

The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Electronic Documents (Banks and Bank Holding Companies) Regulations under the Bank Act (Canada), Parts 2 and 3 of the Personal Information Protection and Electronic Documents Act (Canada), An Act to Establish a Legal Framework for Information Technology (Quebec), the Electronic Commerce Act, 2000 (Ontario) and other similar federal or provincial laws based on the Uniform Electronic Commerce Act of the Uniform Law Conference of Canada or its Uniform Electronic Evidence Act, as the case may be.

16.5	Participations

Any Lender may at any time, without the consent of, or notice to, the Borrower or the Agent, sell participations to any Person (other than a natural person, a member of the VL Group or any Affiliate of a member of the VL Group) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loan Obligations owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any payment by a Participant to a Lender in connection with a sale of a participation shall not be or be deemed to be a repayment by the Borrower or a new Advance to the Borrower.

Subject to Section 16.6, the Borrower agrees that each Participant shall be entitled to the benefits of Article 7 to the same extent as if it were a Lender and had acquired its interest by Assignment pursuant to subsection 16.2.2. To the extent permitted by Applicable Law,

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each Participant also shall be entitled to the benefits of Section 8.12 as though it were a Lender, provided such Participant agrees to be subject to Section 18.8 as though it were a Lender.

16.6	Limitations Upon Participant Rights

A Participant shall not be entitled to receive any greater payment under Sections 7.2 and 7.3 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 7.3 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with subsection 7.3.5 as though it were a Lender.

16.7	Certain Pledges and Special Provisions

16.7.1General. Any Lender may, at any time, pledge, hypothecate or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, but no such pledge, hypothec or security interest shall release such Lender from any of its obligations hereunder or substitute any such pledgee or security holder for such Lender as a party hereto.

16.7.2Federal Reserve Bank. Notwithstanding any provision of this Agreement to the contrary, any Lender governed by the Applicable Law of the United States of America may at any time assign all or a portion of its rights under this Agreement and all other documents ancillary hereto (including the other Loan Documents) to a Federal Reserve Bank in order to secure its obligations to such Federal Reserve Bank. No such assignment shall relieve the assigning Lender from its obligations under this Agreement or such other documents.

16.7.3Promissory Notes. Upon the request of any Lender, the Borrower will execute and deliver one or more promissory notes in form and substance acceptable to such Lender, acting reasonably, evidencing the Commitment under this Agreement and any Loan Obligations hereunder.

17.	MISCELLANEOUS
17.1	Notices

Except where otherwise specified herein, all notices, requests, demands or other communications between the parties hereto shall be in writing and shall be deemed to have been duly given or made to the party to whom such notice, request, demand or other communication is given or permitted to be given or made hereunder, when delivered to the party (by certified mail, postage prepaid, or by facsimile or by physical delivery) to the address of such party and to the attention indicated under the signature of such party or to any other address which the parties hereto may subsequently communicate to each other in writing. Notwithstanding the foregoing, any notice shall be deemed to have been received

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by the party to whom it is addressed (a) upon receipt if sent by mail and (b) if telecopied before 3:00 p.m. on a Business Day, on that day and if telecopied after 3:00 p.m. on a Business Day, on the Business Day next following the date of transmission. If normal postal or telecopier service is interrupted by strike, work slow-down, fortuitous event or other cause, the party sending the notice shall use such services which have not been interrupted or shall deliver such notice by messenger in order to ensure its prompt receipt by the other party.

17.2	Amendment and Waiver

The rights and recourses of the Lenders under this Agreement and the other Credit Documents are cumulative and do not exclude any other rights and recourses which the Lenders might have, and no omission or delay on the part of the Lenders in the exercise of any right shall have the effect of operating as a waiver of such right, and the partial or sole exercise of a right or power will not prevent the Lenders from exercising thereafter any other right or power. The provisions of this Agreement may only be amended or waived by an instrument in writing (and not orally) in each case signed by the Agent with the approval of the requisite majority of Lenders.

17.3	Determinations Final

In the absence of any manifest error, any determinations to be made by the Lenders in accordance with the provisions hereof, when made, are final and irrevocable for all parties.

17.4	Entire Agreement

The entire agreement between the parties is expressed herein, and no variation or modification of its terms shall be valid unless expressed in writing and signed by the parties. All previous agreements, promises, proposals, representations, understandings and negotiations between the parties hereto which relate in any way to the subject matter of this Agreement are hereby deemed to be null.

17.5	Indemnification and Compensation

In addition to the other rights now or hereafter conferred by law and those described in Section 8.13, and without limiting such rights, if a Default or Event of Default should occur, each Lender and the Agent is hereby authorized by the Borrower, at any time and from time to time, subject to the obligation to give notice to the Borrower subsequently and within a reasonable delay, to indemnify, compensate, use and allocate any deposit (general or special, term or demand, including, without limitation, any debt evidenced by certificates of deposit, whether or not matured) and any other debt at any time held or due by the Lenders to the Borrower or to its credit or its account, with respect to and on account of any obligation and indebtedness of the Borrower to the Lenders in accordance with the provisions hereof or the other Credit Documents, including, without limitation, the accounts of any nature or kind which flow from or relate to this Agreement or the other Credit Documents, whether or not the Agent has made demand under the terms hereof or has

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declared the amounts referred to in Section 14.2 as payable in accordance with the provisions of that Section and even if such obligation and Debt or either of them is a future or unmatured Debt.

17.6	Benefit of Agreement

This Agreement shall be binding upon and enure to the benefit of each party hereto and its successors and permitted assigns.

17.7	Counterparts

This Agreement may be signed in any number of counterparts, each of which shall be deemed to constitute an original, but all of the separate counterparts shall constitute one single document.

17.8	Applicable Law

This Agreement, its interpretation and its application shall be governed by the Applicable Law of the Province of Quebec and the Applicable Law of Canada applicable therein.

17.9	Severability

Each provision of this Agreement is separate and distinct from the others, such that any decision of a court or tribunal to the effect that any provision of this Agreement is null or unenforceable shall in no way affect the validity of the other provisions of this Agreement or the enforceability thereof. Any provision of this agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Applicable Law, the Borrower hereby waives any provision of any Applicable Laws which renders any provision hereof prohibited or unenforceable in any respect.

17.10	Further Assurances

The Borrower covenants and agrees on its own behalf and on behalf of each member of the VL Group that, at the request of the Agent, the Borrower and each other member of the VL Group will at any time and from time to time execute and deliver such further and other documents and instruments and do all acts and things as the Agent in its absolute discretion requires in order to evidence the indebtedness of the Borrower under this Agreement or otherwise, including under any Derivative Instruments.

17.11	Good Faith and Fair Consideration

Each party hereto acknowledges and declares that it has entered into this Agreement freely and of its own will. In particular, each party hereto acknowledges that this Agreement was freely negotiated by the Borrower and the Lenders in good faith, that this Agreement does

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not constitute a contract of adhesion, that there was no exploitation of the Borrower by the Lenders, and that there is no serious disproportion between the consideration provided by the Lenders and that provided by the Borrower.

17.12	Responsibility of the Lenders

Each Lender shall be solely responsible for the performance of its own obligations hereunder. Accordingly, no Lender is in any way jointly and severally or solidarily responsible for the performance of the obligations of any other Lender.

17.13	Indemnity

The Borrower agrees to indemnify and defend each of the Agent, each Lender, and their respective directors, officers, agents and employees from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses of any kind which at any time or from time to time may be asserted against or incurred or paid by any of them for or in connection with, arising directly or indirectly from or relating to: (i) the participation of the Agent or of any of the Lenders in the transactions contemplated by this Agreement, (ii) any Advance or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honour a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) the role of the Agent or the Lenders in any investigation, litigation or other proceeding brought or threatened relating to the Credit, (iv) the presence on or under or the release or migration from any property or into the environment of any hazardous material, and/or (v) the compliance with or enforcement of any of their rights or obligations hereunder, including without limitation:

17.13.1	the fees and disbursements of counsel;
17.13.2	the costs of defending, counterclaiming or claiming over against third parties in respect of any action or matter and any cost, liability or damage arising out of any settlement; and
17.13.3

other than losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or wilful misconduct of the indemnified party, as determined by a final judgment of a court of competent jurisdiction.

17.14	Language

The parties acknowledge that they have required that the present agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto be drawn up in English. Les parties reconnaissent avoir exigé la rédaction en anglais de la présente convention ainsi que de tous documents exécutés, avis donnés et procédures judiciaires intentées, directement ou indirectement, relativement ou à la suite de la présente convention.

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17.15	Anti-Terrorism Legislation

Each Lender hereby notifies the Borrower and each member of the VL Group that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001, with respect to the USA) and the Proceeds of Crime Act (with respect to Canada) (in this Section, the “Acts”), it is required to obtain, verify and record information that identifies the Borrower and the other members of the VL Group, which information includes the names and addresses of the Borrower and the other members of the VL Group and other information that will allow such Lender to identify the Borrower and the other members of the VL Group in accordance with the Acts.

17.16	Electronic Signatures.

The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided by Parts 2 and 3 of the Personal Information Protection and Electronic Documents Act (Canada) and other similar federal or provincial laws based on the Uniform Electronic Commerce Act of the Uniform Law Conference of Canada or its Uniform Electronic Evidence Act, as the case may be.

17.17	Acknowledgement Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Derivative Instrument or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

17.17.1

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest,

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obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support; and

17.17.2	As used in this Section 17.17, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party;

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b);

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable; and

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

17.18	Re-Establishment of Rateable Shares

As of the Closing Date, the parties hereto acknowledge and agree that the amount of the Commitment of each Lender under each Revolving Facility Tranche and Term Facility Tranche shall be as set forth beside its name in Schedule “A” hereto (under the heading “Commitment”) of this Agreement and the Rateable Share of each Lender in each Revolving Facility Tranche and Term Facility Tranche shall be established in accordance with this Agreement, it being expressly understood and agreed that any re-establishment of the Rateable Share of the Lenders in the Revolving Facility and Term Facility and any

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redistribution that may result therefrom shall be deemed to have been made in accordance with the provisions of Section 16.2.

18.	THE AGENT AND THE LENDERS
18.1	Authorization of Agent
18.1.1

Each Lender hereby irrevocably appoints and authorizes the Agent to act for all purposes as its agent hereunder and under the other Credit Documents with such powers as are expressly delegated to the Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto and undertakes not to take any action on its own. Notwithstanding the provisions of the Civil Code of Quebec relating to contracts generally and to mandate, the Agent shall have no duties or responsibilities except those expressly set forth in this Agreement. As to any matters not expressly provided for by this Agreement, the Agent shall act hereunder or in connection herewith in accordance with the instructions of the Lenders in accordance with the provisions of this Article 18, but, in the absence of any such instructions, the Agent may (but shall not be obliged to) act as it shall deem fit in the best interests of the Lenders, and any such instructions and any action taken by the Agent in accordance herewith shall be binding upon each Lender. The Agent shall not, by reason of this Agreement, be deemed to be a trustee for the benefit of any Lender, the Borrower or any other Person. Neither the Agent nor any of its directors, officers, employees or agents shall be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any certificate or other document referred to, or provided for in, or received by any of them under, this Agreement, for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, or any other document referred to or provided for herein or any collateral provided for hereby or for any failure by the Borrower to perform its obligations hereunder. The Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Neither the Agent nor any of its directors, officers, employees or agents shall be responsible for any action taken or omitted to be taken by it or them under or in connection herewith, except for its or their own gross negligence or wilful misconduct.

18.2	Agent’s Responsibility
18.2.1

The Agent shall be entitled to rely upon any certificate, notice or other document (including any cable, telegram or telecopy) believed by it to be genuine and correct and to have been signed or sent by or on behalf

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of the proper person or persons, and upon advice and statements of legal advisers, independent accountants and other experts selected by the Agent. The Agent may deem and treat each Lender as the holder of the Commitment in the Loan Obligations made by such Lender for all purposes hereof unless and until an Assignment has been completed in accordance with Section 16.2.

18.2.2

The Agent shall not be deemed to have knowledge of the occurrence of a Default or Event of Default unless the Agent has received notice from a Lender or the Borrower describing such a Default or Event of Default and stating that such notice is a “Notice of Default”. In the event that the Agent receives such a notice of the occurrence of a Default or Event of Default or otherwise becomes aware that a Default or Event of Default has occurred, the Agent shall promptly give notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Lenders in accordance with the provisions of this Article 18 provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obliged to) take such action, or refrain from taking such action, with respect to such a Default or Event of Default as it shall deem advisable in the best interest of the Lenders.

18.2.3

The Agent shall have no responsibility, (a) to the Borrower on account of the failure of any Lender to perform its obligations hereunder, or (b) to any Lender on account of the failure of the Borrower to perform its obligations hereunder.

18.2.4

Each Lender severally represents and warrants to the Agent that it has made its own independent investigation of the financial condition and affairs of the Borrower in connection with the making and continuation of its Commitment in the Loan Obligations hereunder and has not relied on any information provided to such Lender by the Agent in connection herewith, and each Lender represents and warrants to the Agent that it shall continue to make its own independent appraisal of the creditworthiness of the Borrower while the Loan Obligations are outstanding or the Lenders have any obligations hereunder.

18.3	Rights of Agent as Lender

With respect to its Commitment in the Loan Obligations, the Agent in its capacity as a Lender shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Agent and the term “Lender” shall, unless the context otherwise indicates, include the Agent in its capacity as a Lender. The Agent may (without having to account therefor to any Lender) accept deposits from, lend money to and generally engage in any kind of banking or other business with the Borrower as if it were not acting as the Agent and may accept fees and other consideration from the

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Borrower for customary services in connection with this Agreement and the Loan Obligations and otherwise without having to account for the same to the Lenders.

18.4	Indemnity

Each Lender agrees to indemnify the Agent, to the extent not otherwise reimbursed by the Borrower, rateably in accordance with its respective Commitments, for any and all liabilities, obligations, losses, damages, penalties, actions, judgements, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against, the Agent in any way relating to or arising out of this Agreement, the other Credit Documents or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (excluding, unless a Default or Event of Default is apprehended or has occurred and is continuing, normal administrative costs and expenses incidental to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the Agent’s gross negligence or wilful misconduct.

18.5	Notice by Agent to Lenders

As soon as practicable after its receipt thereof, the Agent will forward to each Lender a copy of each report, notice or other document required by this Agreement to be delivered to the Agent for such Lender.

18.6	Protection of Agent
18.6.1

The Agent shall not be required to keep itself informed as to the performance or observance by the Borrower of this Agreement or any other document referred to or provided for herein or therein or to inspect the properties or books of the Borrower. Except (in the case of the Agent) for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the affairs or financial condition of the Borrower which may come to the attention of the Agent, except where provided to the Agent for the Lenders, provided that such information does not confer any advantage to the Agent as a Lender over the other Lenders. Nothing in this Agreement shall oblige the Agent to disclose any information relating to the Borrower if such disclosure would or might, in the opinion of the Agent, constitute a breach of any Applicable Laws or duty of secrecy or confidence.

18.6.2

Unless the Agent shall have been notified in writing or by telegraph or telecopier by any Lender prior to the date of an Advance requested hereunder that such Lender does not intend to make available to the Agent such Lender’s proportionate share of such Advance, based on its

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Commitment, the Agent may assume that such Lender has made such Lender’s Commitment in such Advance available to the Agent on the date of such Advance and the Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Agent by such Lender, the Agent shall be entitled to recover such amount (together with interest thereon at the rate determined by the Agent as being its cost of funds in the circumstances) on demand from such Lender or, if such Lender fails to reimburse the Agent for such amount on demand, from the Borrower.

18.6.3

Unless the Agent shall have been notified in writing or by telegraph or telecopier by the Borrower prior to the date on which any payment is due hereunder that the Borrower does not intend to make such payment, the Agent may assume that the Borrower has made such payment when due and the Agent may, in reliance upon such assumption, make available to each Lender on such payment date an amount equal to such Lender’s pro rata share of such assumed payment. If it is established that the Borrower has not in fact made such payment to the Agent, each Lender shall forthwith on demand repay to the Agent the amount made available to such Lender (together with interest at the rate determined by the Agent as being its cost of funds in the circumstances).

18.7	Notice by Lenders to Agent

Each Lender shall endeavour to use its best efforts to notify the Agent of the occurrence of any Default or Event of Default forthwith upon becoming aware of such event, but no Lender shall be liable if it fails to give such notice to the Agent.

18.8	Sharing Among the Lenders

Each Revolving Facility Lender, each Term Facility Lender and each Lender under a New Facility agrees as amongst themselves that except as otherwise provided for by the provisions of this Agreement, all amounts received by the Agent, in its capacity as agent of the Revolving Facility Lenders, the Term Facility Lenders or the Lenders under any New Facility pursuant to this Agreement or any other document contemplated hereby (whether received by voluntary payment, by the exercise of the right of set-off or compensation or by counterclaim, cross-claim, separate action or as proceeds of realization of any security, other than agency fees), and all amounts received by any such Lender in relation to this Agreement, in each case following a Default (which is not remedied subsequent to such receipt) or an Event of Default (which is not waived subsequent to such receipt), shall be shared by each such Lender pro rata, in accordance with its respective Rateable Share, and each such Lender undertakes to do all such things as may be reasonably required to give full effect to this Section 18.8. If any amount which is so shared is later recovered from the Lender who originally received it, each other Revolving Facility Lender, each Term Facility

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Lender or each Lender under any New Facility shall restore its proportionate share of such amount to such Lender, without interest.

As a necessary consequence of the foregoing, if the amounts realized by the Agents are not sufficient to repay the aggregate amount of the Guaranteed Obligations, each Revolving Facility Lender, Term Facility Lender and Lender under any New Facility shall share, in a percentage equal to its Rateable Share, any losses incurred as a result of any Default or Event of Default by the Borrower, and shall pay to the Agent, within two (2) Business Days following a request by the Agent, any amount required to ensure that such Lender bears its pro rata share of such losses, if any, and, for greater certainty, amounts forming part of the Swing Line Loan (which forms part of the Revolving Facility Tranche A).

Such obligations to share losses shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (1) any set-off, compensation, counterclaim, recoupment, defence or other right which such Lender may have against the Agents, the Borrower or any other Person for any reason whatsoever; (2) the occurrence or continuance of any Default or Event of Default; (3) any adverse change in the condition (financial or otherwise) of the Borrower or any other Person; (4) any breach of this Agreement by the Borrower or any other Person; or (5) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Lender does not make available the amount required hereunder, the Agent shall be entitled to recover such amount on demand from such Lender, together with interest thereon at the Prime Rate from the date of non-payment until such amount is paid in full.

If any Revolving Facility Lender, Term Facility Lender or any Lender under a New Facility is owed money by the Borrower on account of Derivative Obligations, the claim of such Lender shall rank pari passu with the other amounts comprising the Guaranteed Obligations.

18.9	Derivative Obligations
18.9.1	The Derivative Obligations shall be guaranteed by the Guarantee Agreement provided that the related Derivative Instruments:
(a)	are governed by an ISDA Master Agreement or other form of agreement generally accepted in the relevant market;
(b)	provide that bankruptcy or insolvency constitutes an event of default thereunder; and
(c)

provide that for the purposes of Section 6(e) of the 1992 ISDA Master Agreement or the 2002 ISDA Master Agreement, the methods of calculation set out in the definition of “Hedging Exposure” shall apply.

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18.9.2

Notwithstanding the rights of the Revolving Facility Lenders, the Term Facility Lenders and Lenders under New Facilities to benefit from the Guarantee Agreement in respect of Derivative Obligations, all decisions concerning the Guarantee Agreement and the enforcement thereof shall be made by the Lenders, the Majority Lenders or the Required Lenders-Acceleration, as the case may be, in accordance with the provisions of this Agreement, excluding the amount owed to any Lender in respect of Derivative Obligations. No Lender holding Derivative Obligations from time to time shall have any additional right to influence the Guarantee Agreement or the enforcement thereof as a result of holding Derivative Obligations as long as this Agreement remains in force. No such Lender shall be able to enforce the Guarantee Agreement unless the Lenders are at the same time enforcing the Guarantee Agreement for the Loan Obligations. However, the Derivative Obligations shall continue to be supported by the Guarantee Agreement notwithstanding the termination of this Agreement by reason of payment in full and termination of the Credit, or for any other reason, and all Derivative Obligations owed to any Revolving Facility Lender, Term Facility Lender or Lender under a New Facility (or to a Person that was a Revolving Facility Lender, Term Facility Lender or Lender under a New Facility at the time the Derivative Obligation in question was contracted) shall continue to be supported by the Guarantee Agreement after such Lender ceases to be an Agent or a Lender or to have an Affiliate which is an Agent or a Lender. After the termination of this Agreement, each holder of Derivative Obligations shall be entitled, in its sole discretion, to make decisions concerning the Guarantees provided under the Guarantee Agreement.

18.9.3

Each Lender shall confirm to the Agent the details of each Derivative Instrument executed by it by or for the benefit of the Borrower, including the Hedging Exposure thereunder, within a reasonable period following request by the Agent, if any such request is made.

18.9.4

Each Lender shall confirm to the Agent and to the Borrower, upon request, quarterly on or about the last day of each financial quarter of each financial year of the Borrower, the Hedging Exposure under Derivative Instruments to which it is a party, calculated on a net as well as on a gross basis where several Derivative Instruments are governed by the same Master Agreement. The Agent shall then confirm to each Lender the total amount of the Hedging Exposure under Derivative Obligations with each Lender.

18.10	Procedure with respect to Advances

Subject to the provisions of this Agreement, upon receipt of a Notice of Borrowing from the Borrower, the Agent shall, without delay, advise each Lender with a Commitment under

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the Facility pursuant to which such Notice of Borrowing is issued of the receipt of such notice, of the date of such Advance, of its proportionate share of the amount of each Advance and of the relevant details of the Agent’s account(s). Each Lender under such Facility (or the applicable tranche thereof, as applicable) shall disburse its proportionate share of each Advance, taking into account its Commitment, and shall make it available to the Agent (no later than 10:00 A.M.) on the date of the Advance fixed by the Borrower, by depositing its proportionate share of the Advance in the Agent’s account in Canadian Dollars or US Dollars, as the case may be. Once the Borrower has fulfilled the conditions stipulated in this Agreement, the Agent will make such amounts available to the Borrower on the date of the Advance, at the Branch, and, in the absence of other arrangements made in writing between the Agent and the Borrower, by transferring or causing to be transferred an equivalent amount in the case of a direct Advance, in accordance with the instructions of the Borrower which appear in the Notice of Borrowing with respect to each Advance; however, the obligation of the Agent with respect hereto is limited to taking the steps judged commercially reasonable in order to follow such instructions, and once undertaken, such steps shall constitute conclusive evidence that the amounts have been disbursed in accordance with the applicable provisions. The Agent shall not be liable for damages, claims or costs imputed to the Borrower and resulting from the fact that the amount of an Advance did not arrive at its agreed-upon destination.

18.11	Accounts kept by each Lender

Each Lender shall keep in its books, in respect of its Commitment, accounts for the Prime Rate Advances, US Base Rate Advances, CORRA Advances, Term SOFR Advances and other amounts payable by the Borrower under this Agreement. Each Lender shall make appropriate entries showing, as debits, in respect of each Facility (including the applicable tranches thereof) in which such Lender has a Commitment, the amount of the Debt of the Borrower to it in respect of the Prime Rate Advances, US Base Rate Advances, Term SOFR Advances and CORRA Advances, as the case may be, the amount of all accrued interest and any other amount due to such Lender pursuant hereto and, as credits, each payment or repayment of principal and interest made in respect of such indebtedness as well as any other amount paid to such Lender pursuant hereto. These accounts shall constitute (in the absence of manifest error or of contradictory entries in the accounts of the Agent referred to in Section 4.4) prima facie evidence of their content against the Borrower.

The accounts which are maintained by the Agent shall constitute, except in the case of manifest error, prima facie proof of the amounts advanced by each Lender, the interest and other amounts due to them and the payments of principal, interest or others made to the Lenders.

18.12	Binding Determinations

The Agent shall proceed in good faith to make any determination which is required in order to apply this Agreement and, once made, such determination shall be final and binding upon all parties, except in the case of manifest error.

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – PAGE 123.

18.13	Amendment of Article 18

The provisions of this Article 18 relating to the rights and obligations of the Lenders and the Agent inter se may be amended or added to, from time to time, by the execution by the Agent and the Lenders of an instrument in writing and such instrument in writing shall validly and effectively amend or add to any or all of the provisions of this Article affecting the Lenders without requiring the execution of such instrument in writing by the Borrower.

18.14	Decisions, Amendments and Waivers of the Lenders

When the Lenders (or the Lenders under a particular Facility, as applicable) may or must consent to an action or to anything or to accomplish another act in applying this Agreement, the Agent shall request that each Lender (or each Lender under a particular Facility, as applicable) give its consent in this regard. Subject to the provisions of Sections 18.15 and 14.2, all decisions taken by the Lenders shall be taken as follows:

18.14.1

with respect to a decision to be taken by the Lenders under all of the Facilities, such decision must be taken by consent of the Majority Lenders (which majority must include at least three (3) Lenders), unless there are two or less Lenders, in which case, such decision shall be taken by unanimous consent of the Lenders under all of the Facilities;

18.14.2

with respect to a decision to be taken by the Lenders under a particular Facility, such decision must be taken by consent of the Majority Lenders under such Facility (which majority must include at least two (2) Lenders), unless there are two or less Lenders under such Facility, in which case, such decision shall be taken by unanimous consent of the Lenders under such Facility

The Agent shall confirm such consent to each Lender and to the Borrower.

18.15	Authorized Waivers, Variations and Omissions

If so authorized in writing by the Lenders in accordance with the provisions of Section 18.14, the Agent, on behalf of the Lenders, may grant waivers, consents, vary the terms of this Agreement and the other Credit Documents and do or omit to do all acts and things in connection herewith or therewith. Notwithstanding the foregoing, except with the prior written agreement of (a) each of the Lenders with Commitments in the Facility or Facilities being amended (or in respect of which a waiver is requested, each such Lender an “Affected Lender”), nothing in Section 18.14 or this Section 18.15 shall authorize (i) any extension of the date for, or decrease in the amount of, any payment of principal, interest or other amounts, (ii) any extension of any maturity date not applicable to all Facilities, except as contemplated in Section 2.5 and Section 2.6, or (iii) any change in or any waiver of the conditions precedent provided for in Article 10 not applicable to all Facilities and (b) each of the Lenders, nothing in Section 18.14 or this Section 18.15 shall authorize (i) any change (other than an extension) of the date for, increase in the amount of,

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – PAGE 124.

or change in the currency or mode of calculation or computation of any payment of principal, interest or other amount (including the amount of the Revolving Facility, the Term Facility or any New Facility, except as provided in Section 2.4), (ii) any extension of any maturity date applicable to all Facilities, (iii) any change in the terms of Article 18, (iv) any change in the manner of making decisions among the Lenders including the definition of Majority Lenders and Required Lenders-Acceleration, (v) the release of the Borrower or any Guarantor, except as contemplated in Sections 9.2 and 13.1, (vi) any change in or any waiver of the conditions precedent provided for in Article 10 applicable to all Facilities or (vii) any amendment to Section 8.11 or this Section 18.15. Waivers of Events of Default not requiring the unanimous consent of the Lenders may be granted by the Majority Lenders or, for Events of Default requiring a waiver in the circumstances described in (a) above, the Affected Lenders (and not by the Required Lenders- Acceleration).

In addition, no amendment to or waiver of (A) Section 4.2 shall be made without the consent of the Issuing Lenders, (B) Section 4.3 shall be made without the consent of the Swing Line Lender, and (C) the definition of “Defaulting Lender” without the consent of the Agent, the Issuing Lender and the Swing Line Lender.

If any Lender is a Non-Consenting Lender, then the Borrower may, at its sole cost and expense, upon 10 days’ notice to such Non-Consenting Lender and the Agent, on the condition that at such time, no Default exists and is continuing, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Article 16), all of its interests, rights and obligations under this Agreement and the other Credit Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such Assignment), provided that:

(i)the Borrower pays the Agent the assignment fee specified in subsection 16.2.2(f); and

(ii)the assigning Non-Consenting Lender receives payment of an amount equal to the outstanding principal of its outstanding Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including any breakage costs and amounts required to be paid under this Agreement as a result of prepayment of a Lender) from the Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts).

A Non-Consenting Lender shall not be required to make any such assignment or delegation if, prior thereto, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all Affected Lenders in accordance with the terms of Section 18.15 and (b) that has been approved by the Majority Lenders.

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – PAGE 125.

18.16	Defaulting Lenders
18.16.1

Notwithstanding any other provision of this Agreement, if any Lender becomes a Defaulting Lender, then the provisions of this Section 18.16 shall apply until the Agent, the Borrower, the Issuing Lender and the Swing Line Lender all agree that the Defaulting Lender has remedied all matters that caused it to be a Defaulting Lender.

18.16.2	Any Standby Fee shall cease to accrue on the Defaulting Lender’s unadvanced portion of any Advance.
18.16.3

The Defaulting Lender shall not be entitled to exercise any right of consent under Sections 18.14 or 18.15 and its Commitment shall not be included in determining whether the Lenders or the Majority Lenders have provided any consent under those Sections. However, the Defaulting Lender shall be entitled to exercise its right of consent in respect of (a) any matter that requires its consent hereunder including, for the avoidance of doubt, any increase in the amount of the Revolving Facility, the Term Facility or any New Facility except as provided in Section 2.4 or the extension of the Commitment of such Defaulting Lender, and (b) any matter that requires the consent of all Lenders, but only if it would be affected differently than the other Lenders.

18.16.4

The Borrower’s right to receive Advances of the Defaulting Lender’s unadvanced Commitment under the Facilities shall be suspended and the participation of the other Lenders in the Facilities including the Swing Line shall be re-adjusted on a pro rata basis without regard to the unadvanced Commitment of the Defaulting Lender but without increasing the overall Commitments of the other Lenders. If (a) the unadvanced Commitments of the other Lenders would not be sufficient to cover their obligations together with the obligations of the Defaulting Lender under Section 4.2 or 4.3, or (b) an Event of Default has occurred and not been waived, then the Borrower shall repay the Swing Line Loan and shall provide LC Escrowed Funds to the Issuing Lender to secure Letters of Credit to the extent necessary to cover the deficiency.

18.16.5

If the Borrower provides LC Escrowed Funds to the Issuing Lenders to secure Letters of Credit, the Borrower shall not be required to pay LC Fees for the account of the Defaulting Lender in respect of the amount for which it has provided LC Escrowed Funds. If the obligation of the Defaulting Lender regarding Letters of Credit under Section 4.2 is borne by the other Lenders as a result of subsection 18.16.4, then the other Lenders shall be entitled to receive any LC Fee that would otherwise have been payable to the Defaulting Lender.

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – PAGE 126.

18.16.6

The Agent may, without prejudice to the other rights of the Lenders, make adjustments to the payments to a Defaulting Lender under this Agreement as necessary to compensate the other Lenders and the Agent for the Defaulting Lender’s failure to make any payment or fulfill any other obligation under this Agreement.

18.17	Provisions for the Benefit of Lenders Only

The provisions of this Article 18 relating to the rights and obligations of the Lenders and Agent inter se shall be operative as between the Lenders and Agent only, and the Borrower shall not have any rights or obligations under or be entitled to rely for any purposes upon such provisions. However, the provisions of subsection 18.2.3 shall be applicable as between the Borrower and the Agent.

18.18	Resignation of Agent
18.18.1

Notwithstanding the irrevocable appointment of the Agent, a majority of Lenders holding not less than 66.67% of the Commitments may (with the consent of the Borrower), upon giving the Agent thirty (30) days prior written notice to such effect, terminate the Agent’s appointment hereunder provided that a successor Agent has been appointed at or prior to the expiry of such notice.

18.18.2

The Agent may resign its appointment hereunder at any time without giving any reason therefor by giving written notice to such effect to each of the other parties hereto. Such resignation shall not be effective until a successor Agent has been appointed.

18.18.3

In the event of any such termination or resignation, the Lenders shall appoint a successor Agent that is willing to accept such role and is acceptable to the Borrower within thirty (30) days therefrom, deliver copies of all accounts to such successor and the retiring Agent shall be discharged from any further obligations hereunder but shall remain entitled to the benefit of the provisions of this Article 18 and the Agent’s successor and each of the other parties hereto shall have the same rights and obligations among themselves as they would have had if such successor originally had been a party hereto as Agent.

18.19No Novation

The parties hereto agree that the changes to the terms and conditions of the Credit Agreement and the amendments and restatement set out herein and the execution of these presents shall not constitute novation.

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – PAGE 127.

18.20	Erroneous Payments
18.20.1

If the Agent notifies a Lender, an Issuing Lender (collectively with the Agent, the “Finance Parties”’ and individually, a “Finance Party”) or any Person who has received funds on behalf of a Lender or any other Finance Party under, pursuant to or in connection with any of the Loan Documents (any such Lender, other Finance Party or other recipient, a “Payment Recipient”) that the Agent has determined in its sole discretion (whether or not after receipt of any notice under subsection 18.20.2) that any funds received by such Payment Recipient from the Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, any other Finance Party or other Payment Recipient on its behalf (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Agent, and such Lender or other Finance Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent in same day funds at the greater of (x) in respect of an Erroneous Payment in U.S. Dollars, the Federal Funds Effective Rate, and in respect of an Erroneous Payment in Canadian Dollars or any other currency at a fluctuating rate per annum equal to the overnight rate at which Canadian Dollars or funds in the currency of such Erroneous Payment, as the case may be, may be borrowed by the Agent in the interbank market in an amount comparable to such Erroneous Payment (as determined by the Agent) and (y) a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Agent to any Payment Recipient under this subsection 18.20.1 shall be conclusive, absent manifest error.

18.20.2

Without limiting subsection 18.20.1, each Lender or other Finance Party, or any Person who has received funds on behalf of a Lender or any other Finance Party under, pursuant to or in connection with any of the Loan Documents, hereby further agrees that if it receives a payment,

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – PAGE 128.

prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates), or (z) that such Lender or other Finance Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(a)

(A) in the case of immediately preceding clauses (x) or (y) of subsection 18.20.2, an error shall be presumed to have been made (absent written confirmation from the Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z) of subsection 18.20.2), in each case, with respect to such payment, prepayment or repayment; and

(b)

such Lender or other Finance Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Agent pursuant to this subsection 18.20.2.

18.20.3

Each Lender or other Finance Party hereby authorizes the Agent to set off, net and apply any and all amounts at any time owing to such Lender or other Finance Party under any Loan Document, or otherwise payable or distributable by the Agent to such Lender or other Finance Party from any source, against any amount due to the Agent under subsection 18.20.1 or under the indemnification provisions of this Agreement.

18.20.4

In the event that an Erroneous Payment (or portion thereof) is not recovered by the Agent for any reason, after demand therefor by the Agent in accordance with subsection 18.20.1, from any Lender or other Finance Party that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Agent’s notice to such Lender or other Finance Party at any time, (i) such Lender or other Finance Party shall be deemed to have assigned its Advances (but not any of its Commitments) of the relevant

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – PAGE 129.

class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Agent may specify) (such assignment of the Advances (but not any of its Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver a Assignment and Assumption Agreement (or, to the extent applicable, an agreement incorporating an Assignment and Assumption Agreement by reference pursuant to an approved electronic platform as to which the Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender or other Finance Party shall deliver any notes evidencing such Advances to the Borrower (or the applicable one thereof) or the Agent, (ii) the Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Agent as the assignee Lender shall become a Lender or Issuing Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning Finance Party shall cease to be a Lender or Issuing Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitment which shall survive as to such assigning Lender or assigning Finance Party and (iv) the Agent may reflect in the loan register it maintains its ownership interest in the Advances subject to the Erroneous Payment Deficiency Assignment. The Agent may, in its discretion but subject to Section 16.2 (but excluding, in all events, (i) any assignment consent or approval requirements (whether from the Borrower, any Lender or otherwise) and (ii) any requirements as to the minimum amount of assignments)) sell any Advances acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or other Finance Party shall be reduced by the net proceeds of the sale of such Advance (or portion thereof), and the Agent shall retain all other rights, remedies and claims against such Lender or other Finance Party (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce any of the Commitments of any Lender or other Finance Party and such Commitment shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Agent has sold an Advance (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – PAGE 130.

Assignment, and irrespective of whether the Agent may be equitably subrogated, the Agent shall be contractually subrogated to all the rights and interests of the applicable Lender or other Finance Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

18.20.5

The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Loan Obligations owed by the Borrower or any Guarantor, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from the Borrower or any other Guarantor for the purpose of making such Erroneous Payment.

18.20.6

To the extent permitted by Applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine

18.20.7

Each party’s obligations, agreements and waivers under this Section 18.20 shall survive the resignation or replacement of the Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Loan Obligations (or any portion thereof) under any Loan Document.

[Remainder of page intentionally left blank. Signature pages follow.]

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – SIGNATURE PAGE

IN WITNESS WHEREOF THE PARTIES HERETO HAVE SIGNED THIS AGREEMENT ON THE DATE AND AT THE PLACE FIRST HEREINABOVE MENTIONED.

VIDÉOTRON LTÉE

Per:	/s/ Hugues Simard
Hugues Simard, Vice President

Per:	/s/ Jean-François Parent
Jean-François Parent, Vice President and Treasurer

Address:
612 St-Jacques Street
18 th floor Montreal, Quebec H3C 4M8

Attention: Vice President and Treasurer

Telephone: (514) 742-4520
Fax: (514) 380-1983

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – SIGNATURE PAGE

ROYAL BANK OF CANADA,

as Agent

Per:	/s/ Richard Dsouza
Richard Dsouza
Manager Agency Services

Per:

Address:
155 Wellington Street West, 8th Floor Toronto, Ontario
M5V 3K7

Attention: Manager, Agency

Fax: 416-842-4023

Email: rbcmagnt@rbccm.com

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – SIGNATURE PAGE

ROYAL BANK OF CANADA,

as Lender

Per:	/s/ Nicolas Laurin
Nicolas Laurin, Authorized Signatory

Per:

Address:
1 Place Ville Marie
Suite 400
Montreal, Quebec
H3B 4R8

Attention: Nicolas Laurin

Telephone: 514-878-8561
Fax: 514-874-1349
Email: nicolas.laurin@rbccm.com

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – SIGNATURE PAGE

NATIONAL BANK OF CANADA,

as Lender

Per:	/s/ Luc Bernier
Luc Bernier, Managing Director

Per:	/s/ Frederic Yale-Leduc
Frederic Yale-Leduc,
Managing Director & Head

Address:
1155 Metcalfe Street
23rd Floor
Montreal, Quebec
H3B 4S9

Attention: Luc Bernier, Managing Director

Telephone: 514-390-5639
Cellular: 514-443-2571
Email: Luc.Bernier@bnc.ca

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – SIGNATURE PAGE

THE TORONTO-DOMINION BANK,

as Lender

Per:	/s/ Mel Saklatvala
Mel Saklatvala, Managing Director

Per:	/s/ Giancarlo Zito
Giancarlo Zito, Director

Address:
1 Place Ville-Marie, bureau 1430
Montreal, Quebec
H3B 2B2

Attention: Mel Saklatvala / Giancarlo Zito

Telephone: 514-289-0672 / 514-289-0102
Fax: 514-289-0788
Email: mel.saklatvala@tdsecurities.com / giancarlo.zito@tdsecurities.com

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – SIGNATURE PAGE

THE BANK OF NOVA SCOTIA,

as Lender

Per:	/s/ Philippe Boivin
Philippe Boivin
Managing Director & Head

Per:	/s/ Lesia Samoil
Lesia Samoil
Associate

Address:
1002, rue Sherbrooke Ouest, bureau 900,
Montréal, Québec,
H3A 3L6

Attention: Philippe Boivin

Telephone: 514-242-1892
Email: philippe.boivin@scotiabank.com

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – SIGNATURE PAGE

BANK OF MONTREAL,

as Lender

Per:	/s/ Alexandre Lombardi
Alexandre Lombardi
Director

Per:

Address:
129 Rue Saint Jacques
11th Floor
Montreal, Quebec
H2Y 1L6

Attention: Alexandre Lombardi

Telephone: 514-877-9440
Fax: 514-282-5920
Email: alexandre.lombardi@bmo.com

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – SIGNATURE PAGE

BANK OF AMERICA, N.A., CANADA BRANCH,

as Lender

Per:	/s/ Mitch Trott

Per:

Address:
901 Main St
Dallas, TX 75202
United States of America
TX1-492-64-01

Attention: Mitch Trott, Vice President

Telephone: 214-209-1109
Email: mitch.trott@bofa.com

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – SIGNATURE PAGE

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH,

as Lender

Per:	/s/ Jeffrey Coleman
Jeffrey Coleman
Executive Director

Per:

Address:
66 Wellington Street West.
Suite 4500
Toronto, Ontario
M5K 1E7

Attention: Jeffrey S. Coleman

Telephone: (416) 981-2327
Email: jeffrey.s.coleman@jpmorgan.com

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – SIGNATURE PAGE

CANADIAN IMPERIAL BANK OF COMMERCE,

as Lender

Per:	/s/ Anissa Rabia-Zeribi
Anissa Rabia-Zeribi, Managing Director

Per:	/s/ James Iadeluca
James Iadeluca, Director

Address:
161 Bay Street
8th Floor
Toronto, Ontario
M5J 2S8

Attention: Anissa Rabia-Zerebi

Telephone: 514-847-6449
Email: anissa.rabia-zerebi@cibc.ca

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – SIGNATURE PAGE

FÉDÉRATION DES CAISSES DESJARDINS DU QUÉBEC,

as Lender

Per:	/s/ Michel Tolédano
Michel Tolédano
Director, Corporate Banking

Per:	/s/ Guillaume B. Payette
Guillaume B. Payette
Vice-president Portfolio Management
Corporate Banking Quebec

Address:
1170 Peel Street
Suite 300
Montreal, Quebec
H3B 0A9

Attention: Geneviève Baillargeon

Telephone: 514-985-1862
Fax: 514-214-9255
Email: genevieve.baillargeon@desjardins.com

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – SIGNATURE PAGE

MUFG BANK, LTD., CANADA BRANCH,

as Lender

Per:	/s/ Jack Shuai

Per:

Address:
Royal Bank Plaza, South Tower
200 Bay Street, Suite 1800
Toronto, Ontario
M5J 2J1, Canada

Attention: Jack Shuai, Managing Director

Telephone: 647-291-1308
Fax: 416-365-0398
Email: jshuai@ca.mufg.jp

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – SCHEDULE “A” – PAGE 1.

SCHEDULE “A”

LIST OF LENDERS AND COMMITMENTS

The Revolving Facility Tranche A

The Revolving Facility Lenders	Commitment	Commitment Percentage
Royal Bank of Canada	[Redacted]	[Redacted]
National Bank of Canada	[Redacted]	[Redacted]
The Toronto-Dominion Bank	[Redacted]	[Redacted]
The Bank of Nova Scotia	[Redacted]	[Redacted]
Bank of Montreal	[Redacted]	[Redacted]
Bank of America, N.A., Canada Branch	[Redacted]	[Redacted]
JPMorgan Chase Bank, N.A.	[Redacted]	[Redacted]
Canadian Imperial Bank of Commerce	[Redacted]	[Redacted]
Fédération des caisses Desjardins du Québec	[Redacted]	[Redacted]
MUFG Bank, Ltd., Canada Branch	[Redacted]	[Redacted]
Total	$250,000,000	100%

The Revolving Facility Tranche B

The Revolving Facility Lenders	Commitment	Commitment Percentage
Royal Bank of Canada	[Redacted]	[Redacted]
National Bank of Canada	[Redacted]	[Redacted]
The Toronto-Dominion Bank	[Redacted]	[Redacted]
The Bank of Nova Scotia	[Redacted]	[Redacted]
Bank of Montreal	[Redacted]	[Redacted]
Bank of America, N.A., Canada Branch	[Redacted]	[Redacted]
JPMorgan Chase Bank, N.A.	[Redacted]	[Redacted]
Canadian Imperial Bank of Commerce	[Redacted]	[Redacted]
Fédération des caisses Desjardins du Québec	[Redacted]	[Redacted]
MUFG Bank, Ltd., Canada Branch	[Redacted]	[Redacted]
Total	$250,000,000	100%

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – SCHEDULE “A” – PAGE 2.

The Term Facility

NAME OF LENDER	TERM FACILITY TRANCHE B	TERM FACILITY TRANCHE C	TOTAL COMMITMENT	Commitment Percentage
Royal Bank Of Canada	[Redacted]	[Redacted]	[Redacted]	[Redacted]
National Bank Of Canada	[Redacted]	[Redacted]	[Redacted]	[Redacted]
The Toronto Dominion Bank	[Redacted]	[Redacted]	[Redacted]	[Redacted]
The Bank Of Nova Scotia	[Redacted]	[Redacted]	[Redacted]	[Redacted]
Bank Of Montreal	[Redacted]	[Redacted]	[Redacted]	[Redacted]
Bank of America, N.A., Canada Branch	[Redacted]	[Redacted]	[Redacted]	[Redacted]
JPMorgan Chase Bank, N.A.	[Redacted]	[Redacted]	[Redacted]	[Redacted]
Canadian Imperial Bank of Commerce	[Redacted]	[Redacted]	[Redacted]	[Redacted]
Fédération des caisses Desjardins du Québec	[Redacted]	[Redacted]	[Redacted]	[Redacted]
MUFG Bank, Ltd., Canada Branch	[Redacted]	[Redacted]	[Redacted]	[Redacted]
TOTAL	$700,000,000	$700,000,000	$1,400,000,000	100%

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – SCHEDULE “B”

SCHEDULE “B”

NOTICE OF BORROWING AND CERTIFICATE

TO:	ROYAL BANK OF CANADA, as Agent
FROM:	VIDÉOTRON LTÉE	DATE:

1)This Notice of Borrowing and Certificate is delivered to you pursuant to the Amended and Restated Credit Agreement dated as of February 26, 2025 entered into among, inter alios, Vidéotron Ltée, as Borrower, the financial institutions party thereto from time to time, as Lenders, and Royal Bank of Canada, as Agent (as amended, supplemented, restated, replaced or otherwise modified at any time and from time to time, the “Credit Agreement”). All defined terms set forth in this Notice of Borrowing and Certificate shall have the respective meanings set forth in the Credit Agreement

2)We hereby request an Advance under the Revolving Facility of the Credit Agreement as follows:

Revolving Facility Tranche A

(a)Date of Advance:
(b)Amount of Advance:
(c)Currency of Advance ($ or US$):
(d)Type of Advance:
(e)Interest Period(s) (if any):
(f)Maturity Date(s) (if applicable):
(g)Payment Instruction (if any):	]

Revolving Facility Tranche B

(h)Date of Advance:
(i)Amount of Advance:
(j)Currency of Advance ($ or US$):
(k)Type of Advance:
(l)Interest Period(s) (if any):
(m)Maturity Date(s) (if applicable):
(n)Payment Instruction (if any):	]

3)We have understood the provisions of the Credit Agreement which are relevant to the furnishing of this Notice of Borrowing and Certificate. To the extent that this Notice of Borrowing and Certificate evidences, attests or confirms compliance with any covenants or conditions precedent provided for in the Credit Agreement, we have made such examination or investigation as was, in our opinion, necessary to enable us to express an informed opinion as to whether such covenants or conditions have been complied with.

4)WE HEREBY CERTIFY THAT, in our opinion, as of the date hereof:

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – SCHEDULE “B” – PAGE 2

(a)All of the representations and warranties of the Borrower contained in Article 11 of the Credit Agreement (except where qualified in Article 11 as being made as at a particular date) are true and correct on and as of the date hereof as though made on and as of the date hereof.

(b)nothing has occurred since December 31, 2023 which would constitute a Material Adverse Change.

(c)No Event of Default has occurred and no Default has occurred and is continuing.

Yours truly,

VIDÉOTRON LTÉE

Per:

Title:

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – SCHEDULE “B-1”

SCHEDULE “B-1”

NOTICE OF REPAYMENT

TO:	ROYAL BANK OF CANADA, as Agent

FROM:	VIDÉOTRON LTÉE

DATE:

1)This notice of repayment is delivered to you pursuant to the Amended and Restated Credit Agreement dated as of February 26, 2025 entered into among, inter alios, Vidéotron Ltée, as Borrower, the financial institutions party thereto from time to time, as Lenders, and Royal Bank of Canada, as Agent (as amended, supplemented, restated, replaced or otherwise modified at any time and from time to time, the “Credit Agreement”). All defined terms set forth in this notice shall have the respective meanings set forth in the Credit Agreement.

2)We hereby advise you that we will be repaying the sum of [Cdn.$/US $]           on            under the [Revolving Facility/Term Facility] (select one) as follows [indicate amount payable in respect of the Revolving Facility or Term Facility and specify under which Revolving Facility Tranche(s) or Term Facility Tranche(s) and for what amounts), as applicable, as well as the type of Advance to be repaid].

3)[We hereby advise you that in accordance with the last paragraph of Section 8.2, we are cancelling the Credit under the [Revolving Facility/Term Facility] (select one), effective           , by $          , to a maximum of $           (specify maximum amount of each Revolving Facility Tranche or Term Facility Tranche).]

Yours truly,

VIDÉOTRON LTÉE

Per:

Title:

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – SCHEDULE “C”

SCHEDULE “C”

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Amended and Restated Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective Facilities identified below (including without limitation any Letters of Credit, Guarantees and Swing Line Advances included in such Facilities) and (ii) to the extent permitted to be assigned under Applicable Law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other Loan Documents or instruments delivered pursuant thereto or the loan-transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:
2.	Assignee:

[and is an Affiliate/Approved Fund of [identify Lender] 1]

3.Borrower:VIDÉOTRON LTÉE

4.	Agent: ROYAL BANK OF CANADA, as the administrative agent under the Credit Agreement

[1]	Select as applicable.

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – SCHEDULE “C” – PAGE 2

5.

Credit Agreement:  Amended and Restated Credit Agreement dated as of February 26, 2025 entered into among, inter alios, Vidéotron Ltée, as Borrower, the financial institutions party thereto from time to time, as Lenders, and Royal Bank of Canada, as Agent (as amended, supplemented, restated, replaced or otherwise modified at any time and from time to time).

6.	Assigned Interest:

Facility Assigned - [Revolving Facility Tranche A/Revolving Facility Tranche B/Term Facility Tranche B/Term Facility Tranche C/[New Facility]]	Aggregate Amount of Commitment/Loan Obligations for all Lenders[2]	Amount of Commitment/Loan Obligations Assigned[3]	Percentage Assigned of Commitment/Loan Obligations[3]	CUSIP Number

7.[Trade Date:]4

[2]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

3Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[4]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – SCHEDULE “C” – PAGE 3

Effective Date:                   , 20        [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

ROYAL BANK OF CANADA, as Agent

By:
Title:

[Consented to:] 5

ROYAL BANK OF CANADA, as Issuing Lender

By:
Title:

VIDÉOTRON LTÉE

By:
Title:

[5]	To be added only if the consent of the Borrower and/or other parties (e.g. L/C Issuer) is required by the terms of the Credit Agreement.

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – SCHEDULE “C” – PAGE 4

ANNEX 1 to Assignment and Assumption

[                              ]6

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION

1.	Representations and Warranties.

1.1Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any Lien and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the members of the VL Group, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the members of the VL Group or any other Person of any of their respective obligations under any Loan Document.

1.2Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 12.14 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

6Describe Credit Agreement at option of Agent.

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – SCHEDULE “C” – PAGE 5

2.Payments. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3.General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or by sending a scanned copy by electronic mail shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law governing the Credit Agreement.

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – SCHEDULE “C-1”

SCHEDULE “C-1”

LOAN MARKET DATA TEMPLATE

Recommended Data Fields – At Close

The items highlighted in bold are those that Loan Pricing Corporation (LPC) deem essential. The remaining items are those that LPC has seen become more prominent over time as transparency has increased in the U.S. Loan Market.

Company Level	Deal Specific	Facility Specific
Issuer Name	Currency/Amount	Currency/Amount
Location	Date	Type
SIC (Cdn)	Purpose	Purpose
Identification Number(s)	Sponsor	Tenor
Revenue	Financial Covenants	Term Out Option
Expiration Date
	Target Company	Facility Signing Date
*Measurement of Risk	Assignment Language	Pricing
S&P Sr. Debt	Law Firms	Base
Rate(s)/Spread(s)/BA/LIBOR
S&P Issuer	MAC Clause	Initial Pricing Level
Moody’s Sr. Debt	Springing lien	Pricing Grid (tied to, levels)
Moody’s Issuer	Cash Dominion	Grid Effective Date
Fitch Sr. Debt	Mandatory Prepays	Fees
Fitch Issuer	Restrct’d Payments (Neg Covs)	Participation Fee (tiered also)
S&P Implied (internal assessment)	Other Restrictions	Commitment Fee
DBRS
Other Ratings		Annual Fee
*Industry Classification		Utilization Fee
Moody’s Industry		LC Fee(s)
S&P Industry		BA Fee
Parent		Prepayment Fee
Financial Ratios		Other Fees to Market
Security
Secured/Unsecured
Collateral and Seniority of Claim
Collateral Value
Guarantors
Lenders Names/Titles
Lender Commitment ($)
Commited/Uncommited
Distribution method
Amortization Schedule
Borrowing Base/Advance Rates
New Money Amount

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – SCHEDULE “C-1” – PAGE 2

Country of Syndication
Facility Rating (Loss given default)
S&P Bank Loan
Moody’s Bank Loan
Fitch Bank Loan
DBRS
Other Ratings

*  These items would be considered useful to capture from an analytical perspective

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – SCHEDULE “D”

SCHEDULE “D”
FORM OF GUARANTEE

AMENDED AND RESTATED GUARANTEE entered into in the City of Montreal, Quebec as of February 26, 2025.

BY:	THE SEVERAL GUARANTORS PARTY HERETO FROM TIME TO TIME, as solidary, joint and several guarantors (collectively, the “Guarantors” and individually, a “Guarantor”);
IN FAVOUR OF:	ROYAL BANK OF CANADA, a bank governed by the Bank Act (Canada), acting for itself and as Agent under the Credit Agreement hereinafter described (the “Agent”)

WHEREAS a Credit Agreement originally dated as of November 28, 2000 was entered into among Vidéotron Ltée, as borrower (the “Borrower”), the financial institutions from time to time parties thereto, as lenders, and the Agent, as administrative agent for the lenders, as amended and restated as of July 20, 2011, as amended by a First Amending Agreement dated as of June 14, 2013, a Second Amending Agreement dated as of January 28, 2015, a Third Amending Agreement creating an Amended and Restated Credit Agreement dated as of June 16, 2015, a First Amending Agreement dated as of June 24, 2016, a Second Amending Agreement dated as of January 3, 2018, a Third Amending Agreement dated as of November 26, 2018, a Fourth Amending Agreement dated as of May 20, 2022, a Fifth Amending Agreement dated as of July 15, 2022, a Sixth Amending Agreement dated as of January 13, 2023, a Seventh Amending Agreement dated as of April 3, 2023, an Eighth Amending Agreement dated as of May 25, 2023 and a Ninth Amending Agreement dated as of June 13, 2024 (the “Existing Credit Agreement”).

WHEREAS in connection with the Existing Credit Agreement, Freedom Mobile Inc., Freedom Mobile Distribution Inc., Mobile & Internet Fizz Inc./Fizz Mobile & Internet Inc., Vidéotron Infrastructure Inc., 9525-7705 Québec Inc. and 9176-6857 Québec Inc. (collectively, the “Initial Guarantors”), entered into the guarantees referred to in Schedule A hereto pursuant to which each of the Initial Guarantors guaranteed the performance of the Guaranteed Obligations (as such term is defined in each such guarantee) in favour of the Agent and the Lenders (collectively, the “Existing Guarantees” and each one individually, an “Existing Guarantee”);

WHEREAS the Existing Credit Agreement has been amended and restated pursuant to an Amended and Restated Credit Agreement dated as of February 26, 2025 entered into amongst, inter alios, the Borrower, as borrower, the financial institutions that may become parties thereto from time to time, as lenders (the “Lenders”), and Agent, as administrative agent (as same may be amended, supplemented, restated, replaced or otherwise modified at any time and from time to time, the “Credit Agreement”);

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – SCHEDULE “D” – PAGE 2

WHEREAS the Initial Guarantors have agreed to amend and restate the Existing Guarantees pursuant to a single amended and restated guarantee which will amend and restate all of the Existing Guarantees;

WHEREAS the Facilities are being made available to the Borrower in reliance upon the covenants and guarantees of the Guarantors set forth herein;

NOW THEREFORE, in consideration of the Agent and the Lenders having entered into the Credit Agreement with the Borrower and having agreed, subject to the terms and conditions therein provided, to make certain credit facilities available to the Borrower, and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto have agreed to amend and restate each Existing Guarantee in its entirety, but without novation of any kind, as follows:

1.	GUARANTEE
1.1	Guarantee

For valuable consideration, the Guarantors hereby solidarily (jointly and severally) with the Borrower, guarantee to the Agent and each Lender, forthwith after demand therefor made in accordance with the provisions of the Credit Agreement, the due and punctual payment and performance of all present and future Guaranteed Obligations (as defined in the Credit Agreement), including, without limitation, all debts, liabilities and other obligations of every nature, absolute or contingent, direct, indirect or otherwise, in any currency, now or at any time and from time to time hereafter due or owing by the Borrower to the Agent and each Lender arising under or in connection with the Credit Agreement and the other Loan Documents (including under the Swing Line Loans) as well as the Derivative Obligations (such obligations as amended, amended and restated, modified, supplemented or renewed, collectively, the “Obligations”). Each Guarantor expressly renounces to the benefits of division and discussion. The obligation undertaken by each Guarantor pursuant to this Section 1.1 is hereinafter referred to as the “Guarantee”.

1.2	Guarantee Absolute

The liability of each Guarantor hereunder shall be absolute and unconditional and shall not be affected by:

(a)

any lack of validity or enforceability of any of the Obligations; any change in the time, manner or place of payment of the Obligations; or the failure on the part of the Borrower or any of the other Guarantors to carry out any of the Obligations;

(b)	any impossibility, impracticability, frustration of purpose, illegality, force majeure or act of government;

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – SCHEDULE “D” – PAGE 3

(c)

the bankruptcy, winding-up, liquidation, dissolution or insolvency of the Borrower or any of the other Guarantors, the Agent or the Lenders or any of them or any party to any agreement to which the Agent, the Lenders, the Borrower or the other Guarantors or any of them is a party;

(d)

any lack or limitation of power, incapacity or disability on the part of any of the Borrower or the other Guarantors or of the directors, partners or agents thereof or any other irregularity, defect or informality on the part of any of the Borrower or the other Guarantors in its obligations to the Agent or the Lenders or any of them;

(e)	any change or changes in the name, corporate existence or structure of any of the Borrower or Guarantors;
(f)

any other law, regulation or other circumstance which might otherwise constitute a defence available to, or a discharge of, any of the Borrower or the other Guarantors in respect of any or all of the Obligations.

1.3	Recovery as Principal Debtor

Any amount which may not be recoverable from any Guarantor by the Agent on the basis of a guarantee shall be recoverable by the Agent from such Guarantor as principal debtor in respect thereof and shall be paid to the Agent for the account of the Lenders forthwith after demand therefor.

2.	DEALINGS WITH CREDIT PARTIES AND OTHERS
2.1	No Release

The liability of each Guarantor hereunder shall not be released, discharged, limited or in any way affected by anything done, suffered or permitted by the Agent or the Lenders or any of them in connection with any duties or liabilities of the Borrower, the other Guarantors or any other Guarantor (as defined in the Credit Agreement) (the “Other Guarantors”) to the Agent or the Lenders or any of them. Without limiting the generality of the foregoing and without releasing, discharging, limiting or otherwise affecting in whole or in part the Guarantors’ liability hereunder, without obtaining the consent of or giving notice to the Guarantors, the Agent and the Lenders may:

(a)	grant time, renewals, extensions, indulgences, releases and discharges to the Borrower or any of the Guarantors;
(b)	accept compromises from the Borrower or any of the Guarantors;

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – SCHEDULE “D” – PAGE 4

(c)

subject to the applicable provisions of the Credit Agreement, apply all money at any time owing from the Borrower or the Guarantors to such part of the Obligations as the Agent may see fit or change any such application in whole or in part from time to time as the Agent may see fit; for greater certainty, the Agent or any of the Lenders may at any time and from time to time, to the fullest extent permitted by law, set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Agent or any of the Lenders to or for the credit of any of the Guarantors against any and all of the liabilities of the Borrower, whether or not the Agent shall have made any demand under the Guarantee. The Agent or the Lenders, as the case may be, shall promptly notify the applicable Guarantor after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Agent and the Lenders under this paragraph are in addition to other rights and remedies (including without limitation, other rights of set-off) that the Agent and the Lenders may have; and

(d)	otherwise deal with all other Persons as the Agent and the Lenders may see fit, acting reasonably.
2.2	No Exhaustion of Remedies

The Agent and the Lenders shall not be bound or obligated to exhaust their recourse against the Borrower, any Guarantor hereunder, any Other Guarantor or any other Person or take any other action before being entitled to demand payment from any Guarantor hereunder.

2.3	Accounts Binding upon the Guarantors

Any account settled or stated in writing by or between the Agent and the Borrower shall be accepted by the Guarantors as conclusive evidence, absent manifest error, that the balance or amount thereby appearing due by the Borrower to the Agent or the Lenders is so due.

2.4No Set-off

In any claim by the Agent and the Lenders against any Guarantor, such Guarantor may not assert any set-off or counterclaim that such Guarantor, any of the other Guarantors hereunder or any Other Guarantor may have against the Agent and the Lenders or any of them.

3.	CONTINUING GUARANTEE

The Guarantee shall be a continuing guarantee of the Obligations and shall apply to and secure all Obligations and shall not be considered as wholly or partially satisfied by the payment or liquidation at any time of any sum of money for the time being due or remaining unpaid to the Agent and the Lenders or any of them. The Guarantee shall continue to be effective even if at any time any payment of any of the Obligations is rendered unenforceable or is rescinded or must otherwise be returned by the Agent and the Lenders or any of them upon the occurrence of any action or event including the insolvency, bankruptcy or reorganization of the Borrower or any

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – SCHEDULE “D” – PAGE 5

Guarantor or otherwise, all as though such payment had not been made. Any payments so rescinded or recovered from the Agent and the Lenders or any of them, whether as a preference, fraudulent transfer or otherwise, shall constitute Obligations for all purposes hereunder. The Guarantors hereby expressly waive the provisions of Articles 2353, 2362 and 2366 of the Civil Code of Québec.

4.	RIGHT TO PAYMENTS

Should the Agent and the Lenders or any of them receive from any Guarantor one or more payments on account of its liability under the Guarantee, such Guarantor shall not be entitled to claim repayment against the Borrower, the other Guarantors or any Other Guarantors until the Agent’s and the Lenders’ claims against the Borrower have been paid in full. In the event of the liquidation, winding-up or bankruptcy of the Borrower (whether voluntary or compulsory); or if the Borrower shall make a bulk sale of any of its assets within the meaning of any applicable legislation of any other province of Canada, under the Uniform Commercial Code of any state of the United States of America or under any other applicable Laws; or should the Borrower make any proposal, composition or scheme of arrangement with its creditors; then, in any of such events the Agent and the Lenders shall have the right to rank for their full claim and receive all dividends or other payments in respect thereof until their claim has been paid in full, and each Guarantor shall remain liable up to the amount guaranteed for any balance which may be owing to the Agent and the Lenders by the Borrower; and in the event of the valuation by the Agent and the Lenders or any of them of any security held in respect of the debts of the Borrower, or of the retention by the Agent and the Lenders or any of them of such security, such valuation and/or retention shall not, as between the Agent and the Lenders and the Guarantors, be considered as a purchase of such security, or as payment or satisfaction or reduction of the liabilities of the Borrower to the Agent and the Lenders, or any part thereof.

5.	TAXES

All payments to be made hereunder by any Guarantor shall be made free and clear of deduction for any present or future tax, levy, impost, duty, charge, assessment or fee of any nature (including interest, penalties and additions thereto) imposed by any government or other taxing authority (“Taxes”). If any Taxes are imposed and required to be withheld from any payment hereunder, the applicable Guarantors shall (a) increase the amount of such payment so that the Agent and the Lenders will receive a net amount (after deduction of all Taxes, including any Taxes on the amount of any such increase) equal to the amount due hereunder, (b) pay such Taxes to the appropriate taxing authority for the account of the Agent and the Lenders, and (c) as promptly as possible thereafter, send the Agent and the Lenders an original receipt showing payment thereof, together with such additional documentary evidence as the Agent and the Lenders may from time to time reasonably require. If any Guarantor fails to perform its obligations under parts (b) or (c) of the preceding sentence, such Guarantor shall indemnify the Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Agent and the Lenders or any of them as a consequence of such failure.

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – SCHEDULE “D” – PAGE 6

6.	POSTPONEMENT OF SUBROGATION

To the fullest extent permitted by law, each Guarantor hereby irrevocably postpones any claim or other rights that it may now or hereafter acquire against the Borrower, the other Guarantors hereunder, the Other Guarantors, or any of them, that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under this agreement including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy against the Borrower, the other Guarantors hereunder, the Other Guarantors, whether or not such claim, remedy or right arises under contract, including, without limitation, the right to take or receive from the Borrower, the other Guarantors hereunder or the Other Guarantors or any of them, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, until such time as the Obligations and all amounts payable under this agreement have been indefeasibly paid to the Agent and the Lenders in cash. If any amount shall be paid to any Guarantor in violation of the preceding sentence at any time prior to the indefeasible cash payment in full of the Obligations and all other amounts payable under this agreement, such amount shall be held by such Guarantor as mandatary for the benefit of the Agent and the Lenders and shall forthwith be paid to the Agent and the Lenders to be credited and applied to the Obligations and all other amounts payable under this agreement.

7.	ACCESSIONS
7.1	Additional Guarantors

At any time and from time to time, any Person which is not already a Guarantor may become party to this agreement in the capacity of a Guarantor provided:

(a)

an instrument, in form and substance similar to the one attached hereto as Schedule “B”, shall have been executed by such Person and the Agent and shall have been delivered to such Person, the Agent and the Borrower; and

(b)

that such Person shall have delivered to the Agent with respect to itself and its entering into and performing its obligations under this agreement any other document the Agent may reasonably request, including, without limitation, resolutions, certified copies of such Person’s articles, documents of formation and/or by-laws, and a legal opinion.

7.2Effective Date

As of and from the effective date stipulated in the instrument referred to in paragraph 7.1(a), such Person shall for all purposes be a Guarantor party to this agreement and shall have all the rights and obligations of a Guarantor under this agreement and shall be entitled to the benefit of, and be bound by the provisions hereof, to the same extent as if it were an original party hereto and no further consent or action by the Borrower, the other Guarantors, the Agent or the Lenders shall be required. Such instrument shall constitute, inter alia, an amendment to this agreement to the extent, and only to the extent, necessary to reflect the addition of such Person as a Guarantor.

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – SCHEDULE “D” – PAGE 7

Promptly after receipt thereof, the Agent shall deliver to each of the Lenders a copy of any instrument received under the terms of this Section 7.1.

8.	GENERAL

8.1Representations and Warranties

Each Guarantor reiterates the representations and warranties made in the Credit Agreement to the Lenders on its behalf by the Borrower (which representations and warranties are hereby deemed to have been made by each such Guarantor and to be and remain in effect at all times).

8.2Covenants

Each Guarantor reiterates the covenants made in the Credit Agreement on its behalf by the Borrower (which are hereby deemed to have been made by each such Guarantor).

8.3Payment of Obligations, Fees and Costs

Each Guarantor agrees to pay, within two Business Days of demand therefor, any amounts payable hereunder, including without limitation all out-of-pocket expenses (including the reasonable fees and expenses of the Agent’s counsel) in any way relating to the enforcement or protection of the rights of the Agent and the Lenders or any of them hereunder.

3.4	Currency
(a)

Each payment to be made under the Guarantee will be made in the currency in which the relevant Obligation is payable (the “Specified Currency”). To the fullest extent permitted by applicable law, any obligation of any Guarantor to make payments under the Guarantee in a Specified Currency will not be discharged or satisfied by any tender in any currency other than the Specified Currency.

(b)

To the fullest extent permitted by applicable law, if any judgment or order expressed in a currency other than the Specified Currency is rendered (i) for any payment of any amount owing in respect of the Guarantee, or (ii) in respect of a judgment or order of another court for the payment of any amount described in (i) above, the Agent, after recovery in full of the aggregate amount to which it is entitled pursuant to the judgment or order, shall be entitled to receive immediately from the Guarantors the amount of any shortfall of the Specified Currency received by the Agent as a consequence of sums paid in such other currency, and will refund promptly to the Guarantors any excess of the Specified Currency received by the Agent as a consequence of sums paid in such other currency if such shortfall or such excess arises or results from any variation between (i) the rate of exchange at which the Specified Currency is converted into the currency of the judgment or order for the purposes of such judgment or order and (ii) the rate of exchange at which the Agent is able, acting in a reasonable manner and in good faith, in converting the currency received into the Specified Currency, to purchase

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – SCHEDULE “D” – PAGE 8

the Specified Currency with the amount of the currency of the judgment or order actually received by the Agent. The term “rate of exchange” includes, without limitation, any premiums and costs of exchange payable in connection with the purchase of or conversion into the Specified Currency.

(c)

To the fullest extent permitted by applicable law, the indemnities in this Section 7.4 constitute separate and independent obligations of each Guarantor from the other obligations in this agreement, will be enforceable as separate and independent causes of action, will apply notwithstanding any indulgence granted by the Agent, the Lenders or any of them and will not be affected by judgment being obtained or claim or proof being made for any other sums due in respect of this agreement.

(d)	For the purposes of this Section 7.4, it will be sufficient for a party to demonstrate that it would have suffered a loss had an actual exchange or purchase been made.

8.5Discharge

Each Guarantor will not be discharged from any of its obligations hereunder except by a release or discharge signed in writing by the Agent, duly authorized by the Lenders in accordance with the provisions of the Credit Agreement.

8.6Notice

Any notice permitted or required to be given hereunder shall be given, in the case of the Agent, in accordance with the relevant provisions of the Credit Agreement and, in the case of each Guarantor, to its address indicated above and otherwise in accordance with the relevant provisions of the Credit Agreement.

8.7Entire Agreement

Save as provided in Sections 8.8 and 8.12, this agreement constitutes the entire agreement between the Guarantors, the Agent and the Lenders with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between such parties with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties except as expressly set forth herein. The Agent and the Lenders shall not be bound by any representations or promises made by the Borrower or the Guarantors to one another, and possession of this agreement by the Agent shall be conclusive evidence against each Guarantor that this agreement was not delivered in escrow or pursuant to any agreement that it should not be effective until any condition precedent or subsequent has been complied with. This agreement shall be operative and binding notwithstanding the non-execution thereof by any proposed signatory.

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – SCHEDULE “D” – PAGE 9

8.8Amendment and Restatement of Existing Guarantees

The parties acknowledge and agree that this agreement amends and restates each of the Existing Guarantees in its entirety, but without novation.

8.9Amendments and Waivers

No amendment to this agreement will be valid or binding unless set forth in writing and duly executed by each Guarantor and the Agent, duly authorized by the Lenders in accordance with the provisions of the Credit Agreement. No waiver of any breach of any provision of this agreement will be effective or binding unless made in writing and signed by the Agent, duly authorized by the Lenders in accordance with the provisions of the Credit Agreement and, unless otherwise provided in the written waiver, will be limited to the specific breach waived.

8.10Severability

Each provision of this agreement is separate and distinct from the others, such that any decision of a court or tribunal to the effect that any provision hereof is null or unenforceable shall in no way affect the validity of the other provisions hereof or the enforceability thereof. Any provision of this agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable Laws, each Guarantor hereby waives any provision of any Laws which renders any provision hereof prohibited or unenforceable in any respect.

8.11Interpretation

Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Credit Agreement. The words “this agreement”, “hereof”, “hereto”, etc. mean the present instrument (including the Accession Certificates) executed by the Guarantors.

8.12Additional Rights

This agreement is in addition and supplemental to all other guarantees and/or postponement agreements (whether or not in the same form as this instrument) held or which may hereafter be held by the Agent, the Lenders or any of them.

8.13Governing Law

This agreement shall be governed by and construed in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein.

8.14Benefit of Agreement

This agreement shall extend to and enure to the benefit of the successors and assigns of the Agent and each of the Lenders and shall be binding upon each Guarantor and its successors.

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – SCHEDULE “D” – PAGE 10

8.15Authority of Agent

Each Guarantor acknowledges and agrees that the Agent has full authority to act on behalf of the Lenders in all matters relating to this agreement, and that any Person dealing with the Agent or the Lenders or any of them in respect of any such matter need not inquire further as to the authority of the Agent to act on behalf of the Lenders.

8.16Language

The parties hereto have expressly required that this agreement and all deeds, documents and notices relating thereto be drafted in the English language. Each of the parties hereto acknowledges that each party was represented by legal counsel and has had the opportunity to negotiate the terms and conditions of this agreement, including its essential stipulations, with the assistance of its legal counsel. Les parties aux présentes ont expressément exigé que la présente convention et tous les autres contrats, documents ou avis qui y sont afférents soient rédigés en langue anglaise. Chacune des parties aux présentes reconnaît que chaque partie était représentée par ses conseillers juridiques et a eu l’opportunité de négocier les termes et conditions de la présente convention, incluant ses stipulations essentielles, avec l’aide de ses conseillers juridiques.

8.17Executed Copy

Each Guarantor acknowledges receipt of a fully executed copy of this agreement.

(Signature page follows)

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – SCHEDULE “D” – PAGE 11

IN WITNESS WHEREOF each Guarantor has executed this Guarantee on the date and at the place first hereinabove mentioned.

FREEDOM MOBILE INC.

Per:
Name:
Title:

Per:
Name:
Title:

FREEDOM MOBILE DISTRIBUTION INC.

Per:
Name:
Title:

Per:
Name:
Title:

MOBILE & INTERNET FIZZ INC. / FIZZ MOBILE & INTERNET INC.

Per:
Name:
Title:

Per:
Name:
Title:

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – SCHEDULE “D” – PAGE 12

VIDÉOTRON INFRASTRUCTURE INC.

Per:
Name:
Title:

Per:
Name:
Title:

9525-7705 QUÉBEC INC.

Per:
Name:
Title:

Per:
Name:
Title:

9176-6857 QUÉBEC INC.

Per:
Name:
Title:

Per:
Name:
Title:

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – SCHEDULE “D” – PAGE 13

ACCEPTED AND AGREED as of the date mentioned on the first page:

ROYAL BANK OF CANADA,

as Agent

Per:
Name:
Title:

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – SCHEDULE “D” – PAGE 14

SCHEDULE “A”

EXISTING GUARANTEES

1.	Guarantee agreement by Videotron Infrastructures Inc. (previously known as 7215924 Canada Inc.) dated as of August 12, 2009, as amended prior to the date hereof;
2.	Guarantee agreement by 9176-6857 Quebec Inc. dated as of June 20, 2016, as amended prior to the date hereof;
3.	Guarantee agreement by Mobile & Internet FIZZ Inc. dated as of December 18, 2019, as amended prior to the date hereof;
4.	Guarantee agreement by Freedom Mobile Inc. dated as of May 8, 2023, as amended prior to the date hereof;
5.	Guarantee agreement by Freedom Mobile Distribution Inc. dated as of May 8, 2023, as amended prior to the date hereof; and
6.	Guarantee agreement by 9525-7705 Quebec Inc. dated as of November 1, 2024, as amended prior to the date hereof.

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – SCHEDULE “D” – PAGE 15

SCHEDULE B

ACCESSION CERTIFICATE

TO:  Royal Bank of Canada, as Agent

Ladies and Gentlemen:

We refer you to the amended and restated guarantee agreement entered into as of February 26, 2025 among the several guarantors party thereto from time to time, as guarantors, and Royal Bank of Canada, as Agent (the said agreement, as may be amended, supplemented, restated, replaced or otherwise modified from time to time is hereinafter referred to as the “Guarantee Agreement”).

Unless otherwise defined herein or unless there be something in the subject or the context inconsistent therewith, all capitalized terms and expressions used herein shall have the same meaning ascribed to them, directly or by reference, from time to time in the Guarantee Agreement.

Pursuant to the provisions of Section 7.1 of the Guarantee Agreement, we hereby notify you of our desire to become a party to the Guarantee Agreement as a Guarantor, and that such accession thereto shall be effective as of and from     Note 1    .

We hereby acknowledge and agree that as of and from     Note 1    , we shall for all purposes of the Guarantee Agreement, be a Guarantor and party to the Guarantee Agreement and shall have all the rights and obligations of a Guarantor under the Guarantee Agreement and shall be entitled to the benefit of, and be bound by the provisions thereof, to the same extent as if we were an original party thereto.

Furthermore, we hereby acknowledge having taken cognizance (y) of the Guarantee Agreement and consent and agree to be bound by the terms and conditions thereof to the same extent as if we were an original party thereto, and (z) of the Credit Agreement and the other Loan Documents and hereby accept the terms and conditions of each one thereof.

This instrument shall, for all purposes, constitute our accession to the Guarantee Agreement.

This instrument and the interpretation and enforcement thereof shall be governed by and in accordance with the laws of the Province of Quebec and the federal laws of Canada applicable therein.

We would ask you to kindly confirm your acceptance of the foregoing by executing the enclosed duplicate copy hereof and delivering same to the Persons to whom these presents must be delivered in accordance with the provisions of Section 7.1 of the Guarantee Agreement.

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – SCHEDULE “D” – PAGE 16

Dated:

Note 2

Per:

and Per:

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – SCHEDULE “D” – PAGE 17

CONFIRMATION

Relying upon the foregoing and the representations and warranties made by Note 2 , Royal Bank of Canada, in its capacity as Agent for itself and for and on behalf of the Lenders, accepts the foregoing and as of and from Note 1 ,  Note 2  shall, for all purposes of the Guarantee Agreement, be a Guarantor as if it were an original party thereto.

Dated:

ROYAL BANK OF CANADA, as Agent

Per:

and Per:

Notes:

1.Insert the effective date as of which such Person shall become party to the Guarantee Agreement.

2.Insert the full name of the Person requesting to accede to the Guarantee Agreement.

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – SCHEDULE “E”

SCHEDULE “E”

OFFICER’S COMPLIANCE CERTIFICATE

TO: ROYAL BANK OF CANADA, as Agent

We have reviewed the Amended and Restated Credit Agreement dated as of February 26, 2025 entered into among, inter alios, Vidéotron Ltée, as Borrower, the financial institutions party thereto from time to time, as Lenders, and Royal Bank of Canada, as Agent (as amended, supplemented, restated, replaced or otherwise modified at any time and from time to time, the “Credit Agreement”), and hereby certify that:

(i)	with the exceptions listed below (if any), as of the date of this certificate, the Borrower has complied with all the terms and conditions of the Credit Agreement;
(ii)

the Adjusted Consolidated assets, EBITDA and Debt owned, generated or owed by the VL Group is not less than 85% of the consolidated assets, EBITDA and Debt of the Borrower [if any of these elements is less than 85%, provide an accurate percentage];

(iii)

the aggregate assets and EBITDA attributable to the Borrower and the Guarantors is [not less than 85% of the consolidated assets and EBITDA of the Borrower] {or} [% [cannot be less than 80%] of the consolidated assets and % [cannot be less than 80%] of the consolidated EBITDA of the Borrower], such EBITDA in each case calculated on a rolling four-quarter basis;

(iv)

[For annual Compliance Certificate alone; if both assets and EBITDA attributable to the Borrower and the Guarantors represent not less than 85% of the consolidated assets and EBITDA of the Borrower, this will be provided only at the reasonable request of the Agent] [if applicable] annexed hereto is all of the information necessary to permit the Agent and the Lenders to calculate the EBITDA and assets attributable to (a) the Borrower and the Guarantors, and (b) the Borrower on a consolidated basis; and

(v)

no Default has occurred and is continuing and no Event of Default has occurred or exists under the Credit Agreement [or, if a Default or Event of Default exists, set out the details and proposed solutions].

We attach a Compliance Certificate demonstrating the Borrower’s compliance with the financial covenants listed in subsections 12.11.1 and 12.11.2, [as well as compliance with the covenant contained in Section 12.12 of the Credit Agreement], in each case for the latest period required under subsection {12.14.1 - quarterly} {12.14.2 - annual} {choose one}.

All defined terms set forth in this notice shall have the respective meanings set forth in the Credit Agreement.

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – SCHEDULE “E” – PAGE 2

Name and Title

Date:

List of Defaults or Events of Default (either list or state “none”. If any exist, set out particulars, period of existence and actions proposed)

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – SCHEDULE “E” – PAGE 3

COMPLIANCE CERTIFICATE

Maintenance of Ratios (Section 12.11)

Quarter ending

(Indicate if the information provided herein is provided on a consolidated or Adjusted Consolidated basis)

1.Leverage Ratio (Debt to EBITDA)

(A)	Debt	$

(B)	EBITDA	$

Ratio of Debt to EBITDA (A/B) =

2.Interest Coverage Ratio

(B)	EBITDA	$

(D)	Interest Expense	$

Ratio of EBITDA to Interest Expense (B/D) =

Calculation of Debt (A)

Borrowed money (excluding QMI Subordinated Debt)	$
plus
Hedging Exposure	$
plus
Deferred purchase price	$
plus
Obligations secured by Charges	$
plus
Capital Leases	$
plus
Contingent Obligations	$
plus
B/A’s, letters of credit and Guarantees	$
equals

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – SCHEDULE “E” – PAGE 4

DEBT (A):	$

Calculation of EBITDA (B)

(i) Net income or loss of Borrower	$
plus
(ii) non-controlling interests	$
plus
(iii) extraordinary items	$
plus
(iv) Interest Expense	$
plus
(v) Income tax expense	$
plus
(vi) Depreciation and amortization	$
plus or minus
(vii) Forex translation gains / losses	$
plus
(viii) Non-cash financial charges	$
minus
(ix) Income or expense related to Back- to-Back Securities	$
minus
(x) EBITDA of Subsidiaries not members of the Relevant Group	$
Equals
EBITDA (B)	$

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – SCHEDULE “E” – PAGE 5

Covenant Compliance (Section 12.12)

(To be reported on only annually, unless requested more frequently by the Agent. However, if both assets and EBITDA attributable to the Borrower and the Guarantors represent at least 85% of the consolidated assets and EBITDA of the Borrower, detailed calculations will be provided only at the request of the Agent

Borrower and Guarantors required to have 80% of Borrower’s consolidated EBITDA and assets (12.12)

Calculation of % of Assets

(i) Total assets of Borrower (consolidated)	$
minus
(ii) Assets owned by Persons not Borrower or Guarantors	$
equals
(iii) Total assets of Borrower and Guarantors	$

Ratio of assets of Borrower and Guarantors to Borrower
consolidated assets	(= (iii)/(i)) =
(must not be less than 80%)

Calculation of % of EBITDA

(i) Total EBITDA of Borrower (consolidated)	$
minus
(ii) EBITDA generated by Persons other than Borrower or Guarantors	$
equals
(iii) Total EBITDA of Borrower and Guarantors	$

Ratio of EBITDA of Borrower and Guarantors to Borrower
consolidated EBITDA	(= (iii)/(i)) =
(must not be less than 80%)

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – SCHEDULE “F”

SCHEDULE “F”

GUARANTORS AND MEMBERS OF THE VL GROUP AS AT THE CLOSING DATE

MEMBERS OF THE VL GROUP

VIDÉOTRON LTÉE (Borrower)

9525-7705 QUÉBEC INC. (Guarantor)

9176-6857 QUÉBEC INC. (Guarantor) FREEDOM MOBILE INC. (Guarantor)

FREEDOM MOBILE DISTRIBUTION INC. (Guarantor)

MOBILE & INTERNET FIZZ INC. (Guarantor)

VIDEOTRON INFRASTRUCTURES INC. (Guarantor)

VIDEOTRON US INC.

VCC INDIA PRIVATE LIMITED

GUARANTORS

9525-7705 QUÉBEC INC.

9176-6857 QUÉBEC INC. FREEDOM MOBILE INC.

FREEDOM MOBILE DISTRIBUTION INC.

MOBILE & INTERNET FIZZ INC.

VIDEOTRON INFRASTRUCTURES INC.

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – SCHEDULE “G”

SCHEDULE “G”

FORM OF SUBORDINATION AGREEMENT FOR BACK-TO-BACK SECURITIES

This SUBORDINATION AGREEMENT is dated as of ●, 20●● (the “Agreement”).

To:  Royal Bank of Canada, for itself and as Agent under the Credit Agreement (defined below) for the Lenders (the “Agent”), Videotron Ltée, a Quebec company (the “Obligor”), as obligor under the ● dated as of ●, and ● in the principal amount of $● and $●, respectively, made by the Obligor in favour of ● (the “Subordinated Notes”), and ●, as holder (the “Holder”) of the Subordinated Notes, for ten dollars and other good and valuable consideration received by each of the Obligor and the Holder from the Agent and by each of the Obligor and the Holder from the other, agree as follows:

1.	Interpretation.

(a)“Cash, Property or Securities”. “Cash, Property or Securities” shall not be deemed to include securities of the Obligor or any other Person provided for by a plan of reorganization or readjustment, the payment of which is subordinated at least to the extent provided herein with respect to the Subordinated Notes, to the payment of all Senior Indebtedness which may at the time be outstanding; provided, however, that (i) all Senior Indebtedness is assumed by the new Person, if any, resulting from any such reorganization or readjustment, and (ii) the rights of the holders of the Senior Indebtedness are not, without the consent of such holders, altered by such reorganization or readjustment.

(b)“payment in full”. “payment in full”, with respect to Senior Indebtedness, means the receipt on an irrevocable basis of cash in an amount equal to the unpaid principal amount of the Senior Indebtedness and premium, if any, and interest and any special interest thereon to the date of such payment, together with all other amounts owing with respect to such Senior Indebtedness.

(c)“Senior Indebtedness”. “Senior Indebtedness” means, at any date all indebtedness (including, without limitation, any and all amounts of principal, interest, special interest, additional amounts (including amounts owed under any Derivative Instrument entered into with a Lender, as defined in the Credit Agreement), premium, fees, penalties, indemnities and “post-petition interest” in bankruptcy and any reimbursement of expenses) under (1) the Indenture described as the “C$400,000,000 5⅝% Senior Notes due June 15, 2025 Indenture” dated as of June 17, 2013 (as supplemented, the “2013 Indenture”) among Videotron, the guarantors thereto and Computershare Trust Company of Canada, as trustee, (2) the Indenture described as the “US$600,000,000 5⅛% Senior Notes due April 15, 2027 Indenture” dated as of April 13, 2017 (as supplemented, the “2017 Indenture”) among Videotron, the guarantors thereto and Computershare Trust Company as successor to Wells Fargo Bank, National Association, as trustee, (3) the Indenture described as the “C$800,000,000 4.50% Senior Notes due January 15, 2030 Indenture” dated as of October 8, 2019 (the “2019 Indenture”) among Videotron, the guarantors thereto and Computershare Trust Company of Canada, as trustee, (4) the Indenture described as the “C$650,000,000 3.125% Senior Notes due January 15, 2031 Indenture” dated as of January 22, 2021 (the “2021 Indenture”) among Videotron, the guarantors thereto and

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – SCHEDULE “G” – PAGE 2

Computershare Trust Company of Canada, as trustee, (5) the Indenture described as the “C$750,000,000 3.625% Senior Notes due June 15, 2028 Indenture” dated as of June 17, 2021 (the “June 2021 Canadian Indenture”) among Videotron, the guarantors thereto and Computershare Trust Company of Canada, as trustee, (6) the Indenture described as the “US$500,000,000 3.625% Senior Notes due June 15, 2029 Indenture” dated as of June 17, 2021 (as supplemented, the “June 2021 US Indenture”) among Videotron, the guarantors thereto and Computershare Trust Company as successor to Wells Fargo Bank, National Association, as trustee, (7) the Indenture and Supplemental Indenture described as the “C$600,000,000 4.650% Senior Notes due July 15, 2029 First Supplemental Indenture” dated as of June 21, 2024 (the “June 2024 First Supplemental Indenture”) among Videotron, the guarantors thereto and Computershare Trust Company of Canada, as trustee, (8) the Indenture and Supplemental Indenture described as the “C$400,000,000 5.000% Senior Notes due July 15, 2034 Second Supplemental Indenture” dated as of June 21, 2024 (the “June 2024 Second Supplemental Indenture”) among Videotron, the guarantors thereto and Computershare Trust Company of Canada, as trustee, (9) the Indenture described as the “US$700,000,000 5.700% Senior Notes due January 15, 2035 Indenture” dated as of November 8, 2024 (the “November 2024 Indenture”) among Videotron, the guarantors thereto and Computershare Trust Company, N.A., as trustee, (the 2013 Indenture, the 2017 Indenture, the 2019 Indenture, the 2021 Indenture, the June 2021 Canadian Indenture, the June 2021 US Indenture, the June 2024 First Supplemental Indenture, the June 2024 Second Supplemental Indenture and the November 2024 Indenture are collectively referred to as the “Indentures”), and (10) the Amended and Restated Credit Agreement dated as of February 26, 2025 entered into among, inter alios, Vidéotron Ltée, as Borrower, the financial institutions party thereto from time to time, as Lenders, and Royal Bank of Canada, as Agent (as amended, supplemented, restated, replaced or otherwise modified at any time and from time to time, the “Credit Agreement”; capitalized terms used herein without definition having the meanings set forth therein).

2.Agreement Entered into Pursuant to Credit Agreement. The Obligor, the Agent and the Lenders are entering into this Agreement pursuant to the provisions of the Credit Agreement.

3.Subordination. The indebtedness represented by the Subordinated Notes shall be subordinated as follows:

(a)Agreement to Subordinate. The Obligor, for itself and its successors and assigns, and the Holder agree that the indebtedness evidenced by the Subordinated Notes (including, without limitation, principal, interest, premium, fees, penalties, indemnities and “post-petition interest” in bankruptcy (as same is interpreted under the US Bankruptcy Code) and any reimbursement of expenses) is subordinate and junior in right of payment, to the extent and in the manner provided in this Section 3, to the prior payment in full of all Senior Indebtedness. The provisions of this Section 3 are for the benefit of the Agent acting on behalf of the holders from time to time of Senior Indebtedness under the Credit Agreement, including the Lenders as defined therein, and such holders are hereby made obligees hereunder to the same extent as if their names were written herein as such, and they (collectively or singly) may proceed to enforce such provisions.

(b)Liquidation, Dissolution or Bankruptcy.

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – SCHEDULE “G” – PAGE 3

(i)

Upon any distribution of assets of the Obligor to creditors or upon a liquidation or dissolution or winding-up of the Obligor or in a bankruptcy, arrangement, liquidation, reorganization, insolvency, receivership or similar case or proceeding relating to the Obligor or its property or other marshalling of assets of the Obligor:

(A)

the holders of Senior Indebtedness shall be entitled to receive payment in full of all Senior Indebtedness before the Holder shall be entitled to receive any payment of principal of or interest on, or any other amount owing in respect of, the Subordinated Notes;

(B)

until payment in full of all Senior Indebtedness, any distribution of assets of the Obligor of any kind or character to which the Holder would be entitled but for this Section 3 is hereby assigned to the holders of Senior Indebtedness absolutely and shall be paid by the Obligor or by any receiver, trustee in bankruptcy, liquidating trustee, agents or other Persons making such payment or distribution to, the Agent on behalf of the holders of Senior Indebtedness under the Credit Agreement, as their interests may appear; and

(C)

in the event that, notwithstanding the foregoing, any payment or distribution of assets of the Obligor of any kind or character, whether in Cash, Property or Securities, shall be received by the Holder before all Senior Indebtedness is paid in full, such payment or distribution shall be held in trust for the benefit of and shall be paid over to the Agent on behalf of the holders of Senior Indebtedness under the Credit Agreement, as their interests may appear, for application to the payment of all Senior Indebtedness under the Credit Agreement until all such Senior Indebtedness shall have been paid in full after giving effect to any concurrent payment or distribution to the holders of Senior Indebtedness under the Credit Agreement in respect of such Senior Indebtedness.

(ii)

If (A) a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Obligor or its property (a “Reorganization Proceeding”) is commenced and is continuing and (B) the Holder does not file proper claims or proofs of claim in the form required in a Reorganization Proceeding prior to 45 days before the expiration of the time to file such claims, then (1) upon the request of the Agent, the Holder shall file such claims and proofs of claim in respect of the Subordinated Notes and execute and deliver such powers of attorney, assignments and proofs of claim or proxies as may be directed by the Agent to enable it to exercise in the sole discretion of the Agent any and all voting rights attributable to the Subordinated Notes which are capable of being voted (whether by meeting, written resolution or otherwise) in a Reorganization Proceeding and enforce any and all claims upon or in respect of the Subordinated Notes and to

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – SCHEDULE “G” – PAGE 4

collect and receive any and all payments or distributions which may be payable or deliverable at any time upon or in respect of the Subordinated Notes, and (2) whether or not the Agent shall take the action described in clause (1) above, the Agent shall nevertheless be deemed to have such powers of attorney as may be necessary to enable the Agent to exercise such voting rights, file appropriate claims and proofs of claim and otherwise exercise the powers described above for and on behalf of the Holder.

(c)Relative Rights. This Section 3 defines the relative rights of the Holder and the holders of Senior Indebtedness. Nothing in this Section 3 shall:

(i)

impair, as between the Obligor and the Holder, the obligation of the Obligor, which is absolute and unconditional, to pay the principal of and interest on the Subordinated Notes in accordance with their terms; or

(ii)	affect the relative rights of the Holder and creditors of the Obligor other than the holders of Senior Indebtedness; or
(iii)	affect the relative rights of the holders of Senior Indebtedness among themselves or opposite the Obligor under the Loan Documents; or
(iv)

prevent the Holder from exercising its available remedies upon a default, subject to the rights of the holders of Senior Indebtedness to receive cash, property or other assets otherwise payable to the Holder.

(d)Subordination May Not Be Impaired.

(i)

No right of any holder of Senior Indebtedness to enforce the subordination of indebtedness evidenced by the Subordinated Notes shall in any way be prejudiced or impaired by any act or failure to act by the Obligor or by any such holder or the Agent, or by any non-compliance by the Obligor with the terms, provisions or covenants herein, regardless of any knowledge thereof which any such holder or the Agent may have or be otherwise charged with. Neither the subordination of the Subordinated Notes as herein provided nor the rights of the holders of Senior Indebtedness with respect hereto shall be affected by any extension, renewal or modification of the terms, or the granting of any security in respect of, any Senior Indebtedness or any exercise or non-exercise of any right, power or remedy with respect thereto.

(ii)

The Holder agrees that all indebtedness evidenced by the Subordinated Notes will be unsecured by any Charge (as defined in the Credit Agreement) or by any Lien (as defined in the Indenture) upon or with respect to any property of the Obligor.

(iii)	The Holder agrees not to exercise any offset or counterclaim or similar right in respect of the indebtedness evidenced by the Subordinated Notes except

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – SCHEDULE “G” – PAGE 5

to the extent payment of such indebtedness is permitted and will not assign or otherwise dispose of the Subordinated Notes or the indebtedness which it evidences unless the assignee or acquirer, as the case may be, agrees to be bound by the terms of this Agreement.

(e)	Holder Entitled to Rely.

Upon any payment or distribution pursuant to this Section 3, the Holder shall be entitled to rely (i) upon any order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in Section (b) are pending, (ii) upon a certificate if the liquidating trustee or agent or other person in such proceedings making such payment or distribution to the Holder or its representative, if any, or (iii) upon a certificate of the Agent or any representative (if any) of the holders of Senior Indebtedness for the purpose of ascertaining the persons entitled to participate in such payment or distribution, the holders of the Senior Indebtedness and other indebtedness of the Obligor, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 3

4.Enforceability. Each of the Obligor and the Holder represents and warrants that this Agreement has been duly authorized, executed and delivered by each of the Obligor and the Holder and constitutes a valid and legally binding obligation of each of the Obligor and the Holder, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and on the date hereof, the Holder shall deliver an opinion or opinions of counsel to such effect to the Agent for the benefit of the Lenders.

5.Miscellaneous.

(a)Until payment in full of all the Senior Indebtedness, the Obligor and the Holder agree that no amendment shall be made to any of the Subordinated Notes which would affect the rights of the holders of the Senior Indebtedness.

(b)This Agreement may not be amended or modified in any respect, nor may any of the terms or provisions hereof be waived, except by an instrument signed by the Obligor, the Holder and the Agent.

(c)This Agreement shall be binding upon each of the parties hereto and their respective successors and assigns and shall inure to the benefit of the Agent and each and every holder of Senior Indebtedness and their respective successors and assigns.

(d)This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

(e)The Holder and the Obligor each hereby irrevocably agrees that any suits, actions or proceedings arising out of or in connection with this Agreement may be brought in any state or

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – SCHEDULE “G” – PAGE 6

federal court sitting in The City of New York or any court in the Province of Quebec and submits and attorns to the non-exclusive jurisdiction of each such court.

(f)The Holder and the Obligor will whenever and as often as reasonably requested to do so by the Agent, do, execute, acknowledge and deliver any and all such other and further acts, assignments, transfers and any instruments of further assurance, approvals and consents as are necessary or proper in order to give complete effect to this Agreement.

(g)Each of the Holder and the Obligor irrevocably appoints CT Corporation System, as its authorized agent in the State of New York upon which process may be served in any such suit or proceedings, and agrees that service of process upon such agent, and written notice of said service to CT Corporation System, by the person serving the same to the addresses listed below, shall be deemed in every respect effective service of process upon the Holder or the Obligor, as applicable, in any such suit or proceeding.

If to the Obligor:

●

If to the Holder:

●

Each of the Holder and the Obligor further agrees to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect for a period of ten years from the date of this Agreement.

IN WITNESS WHEREOF, the Obligor and the Holder each have caused this Agreement to be duly executed.

●

by
Name: ■
Title: ■

●

by
Name: ■
Title: ■

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – SCHEDULE “H”

SCHEDULE “H”
JOINDER AGREEMENT

JOINDER AGREEMENT

THIS JOINDER AGREEMENT, dated as of                         , 20 (this “Agreement”), by and among [NEW LENDERS] (each a “New Lender” and collectively the “New Lenders”), VIDÉOTRON LTÉE (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto, Royal Bank of Canada, as Agent (in such capacity, the “Agent”).

RECITALS:

WHEREAS reference is hereby made to the Amended and Restated Credit Agreement dated as of February 26, 2025 entered into among, inter alios, Vidéotron Ltée, as Borrower, the financial institutions party thereto from time to time, as Lenders, and Royal Bank of Canada, as Agent (as amended, supplemented, restated, replaced or otherwise modified at any time and from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among the Lenders party thereto from time to time and the Agent; and

WHEREAS subject to the terms and conditions of the Credit Agreement, the Borrower may increase the existing Commitments by obtaining New Commitments and entering into one or more Joinder Agreements with the New Lenders.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Each New Lender party hereto hereby agrees to commit to provide its respective New Commitment as set forth on Schedule “A” annexed hereto, on the terms and subject to the conditions set forth below:

Each New Lender (i) confirms that it has received a copy of the Credit Agreement and the other Credit Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Joinder Agreement (this “Agreement”); (ii) agrees that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – SCHEDULE “H” – PAGE 2.

Each New Lender hereby agrees to make its Commitment on the following terms and conditions:

1.

New Lenders. Each New Lender acknowledges and agrees that upon its execution of this Agreement, such New Lender shall become a “Lender” under, and for all purposes of, the Credit Agreement and the other Credit Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder.

2.	Credit Agreement Governs. Except as set forth in this Agreement, New Advances shall otherwise be subject to the provisions of the Credit Agreement and the other Credit Documents.
3.	The Borrower’s Certifications. By its execution of this Agreement, each of the undersigned officers, to the best of his or her knowledge, and the Borrower hereby certify that:
i.

The representations and warranties contained in the Credit Agreement and the other Credit Documents are true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true and correct in all material respects on and as of such earlier date;

ii.	No event has occurred and is continuing or would result from the addition of the Commitments from the New Lenders as contemplated hereby that would constitute a Default or an Event of Default;
iii.	The Borrower has performed in all material respects all agreements and satisfied all conditions required to be performed or satisfied by it under the Credit Agreement on or before the date hereof; and
iv.

After giving effect to this Joinder Agreement and the aggregate new Commitments, the Borrower is (and will be on a pro forma basis) in compliance with the financial tests described in Section 12.11 of the Credit Agreement.

4.	The Borrower’s Covenants. By its execution of this Agreement, the Borrower hereby covenants that:
i.	The Borrower shall make all payments required pursuant to the Credit Agreement in connection with the New Commitments, including the payment of any fees in respect of such New Commitment; and

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – SCHEDULE “H” – PAGE 3.

ii.	The Borrower shall deliver or cause to be delivered the legal opinions and documents required pursuant to subsection 2.4.3 of the Credit Agreement.
5.	Notice. For purposes of the Credit Agreement, the initial notice address of each New Lender shall be as set forth below its signature below.
6.	Recording of the New Loans. Upon execution and delivery hereof, the Agent will record the New Advances made by New Lenders in the Register.
7.

Amendment, Modification and Waiver. This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

8.

Entire Agreement. This Agreement, the Credit Agreement and the other Credit Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

9.	Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and shall be construed and enforced in accordance with, the laws of the province of Quebec.
10.

Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

11.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

[Remainder of page intentionally left blank]

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – SCHEDULE “H” – PAGE 4.

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Joinder Agreement as of [      ,             ].

[NAME OF NEW LENDER]

By:
Name:
Title:

Notice Address:

Attention:
Telephone:
Facsimile:

VIDÉOTRON LTÉE

By:
Name:
Title:

By:
Name:
Title:

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – SCHEDULE “H” – PAGE 5.

ROYAL BANK OF CANADA as Agent

By:
Name:
Title:

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – SCHEDULE “H”

SCHEDULE A

TO JOINDER AGREEMENT

Name of Lender	Type of Commitment	Amount
[ ]	New Commitment	$

Total: $

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – SCHEDULE “I”

SCHEDULE “I”

NOTICE OF CONVERSION OR ROLLOVER

TO:	ROYAL BANK OF CANADA, as Agent

FROM:	VIDÉOTRON LTÉE	DATE:

1)This notice of conversion or rollover is delivered to you pursuant to the Amended and Restated Credit Agreement dated as of February 26, 2025 entered into among, inter alios, Vidéotron Ltée, as Borrower, the financial institutions party thereto from time to time, as Lenders, and Royal Bank of Canada, as Agent (as amended, supplemented, restated, replaced or otherwise modified at any time and from time to time, the “Credit Agreement”). All defined terms set forth in this notice of conversion or rollover shall have the respective meanings set forth in the Credit Agreement.

2)We hereby request the [conversion] [rollover] of the Advance under the Revolving Facility Tranche A described below, the whole as indicated in the table below, such [conversion] [rollover] to occur on                : [            : Delete paragraph 2 and table if not applicable]

From: (Original Advance)	To: ([Converted][Rollover] Advance)
Date of Advance:	Date of Advance:
Amount of Advance:	Amount of Advance:
Currency of Advance ($ or US$):	Currency of Advance ($ or US$):
Type of Advance:	Type of Advance:
Interest Period(s) (if any):	Interest Period(s) (if any):
Maturity Date(s) (if applicable):	Maturity Date(s) (if applicable):

3)We hereby request the [conversion] [rollover] of the Advance under the Revolving Facility Tranche B described below, the whole as indicated in the table below, such [conversion] [rollover] to occur on               : [NOTE: Delete paragraph 3 and table if not applicable]

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – SCHEDULE “I” – PAGE 2

From: (Original Advance)	To: ([Converted][Rollover] Advance)
Date of Advance:	Date of Advance:
Amount of Advance:	Amount of Advance:
Currency of Advance ($ or US$):	Currency of Advance ($ or US$):
Type of Advance:	Type of Advance:
Interest Period(s) (if any):	Interest Period(s) (if any):
Maturity Date(s) (if applicable):	Maturity Date(s) (if applicable):

4)We hereby request the [conversion] [rollover] of the Advance under the Term Facility Tranche B described below, the whole as indicated in the table below, such [conversion] [rollover]to occur on               .

[The [Converted][Rollover] Advance includes an FX Fluctuation Adjustment of            US$] OR [The amount of the [Converted][Rollover] Advance is less than the amount of the original Advance as a result of a Term Facility FX Excess in the amount of             US$. The Borrower will make a partial repayment of the principal amount of the Loan Obligations under Term Facility Tranche B in an amount equal to such excess within 3 Business Days.] [NOTE: Delete paragraph 4 and table if not applicable]

Term Facility Tranche B

From: (Original Advance)	To: ([Converted][Rollover] Advance)
Date of Advance:	Date of Advance:
Amount of Advance:	Amount of Advance:
Currency of Advance ($ or US$):	Currency of Advance ($ or US$):
Type of Advance:	Type of Advance:
Interest Period(s) (if any):	Interest Period(s) (if any):
Maturity Date(s) (if applicable):	Maturity Date(s) (if applicable):

5)We hereby request the [conversion] [rollover] of the Advance under the Term Facility Tranche C described below, the whole as indicated in the table below, such [conversion] [rollover]to occur on   .

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – SCHEDULE “I” – PAGE 3

[The [Converted][Rollover] Advance includes an FX Fluctuation Adjustment of            US$] OR [The amount of the [Converted][Rollover] Advance is less than the amount of the original Advance as a result of a Term Facility FX Excess in the amount of           US$. The Borrower will make a partial repayment of the principal amount of the Loan Obligations under Term Facility Tranche C in an amount equal to such excess within 3 Business Days.] [NOTE: Delete paragraph 5 and table if not applicable]

Term Facility Tranche C

From: (Original Advance)	To: ([Converted][Rollover] Advance)
Date of Advance:	Date of Advance:
Amount of Advance:	Amount of Advance:
Currency of Advance ($or US$):	Currency of Advance ($or US$):
Type of Advance:	Type of Advance:
Interest Period(s) (if any):	Interest Period(s) (if any):
Maturity Date(s) (if applicable):	Maturity Date(s) (if applicable):

7)We have understood the provisions of the Credit Agreement which are relevant to the furnishing of this notice of conversion or rollover. To the extent that this notice of conversion or rollover evidences, attests or confirms compliance with any covenants or conditions precedent provided for in the Credit Agreement, we have made such examination or investigation as was, in our opinion, necessary to enable us to express an informed opinion as to whether such covenants or conditions have been complied with.

8)	WE HEREBY CERTIFY THAT, in our opinion, as of the date hereof:

(a)All of the representations and warranties of the Borrower contained in Article 11 of the Credit Agreement (except where qualified in Article 11 as being made as at a particular date) are true and correct on and as of the date hereof as though made on and as of the date hereof.

(b)nothing has occurred since December 31, 2023 which would constitute a Material Adverse Change.

(c)No Event of Default has occurred and no Default has occurred and is continuing.

Yours truly,

AMENDED AND RESTATED CREDIT AGREEMENT (2025) – SCHEDULE “I” – PAGE 4

VIDÉOTRON LTÉE

Per:

Title: